EXHIBIT 10(e)

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is entered into as of April 4, 2004 (the “Effective Date”) between Motorola, Inc., a Delaware corporation (“Motorola”), and Freescale Semiconductor, Inc., a Delaware corporation (“Freescale”). Capitalized terms used in this Agreement and not otherwise defined will have the meanings ascribed to such terms in Article 1 of this Agreement or in that certain Master Separation and Distribution Agreement between Motorola and Freescale dated as of April 4, 2004 (the “Master Separation and Distribution Agreement”).

RECITALS

WHEREAS, Motorola has determined that it would be appropriate and desirable to separate the SPS Business from Motorola;

WHEREAS, in connection with the separation of the SPS Business from Motorola, Motorola desires to contribute or otherwise transfer, and to cause certain of its Subsidiaries to contribute or otherwise transfer, certain Assets and Liabilities associated with the SPS Business, including the stock or other equity interests of certain of Motorola’s Subsidiaries dedicated to the SPS Business, to Freescale and certain of Freescale’s Subsidiaries (the “Contribution”);

WHEREAS, Freescale and its Subsidiaries desire to receive (and Motorola is willing to grant to Freescale and its Subsidiaries) certain rights under Patents and Non-Patent Intellectual Property retained and owned by Motorola or its Subsidiaries on or after the Effective Date, and Motorola and its Subsidiaries desire to receive (and Freescale is willing to grant to Motorola and its Subsidiaries) certain rights under Patents and Non-Patent Intellectual Property Rights owned by Freescale or its Subsidiaries on or after the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1 “Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” (within the meaning of the Securities Act), such specified Person; provided, however, that for purposes of this Agreement, unless this Agreement expressly provides otherwise, the determination of whether a Person is an Affiliate of another Person will be made assuming that no member of the Motorola Group is an Affiliate of any member of the Freescale Group.

1.2 “Change of Control” means the acquisition of at least fifty percent (50%) of the outstanding voting power of a party to this Agreement by another Person by means of any transaction or series of related transactions including, without limitation, any reorganization, merger, consolidation or tender offer, except where such party’s shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction together hold at least fifty percent (50%) of the outstanding voting power of the surviving or acquiring Person in such transaction. Notwithstanding the foregoing or anything in this Agreement to the contrary, neither the IPO nor Distribution will constitute a Change of Control for purposes of this Agreement.

1.3 “Copyrights” means: (a) any rights in original works of authorship fixed in any tangible medium of expression as set forth in the United States Copyright Act, 17 U.S.C. § 101 et. seq.; (b) all registrations and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world; and (d) all rights in and to any of the foregoing.

1.4 “Confidential Information” has the meaning set forth in Section 7.1 (Confidential Information).

1.5 “Corporation Technology” means any and all Technology that exists as of the Effective Date and that, immediately prior to the Effective Date, was owned by Motorola or any of its Affiliates, including any of its business units and divisions. The term includes any and all Technology owned or controlled by any Motorola Affiliate under which Motorola has the right to grant any of the licenses and rights of the type and on the terms granted in this Agreement.

1.6 “Damages” means all losses, claims, demands, damages, Liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on a balance sheet.

1.7 “Derivative(s)” means: (a) for copyrightable or copyrighted material, any translation (including translation into other computer languages), port, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted or which would otherwise constitute a derivative work under the United States Copyright Act; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret law, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret law.

1.8 “Development System” means an assembly of one or more Packaged Devices (as defined in Supplement C (Glossary of Technical Elements)) that is: (a) produced in limited quantities to demonstrate the capabilities of Freescale Semiconductor Products; and (b) not an end user product and is not provided for resale; provided, however, that such an assembly will not be deemed to be provided for resale solely due to Freescale’s distribution of such assembly directly or indirectly through distributors for demonstration purposes only.

1.9 “Distribution” has the meaning ascribed to such term in the Master Separation and Distribution Agreement.

1.10 “Essential Patent Claims” means the claims of the Motorola Patents set forth on Exhibit B as well as all other Motorola IC Patent Claims: (a) to the extent that infringement of such claims cannot be avoided in remaining compliant with the Wireless Standards, including optional implementations thereof provided for in the Wireless Standards, on technical grounds (but not commercial grounds) taking into account normal technical practice and the state of the art generally available at the time of standardization; or (b) that a member of the Motorola Group has certified, declared or otherwise identified to a standards organization or other public subscription system as being claims that cannot be avoided in remaining compliant with Wireless Standards (as further set forth in subsection (a) above) including, for example, Motorola IC Patent Claims of Patents identified on the website of a standard organization as Patents essential to compliance with a Wireless Standard.

1.11 “First Commercially Offered” means, with respect to a Freescale Wireless Semiconductor Product, the first instance in which a member of the Freescale Group has made available for sampling working Freescale Wireless Semiconductor Products that meet the applicable design specification.

1.12 “Freescale Equipment Patent Claims” means claims of any Freescale Patent other than a Freescale IC Patent Claim.

1.13 “Freescale Group” means Freescale, and each Affiliate of Freescale, including each Person that Freescale directly or indirectly controls (within the meaning of the Securities Act) immediately after the Effective Date, and each other Person that becomes an Affiliate of Freescale after the Effective Date.

1.14 “Freescale IC Patent Claims” means claims of any Freescale Patent to the extent that such claims cover any one or more: (a) Semiconductor Product; (b) method of manufacturing a Semiconductor Product; or (c) Manufacturing Apparatus (as defined in Supplement C (Glossary of Technical Elements)) or method of using or manufacturing a Manufacturing Apparatus.

1.15 “Freescale Indemnified Product” has the meaning set forth in Section 5.3(a) (Obligation to Defend).

1.16 “Freescale Patent” means all Patents other than Motorola Patents, filed for or issued anywhere in the world, that are owned or controlled by any member of the Freescale Group and issued on, or claiming priority from, an application filed anywhere in the world prior to the one (1) year anniversary of the Effective Date, including all Patents assigned to Freescale pursuant to that certain Intellectual Property Assignment Agreement between Motorola and Freescale dated on or about the Effective Date; and with respect to which and to the extent that any member of the Freescale Group has a right, as of the Effective Date or thereafter, to grant the licenses and related rights granted in this Agreement without the payment of royalties or other consideration to third Persons, except for payments to third Persons: (a) for inventions made by said third Persons while engaged by any member of the Freescale Group; and (b) as consideration for the acquisition of such Patents.

1.17 “Freescale Process Technology” means manufacturing process recipes for manufacturing Semiconductor Products and Mask Works developed by or for the Semiconductor Product Sector.

1.18 “Freescale Technology” means any and all portions of Corporation Technology that were developed by or for, or otherwise acquired by the SPS Business and that relate to Semiconductor Products and the SPS Business, including all:

(a) Technology assigned to Freescale pursuant to that certain Intellectual Property Assignment Agreement between Motorola and Freescale dated on or about the Effective Date; and

(b) Technology licensed to or on behalf of the SPS Business that relate to Semiconductor Products and the SPS Business to the extent any member of the Freescale Group has the right to grant the licenses granted in this Agreement without the payment of royalties or other consideration to third Persons, except for payments to third Persons: (i) for Technology made by said third Persons while engaged by any member of the Freescale Group; and (ii) as consideration for the acquisition of intellectual property rights, applications and registrations with respect to such Technology; and

(c) Licensed Freescale Technology (but excluding all Motorola Technology as well as Technology that Freescale developed or acquired on behalf of the Motorola Business including, for example, custom Semiconductor Products for a specific Motorola business sector).

1.19 “Freescale Wireless Semiconductor Product” means a Wireless Semiconductor Product that is sold by Freescale in the merchant market under a Freescale brand as a standard Freescale product.

1.20 “Group” means either the Motorola Group or the Freescale Group, as the context requires.

1.21 “IPO” has the meaning ascribed to such term in the Master Separation and Distribution Agreement.

1.22 “IPO Effective Date” means the date on which the IPO is consummated.

1.23 “Licensed Field” means the practice of Motorola IC Patent Claims in the: (a) transportation and controller fields – including, for example, telematics applications, navigation systems applications, vehicle assistance applications (for example, aids for power steering and on-board electronics) and industrial and consumer applications; and (b) network and computing fields – including, for example, personal computing applications, computer networking applications, gaming applications and handheld computing applications. The Licensed Field does not include the practice of Motorola IC Patent Claims in Semiconductor Products specifically designed for applications in the Wireless Field.

1.24 “Licensed Freescale Product” has the meaning set forth in Section 4.3(f) (Combination Claims Excluded – Licensed Freescale Product).

1.25 “Licensed Freescale Technology” means that Freescale Technology which, at any time prior to the Effective Date, was embodied in or used in connection with the design, development or manufacture of: (a) any product that Motorola offered for sale other than as a reseller or sales agent of the Semiconductor Products Sector (an “Existing Motorola Product”) or

was used in connection with the Motorola Business for the design, development or manufacture of such product; provided, however, that Freescale Technology will not be deemed to have been so used or embodied solely as a result of the incorporation of components or other products obtained from Freescale into an Existing Motorola Product; or (b) any Semiconductor Product that was under development by or for Motorola (other than by the Semiconductor Products Sector) as of the Effective Date and offered for sale by Motorola on or before January 1, 2006.

1.26 “Licensed Motorola Technology” means that Motorola Technology (other than Motorola Restricted Technology) which, at any time prior to the Effective Date: (a) was embodied in or used in connection with the design, development or manufacture of (i) any product that the Semiconductor Products Sector offered for sale other than as a reseller or sales agent of Motorola (an “Existing Freescale Product”) or was used in connection with the SPS Business for the design, development or manufacture of such product; provided, however, that Motorola Technology will not be deemed to have been so used or embodied solely as a result of the incorporation of components or other products obtained from Motorola into an Existing Freescale Product, or (ii) any Semiconductor Product that was under development by or for the Semiconductor Products Sector as of the Effective Date and offered for sale by Freescale on or before January 1, 2006; or (b) was used for the internal administration and operation of the SPS Business (e.g., training materials, operational documentation).

1.27 “Licensed Technology” means Licensed Freescale Technology and/or the Licensed Motorola Technology, as applicable.

1.28 “Mask Work” means: (a) any mask work, registered or unregistered, as defined in 17 U.S.C. §901; (b) all registrations and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world (including, without limitation, semiconductor topography rights); and (d) all rights in and to any of the foregoing.

1.29 “Motorola Equipment Patent Claims” means claims of a Motorola Patent other than Motorola IC Patent Claims (including, without limitation, Essential Patent Claims and Non-Essential Patent Claims).

1.30 “Motorola Group” means Motorola and each Person that is an Affiliate of Motorola (other than any member of the Freescale Group) immediately after the Effective Date, and each other Person that becomes an Affiliate of Motorola after the Effective Date.

1.31 “Motorola IC Patent Claims” means claims of any Motorola Patent to the extent that such claims cover any one or more of the following (as defined in Supplement C (Glossary of Technical Elements)): (a) Circuit; (b) Integrated Circuit Structure; (c) Packaged Device; (d) Semiconductor Element; (e) Semiconductive Material; (f) System; (g) Circuit and System employing an Electrical Method; (h) method of manufacturing any of (a) through (g); or (i) Manufacturing Apparatus or a method of using or manufacturing a Manufacturing Apparatus.

1.32 “Motorola Patent” means all Patents (including reissues and reexaminations thereof) other than Freescale Patents, filed for or issued anywhere in the world, that are owned or controlled by any member of the Motorola Group and issued on, or claiming priority from, an application filed anywhere in the world prior to the one (1) year anniversary of the Effective Date with respect to which and to the extent that any member of the Motorola Group has a right, as of the Effective Date or thereafter, to grant the licenses and related rights granted in this Agreement without the payment of royalties or other consideration to third Persons, except for payments to third Persons: (a) for inventions made by said third Persons while engaged by any member of the Motorola Group or any Affiliate of Motorola; and (b) as consideration for the acquisition of such Patents.

1.33 “Motorola Restricted Technology” means Celestri Satellite Technology, Iridium Satellite Technology, Teledesic Satellite Technology, iDEN Technology, TETRA Technology, APCO25 Technology, ASTRO Technology and MIRS Technology each as further set forth in the attached Supplement A.

1.34 “Motorola Sector Patents” means the Motorola Patents, if any, listed on or otherwise licensed under the following Supplements with respect to the applicable Motorola business sector, Motorola Software or Motorola laboratory: (a) Supplement B1 – Broadband Communications Sector; (b) Supplement B2 – Commercial, Government and Industrial Solutions Sector; (c) Supplement B3 – Global Telecom Solutions Sector/iDEN; (d) Supplement B4 – Integrated Electronic Systems Sector; (e) Supplement B5 – Personal Communications Sector; and (f) Supplement B6 – Motorola Laboratories and Software.

1.35 “Motorola Sector Technology” means the Motorola Technology listed on or otherwise licensed under the following Supplements with respect to the applicable Motorola business sector, Motorola Software or Motorola laboratory: (a) Supplement B1 – Broadband Communications Sector; (b) Supplement B2 – Commercial, Government and Industrial Solutions Sector; (c) Supplement B3 – Global Telecom Solutions Sector/iDEN; (d) Supplement B4 – Integrated Electronic Systems Sector; (e) Supplement B5 – Personal Communications Sector; and (f) Supplement B6 – Motorola Laboratories and Software.

1.36 “Motorola Technology” means any and all portions of Corporation Technology that were developed by or for, or otherwise acquired by the Motorola Business, including all:

(a) Technology licensed to or on behalf of the Motorola Business to the extent any member of the Motorola Group has the right to grant the licenses granted in this Agreement without the payment of royalties or other consideration to third Persons, except for payments to third Persons: (i) for Technology made by said third Persons while engaged by any member of the Motorola Group or any Affiliate of Motorola; and (ii) as consideration for the acquisition of intellectual property rights, applications and registrations with respect to such Technology; and

(b) Licensed Motorola Technology and Motorola Restricted Technology (but excluding all Freescale Technology).

1.37 “Motorola Wireless Patent Claims” means the claims of those Patents set forth on Exhibit A.

1.38 “Non-Essential Patent Claims” means, with respect to a Wireless Semiconductor Product, Motorola IC Patent Claims (other than Essential Patent Claims) to the extent that such claims would be directly infringed by such Wireless Semiconductor Product.

1.39 “Non-Patent Intellectual Property Rights” means all rights in Copyrights, Mask Works, Technology and other intangible property anywhere in the world, and all registrations and applications relating to any of the foregoing and analogous rights thereto anywhere in the world, other than rights in Patents and Trademarks.

1.40 “Patents” means: (a) patents and patent applications, worldwide, including all divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, reexaminations, and extensions thereof and any counterparts worldwide claiming priority therefrom; utility models, design patents, patents of importation/confirmation, and certificates of invention and like statutory rights; and (b) all right in and to any of the foregoing.

1.41 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof. As used in this Agreement, the term “third Person(s)” means a Person that is neither a party to this Agreement nor an Affiliate of a party to this Agreement.

1.42 “Semiconductor Product” means any one or more of the following items (as defined in Supplement C (Glossary of Technical Elements)), whether or not an item is incorporated in more comprehensive equipment: (a) Circuit; (b) Integrated Circuit Structure; (c) Packaged Device; (d) Semiconductor Element; (e) Semiconductive Material; or (f) Circuits employing an Electrical Method; provided, however, that a “Semiconductor Product” does not include an assembly of more than one Packaged Device.

1.43 “Semiconductor Products Sector” means the business unit of Motorola known as the Semiconductor Products Sector prior to the Effective Date.

1.44 “Semiconductor Software” means all Software owned by Freescale and designed solely for use with, or to design, a Semiconductor Product.

1.45 “Software” means computer programs and systems, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion) including any and all: (a) media on which any of the foregoing is recorded; (b) forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form); and (c) translation, ported versions and modifications of any of the foregoing.

1.46 “SPS Business” means: (a) the businesses and operations conducted by the Semiconductor Products Sector of Motorola and its Affiliates (including, for purposes of this definition, any member of the Freescale Group) prior to the Effective Date, including as described in the IPO Registration Statement; and (b) except as otherwise expressly provided in this Agreement, any terminated, divested or discontinued businesses or operations that at the time of such termination, divestiture or discontinuation exclusively related to the SPS Business (as described in the foregoing clause (a)) as then conducted.

1.47 “Technology” means any and all technical information, Software, specifications, drawings, records, documentation, works of authorship or other creative works, ideas,

knowledge, know-how, trade secrets, invention disclosures or other data including works subject to Copyrights and Mask Works (but does not include Trademarks or Patents).

1.48 “Trademarks” means: (a) trademarks, service marks, logos, trade dress and trade names, and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise); (b) all registrations and applications to register the foregoing anywhere in the world; (c) all goodwill associated therewith; and (d) all rights in and to any of the foregoing.

1.49 “Wireless Equipment” means, collectively or individually, any of the following the function of which is standardized in any of the Wireless Standards (or between which certain interfaces are substantially standardized in any of the Wireless Standards): (a) subscriber terminals (i.e., equipment such as a mobile, transportable or handheld portable unit containing no less than all of the following components: a display, a battery, plurality of keys or other input device, antenna, RF receiver and controller therefore); (b) subscriber modules (i.e., an assembled unit containing no less than all of the following components: an RF receiver, a controller, and necessary interface connections); and (c) infrastructure equipment (i.e., base transceiver stations, base transcoders, base station controllers, mobile service switching centers, operation and maintenance centers, network management centers, location registers, equipment identity registers, authentication centers, test equipment, and equivalent equipment (e.g. radio access network and Node B)).

1.50 “Wireless Field” means the practice of the Motorola IC Patent Claims in Semiconductor Products designed for: (a) wireless telecommunications applications that are compliant with or substantially based upon a Wireless Standard; or (b) broadband wireless communications applications. The Wireless Field does not encompass the practice of Motorola IC Patent Claims in products and components (such as certain multipurpose or programmable products and components) that can be used in applications for the Wireless Field but are not specifically designed for such use.

1.51 “Wireless Semiconductor Product” means a Semiconductor Product specifically designed solely or jointly by or for Freescale for the Wireless Field.

1.52 “Wireless Standards” means: (a) all cellular communication technical specifications adopted as a standard by either a standards development organization (SDO) or a major operator of public subscription systems for in-country requirements (e.g., frequency spectrum availability, interconnection with preexisting telephony networks, etc.), as well as various adjunct protocols to the extent incorporated into such standards, including, but are not limited to, those technical specifications for digital radiotelephone service: (i) promulgated by ETSI and known as the GSM, Pan-European Digital Cellular radiotelephone service (including Personal Communications Network services, presently known as DCS1800 and in the United States PCS1900); (ii) promulgated in the United States by the Telecommunications Industry Association/Electronic Industries Associates (TIA/EIA) and presently known as AMPS (Advanced Mobile Phone System), NAMPS (Narrowband AMPS), TDMA Cellular/PCS – Radio Interface Interim Standards IS-136, IS-137 and IS-138 (including IS-54, IS-55 and IS-56 and PCS 1900 standards JSTD-009, JSTD-010 and JSTD-011); (iii) promulgated by ARIB (formerly RCR) and known as PDC (Personal Digital Cellular); (iv) promulgated by the TIA and known as

IS-95 IS-95B, RTT MC 1X and 1X Plus and 1Xtreme Code Division Multiple Access services; (v) third generation (3G) cellular standards currently under development and known by such designations including 3GPP, UMTS, WCDMA and CDMA2000; and (vi) fourth generation (4G) cellular communication standards; and (vii) various derivations thereof that do not fundamentally alter the character thereof (e.g., wireless air-interface, framing structure, control, call set-up and connection management); and (b) all technical specifications promulgated or currently under development and known as IEEE 802 wireless network standards (including any and all international versions thereof).

2.	TECHNOLOGY ACCESS AND KNOWLEDGE TRANSFER

2.1 Access and Transfer. During the period beginning on the Effective Date and ending on June 1, 2005 (the “Transfer Period”), each party has the right to access and to copy any and all portions of the Licensed Technology in the possession of the other party in accordance with a reasonable request and schedule to be mutually agreed upon by the parties. All costs associated with the assembling, copying and delivering of such Licensed Technology will be borne by the requesting party. Notwithstanding the foregoing, the parties acknowledge and agree that except to the extent otherwise expressly stated on any of Supplement B1 through Supplement B6: (a) Freescale will have no obligation to deliver, provide or make available to Motorola any Freescale Process Technology; and (b) neither party will have any obligation to deliver, provide or make available to the other party any Technology licensed under any of Supplement B1 through Supplement B6.

2.2 Export Control. Each party agrees it and each member of its Group will comply with all applicable import and export laws, rules and regulations with respect to the transfer of any Technology provided to it under this Agreement. Without limiting the generality of the foregoing, each party acknowledges and agrees that such Technology is subject to export controls under the laws and regulations of the United States, including the Export Administration Regulations, 15 C.F.R. Parts 730-774. Each party and the members of its Group will comply strictly with all such United States export controls, and shall not export, re-export, transfer, divert or disclose any Technology provided hereunder, or any direct product thereof, to any destination, end-use or end-user that is prohibited or restricted under such United States export control laws and regulations, except as specifically authorized by the Department of Commerce. If requested by either party, the other party and any other member of such party’s Group agrees to sign written assurances and other export-related documents as may be required for such party or each member of its Group to comply with U.S. export regulations. This Section 2.2 (Export Control) will survive termination of this Agreement for any reason whatsoever.

3.	TECHNOLOGY LICENSE TERMS

3.1 Licensed Freescale Technology Grant. Subject to the restrictions specified in this Section 3.1 (Licensed Freescale Technology Grant), and any additional restrictions set forth in the Supplements hereto, Freescale hereby grants to each member of the Motorola Group under the Freescale Non-Patent Intellectual Property Rights in the Licensed Freescale Technology a personal, worldwide, perpetual, irrevocable, non-exclusive, non-transferable, royalty-free, paid-up right and license to continue to use any Licensed Freescale Technology for the businesses in which any member of the Motorola Group are now or hereafter engaged to: (a) create Derivatives of the Licensed Freescale Technology; and (b) use, reproduce, distribute, perform and display the Licensed Freescale Technology and Derivatives (made pursuant to subsection (a) above) of the Licensed Freescale Technology. Except as expressly set forth in Section 3.3 (Procurement Rights), no right is granted hereunder to any member of the Motorola Group to sublicense or disclose any of the Licensed Freescale Technology to any third Person, other than the sublicensing of Software in object code form in connection with the sale of products or services of the Motorola Group.

3.2 Licensed Motorola Technology Grant. Subject to the restrictions specified in this Section 3.2 (Licensed Motorola Technology Grant), and any additional restrictions set forth in the Supplements hereto, Motorola hereby grants to each member of the Freescale Group under the Motorola Non-Patent Intellectual Property Rights in the Licensed Motorola Technology a personal, worldwide, perpetual, irrevocable, non-exclusive, non-transferable, royalty-free, paid-up right and license to continue to use any Licensed Motorola Technology for the businesses in which any member of the Freescale Group are now or hereafter engaged to: (a) create Derivatives of the Licensed Motorola Technology; and (b) use, reproduce, distribute, perform and display the Licensed Motorola Technology and Derivatives (made pursuant to subsection (a) above) of the Licensed Motorola Technology. Except as expressly set forth in Section 3.3 (Procurement Rights), no right is granted hereunder to any member of the Freescale Group to sublicense or disclose any of the Licensed Motorola Technology to any third Person, other than the sublicensing of Software in object code form in connection with the sale of products or services of the Freescale Group.

3.3 Procurement Rights.

(a) Subject to the restrictions in this Article 3 (Technology License Terms), and without limiting its other rights hereunder, each party and each member of its Group may sublicense and disclose to any of its suppliers, prospective suppliers or third Person joint developers (under appropriate joint development agreements) the Licensed Technology of the other party solely to the extent reasonably necessary for the procurement by such party of components, subsystems, subassemblies, products and/or services of the businesses of such party. Such disclosure and/or license may only be made for a bona fide business purpose for the benefit of a party hereto.

(b) Each party agrees that it will not make any portion of Licensed Technology of the other party available to any such supplier, prospective supplier, or joint developer except under terms and conditions (including confidentiality, use and disclosure restrictions) normally used by such party to protect its own intellectual property and proprietary information of a similar nature.

(c) The rights granted hereunder to each of the parties under this Section 3.3 (Procurement Rights) or otherwise under this Agreement, may not be exercised by either party in a manner such that the exercise of such party’s procurement rights is a sham to effect the licensing of the Licensed Technology of the other party or any portion thereof, to a third Person and not for bona fide business purposes of such party.

(d) Each party agrees that prior to the disclosure of any portion of Licensed Technology of the other party under this Section 3.3 (Procurement Rights), it shall expunge all extraneous proprietary information of the other party.

(e) Nothing in this Section 3.3 (Procurement Rights), will be construed to obligate either party to transfer or provide technical assistance to third Persons with respect to the Technology that it has licensed to the other party under this Agreement.

3.4 Restricted and Sector Technology. Notwithstanding anything to the contrary in this Article 3 (Technology License Terms): (a) each member of the Freescale Group only has the applicable licenses set forth on Supplement B1 – Supplement B6, for the applicable Motorola Sector Technology described therein; and (b) no member of the Freescale Group has any right or license under this Agreement with respect to any of the Motorola Restricted Technology except if and to the extent such right or license is expressly set forth in Supplement B1 – Supplement B6.

3.5 Assignment of Technology Licenses. The licenses granted to the members of the Freescale Group under Section 3.2 (Licensed Motorola Technology Grant) and Section 3.4 (Restricted and Sector Technology) are assignable by Freescale only to the acquirer of all or substantially all of the assets of the SPS Business, and provided that: (a) all such licenses are assigned together (i.e., concurrently and to the same assignee); (b) the assignee expressly assumes in writing acceptable to Motorola all obligations and limitations under this Agreement with respect to such licenses; and (c) such assigned licenses may be exercised by the assignee only in connection with (i) the operation of the SPS Business, the Semiconductor Products and assets of Freescale so sold or disposed of, and (ii) with the authorization or approval of any governmental authority as then may be required. Subject to the foregoing, the Technology rights and licenses granted above shall continue in accordance their terms with respect to the assignee as further set forth in Section 9.2(c). Any assignment or attempted assignment in violation of the foregoing will be null and void.

4.	PATENT LICENSE AND NON-ASSERT

4.1 Freescale General Patent Terms.

(a) License (Equipment Patent Claims) – Freescale hereby grants to each member of the Motorola Group a personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license under Freescale Equipment Patent Claims to make, have made, use, sell, offer for sale, and import and otherwise dispose of any products designed substantially by or for any member of the Motorola Group, except Semiconductor Products.

(b) License (IC Patent Claims) – Freescale hereby grants to each member of the Motorola Group a personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license under Freescale IC Patent Claims to: (i) use and have made Semiconductor

Products designed substantially by or for any member of the Motorola Group; and (ii) sell, offer for sale, and import and otherwise dispose of equipment offered for sale by a member of the Motorola Group that incorporates Semiconductor Products so made.

(c) Covenant Not to Assert – Freescale hereby grants a personal, worldwide, non-exclusive, non-transferable covenant that no member of the Freescale Group will assert any Freescale IC Patent Claims against any member of the Motorola Group or their respective customers or distributors for using, having made, selling, importing or offering for sale any Semiconductor Products embodied in a Motorola product; provided, however, that the aforementioned covenant will not apply to any stand-alone Semiconductor Product component offered for sale or sold as a product except to the extent offered to an equipment manufacturer for use in a Motorola product.

(d) Combination Claims Excluded (Licensed Motorola Product) – The licenses granted in this Section 4.1 (Freescale General Patent Terms) include licenses to convey to any customer of any member of the Motorola Group with respect to Motorola products that are sold or leased by any member of the Motorola Group to such customer, rights to use and resell such products as sold or leased by any member of the Motorola Group; provided, however, that no rights may be conveyed to customers with respect to any claim of a Freescale Patent that is: (i) directed to a combination of a Motorola product with any other product (including any other Motorola products); (ii) directed to a method or process other than a method or process the inventive steps of which are implemented primarily by a Motorola product in the operation of such product, and (iii) directed to a method or process involving the use of a Motorola product to manufacture any other product or to test any such manufactured product.

4.2 Freescale Supplier Patent Covenants.

(a) Covenant Not to Assert (Supplier Incorporated Motorola Technology) – Freescale hereby grants a personal, worldwide, non-exclusive, non-transferable covenant that no member of the Freescale Group will assert any Freescale Patent against any supplier or vendor to any member of the Motorola Group for making, having made, selling, importing or offering for sale any product supplied to any member of the Motorola Group to the extent the alleged infringement relates solely to Motorola Technology incorporated into such product.

(b) Covenant Not to Assert (Motorola Purchased Products) – Freescale hereby grants a personal, worldwide, non-exclusive, non-transferable covenant that no member of the Freescale Group will assert any Freescale IC Patent Claims against third Persons selling Semiconductor Products to any member of the Motorola Group for direct infringement of the Freescale IC Patent Claims by such Semiconductor Products sold for use in Motorola products; provided, however, that the foregoing covenant will not apply if:

(i) any member of the Freescale Group is asserting Freescale IC Patent Claims in conjunction with the Freescale Group’s general portfolio of Patents against such third Person;

(ii) any member of the Freescale Group is asserting such Freescale IC Patent Claims in a patent cross-licensing negotiation to obtain licenses under the third Person’s semiconductor patents for Freescale Semiconductor Products in response to such third Person’s claim or demand that such a license is required and, if such third Person declines to take a license to such Freescale IC Patent Claims, also where any member of the Freescale Group subsequently files a lawsuit against such third Person for infringement of such Freescale IC Patent Claims; provided, however, that (A) the applicable member(s) of the Freescale Group agree not to seek an injunction against the continued sale by the third Person of such Semiconductor Products to any member of the Motorola Group; and (B) members of the Freescale Group may seek monetary damages for such infringement; or

(iii) Such third Person has a written agreement with any member of the Freescale Group in which such third Person has licensed the Freescale IC Patent Claims or in which such third Person may elect to receive a license to such Freescale IC Patent Claims.

(c) License Offer (Resold Custom Products) - Freescale agrees that if a third Person selling Semiconductor Products designed substantially by or for any member of the Motorola Group requests a license from Freescale under the Freescale IC Patent Claims, Freescale will offer to license such claims on fair and reasonable terms and conditions (including payment of royalties or other payments in consideration for such license) to be negotiated between Freescale and such third Person in good faith. For clarity, if such third Person refuses to accept such terms and conditions for a license under the relevant Freescale IC Patent Claims during a commercially reasonable negotiation period, then members of the Freescale Group will be free to exercise legal rights otherwise available to them under the relevant Freescale IC Patent Claims.

4.3 Motorola General Patent Terms.

(a) License (IC Patent Claims) – Motorola hereby grants to each member of the Freescale Group a personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license under Motorola IC Patent Claims to make, have made, use, sell, offer for sale, import and otherwise dispose of Semiconductor Products, Semiconductor Software and Manufacturing Apparatus in the Licensed Field.

(b) License (Motorola Wireless Patent Claims) – Motorola hereby grants to each member of the Freescale Group a personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license under Motorola Wireless Patent Claims to make, have made, use, sell, offer for sale, import and otherwise dispose of Freescale Wireless Semiconductor Products and Manufacturing Apparatus.

(c) License (Development Systems) – Motorola hereby grants to each member of the Freescale Group a personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license under Motorola Equipment Patent Claims to make, have made, use, sell, offer for sale, import and otherwise dispose of Development Systems.

(d) Covenant Not to Assert (Wireless Semiconductor Product) – Motorola hereby grants a personal, worldwide, non-exclusive, non-transferable covenant that no member of the Motorola Group will assert any Motorola Patents against any member of the Freescale

Group or their respective distributors for making, having made, using, selling, importing or offering for sale Wireless Semiconductor Products.

(e) Covenant Not to Assert (Foundry Service Rights) — Motorola hereby grants a personal, worldwide, non-exclusive, non-transferable covenant that no member of the Motorola Group will assert any Motorola IC Patent Claims against any member of the Freescale Group or their respective distributors for: (i) making Semiconductor Products designed solely or jointly by or for a third Person, and (ii) selling, offering to sell, importing or otherwise disposing of such Semiconductor Products solely to such third Person.

(f) Combination Claims Excluded (Licensed Freescale Products) — The licenses granted in this Section 4.3 (Motorola General Patent Terms) include licenses to convey to any customer of any member of the Freescale Group, with respect to Manufacturing Apparatus, Development System, Semiconductor Products, Semiconductor Software and Freescale Wireless Semiconductor Products (collectively, the “Licensed Freescale Products”) which are sold or leased by any member of the Freescale Group to such customer, rights to use and resell such products as sold or leased by any member of the Freescale Group; provided, however, that no rights may be conveyed to customers with respect to any claim of a Motorola Patent which is: (i) directed to a combination of a Licensed Freescale Product with any other product (including any other Licensed Freescale Products); (ii) directed to a method or process other than a method or process the inventive steps of which are implemented primarily by a Licensed Freescale Product in the operation of such product; or (iii) directed to a method or process involving the use of a Licensed Freescale Product to manufacture any other product and to test any such manufactured product.

4.4 Motorola Customer Patent Covenants.

(a) Non-Essential Patent Covenants – Motorola hereby grants a personal, worldwide, non-exclusive, non-transferable covenant that:

(i) for a period of five (5) years after the Effective Date (the “Wireless Transition Period”) no member of the Motorola Group will assert Non-Essential Patent Claims against a third Person purchasing Freescale Wireless Semiconductor Products from any member of the Freescale Group or its distributors for direct infringement of such Non-Essential Patent Claims by Freescale Wireless Semiconductor Products sold by any member of the Freescale Group to such third Person and incorporated by such third Person into Wireless Equipment; and

(ii) no member of the Motorola Group will assert Non-Essential Patent Claims against a third Person purchasing Freescale Wireless Semiconductor Products from any member of the Freescale Group or its distributors for direct infringement of such Non-Essential Patent Claims by any Freescale Wireless Semiconductor Product sold after the Wireless Transition Period that was First Commercially Offered by any member of the Freescale Group prior to June 1, 2006 (the “Wireless Transition Products”) and incorporated by such third Person into Wireless Equipment;

provided, however, that the foregoing covenants shall not apply: (A) where the applicable third Person has a written agreement as of the Effective Date with any member of the Motorola Group in which such third Person has licensed Non-Essential Patent Claims or in which such third Person may elect to receive a license to such Non-Essential Patent Claims; or (B) to a product design or portion thereof provided by such third Person and embodied in the Freescale Wireless Semiconductor Product (by way of example and not limitation, the manufacturing process employed by Freescale and any ASIC library tool or standard cell of Freescale that is incorporated into a Freescale Wireless Semiconductor Product shall be within the scope of the non-assert, while a circuit or logic design provided by the third Person and embodied in such Freescale Wireless Semiconductor Product shall be outside the scope of the non-assert).

(b) Non-Essential Patent Covenant Termination – Without limiting anything in this Article 4 (Patent License and Non-Assert) the covenants set forth in Section 4.4(a) (Non-Essential Patent Covenants) shall automatically terminate with respect to a third Person in response to such third Person’s: (i) claim or demand that a license is required under any of its Patents; or (ii) seeking a declaratory judgment of invalidity or non-infringement with respect to any Patent of any member of the Motorola Group. For clarification, a third Person’s assertion of a claim or demand of a Patent against a member of the Motorola Group in response to a member of the Motorola Group first asserting Essential Patent Claims against such third Person will not cause the covenants in Section 4.4(a) (Non-Essential Patent Covenants) to terminate, unless and until such third Person asserts in litigation a claim of patent infringement against any member of the Motorola Group.

(c) Non-Essential Patent Covenant Damages – The parties agree that:

(i) upon termination of the covenants set forth in Section 4.4(a) (Non-Essential Patent Covenants) pursuant to Section 4.4(b) (Non-Essential Patent Covenant Termination), members of the Motorola Group may seek damages from the applicable third Person for infringement of Non-Essential Patent Claims; provided, however, that no damages will accrue with respect to accused Wireless Equipment that incorporates a Freescale Wireless Semiconductor Product and that is sold by such third Person prior to the termination of such covenants as set forth in Section 4.4(b) (Non-Essential Patent Covenant Termination); and

(ii) except to the extent otherwise limited by the covenant set forth in Section 4.4(a)(ii), upon expiration of the covenant set forth in Section 4.4(a)(i), members of the Motorola Group may seek damages from applicable third Persons for infringement of Non-Essential Patent Claims; provided, however that no damages will accrue with respect to any accused Wireless Equipment that is sold by such third Person prior to the expiration of the Wireless Transition Period set forth in Section 4.4(a)(i).

(d) Non-Essential Patent Covenant Assertions – Notwithstanding anything in this Agreement to the contrary, after the expiration of the Wireless Transition Period it shall not constitute a breach of the covenant set forth in Section 4.4(a)(ii) if a member of the Motorola Group asserts a Non-Essential Patent Claims against a third Person purchasing Freescale Wireless Semiconductor Products from any member of the Freescale Group or its distributors for direct infringement of such Non-Essential Patent Claims by any Wireless Transition Products incorporated into Wireless Equipment; provided, however, that such member of the Motorola Group ceases to assert such Non-Essential Patent Claims with respect to Wireless Equipment for which Freescale provides Motorola sufficient documentation that the Freescale Wireless Semiconductor Product incorporated therein is a Wireless Transition Product.

4.5 Assignment of Patent Rights.

(a) The licenses granted to the members of the Freescale Group under Section 4.3(a) (License – IC Patent Claims), Section 4.3(b) (License – Motorola Wireless Patent Claims) and Section 4.3(c) (License – Development Systems) are assignable by Freescale only to the acquirer of all or substantially all of the assets of the SPS Business, and provided that: (i) all such licenses are assigned together (i.e., concurrently and to the same assignee); (ii) the assignee expressly assumes in writing acceptable to Motorola all obligations and limitations under this Agreement with respect to such licenses; and (iii) such assigned licenses may be exercised by the assignee only in connection with (A) the operation of the SPS Business, the Semiconductor Products and assets of Freescale so sold or disposed of, and (B) with the authorization or approval of any governmental authority as then may be required. Further, the rights and licenses in favor of the assignee will be the same as those as set forth in Section 9.2(a) as applicable, depending on whether the assignor remains a separately identifiable business.

(b) Freescale may not assign any of its rights or privileges under Section 4.4 (Motorola Customer Patent Covenants) or Section 4.3(d) (Covenant Not to Assert – Wireless Semiconductor Product) without the prior written consent of Motorola which consent may be withheld in its sole and absolute discretion. The covenants not to sue as well as the rights and obligations of Section 4.4 (Motorola Customer Patent Covenants) and Section 4.3(d) (Covenant Not to Assert – Wireless Semiconductor Product) are personal and will not be assignable or transferable in the event of a Change of Control of Freescale (whether by operation of law or otherwise), without Motorola’s prior written consent, which consent may be withheld in its sole and absolute discretion.

(c) Any assignment or attempted assignment in violation of the foregoing will be null and void.

(d) If any member of the Motorola Group or Freescale Group, respectively, assigns to a third Person any Motorola Patent or Freescale Patent that is otherwise subject to any of the licenses or covenants set forth in Article 4 (Patent License and Non-Assert) then: (i) notwithstanding such assignment, such assigned Motorola Patent or Freescale Patent, as applicable, shall remain subject to the applicable licenses and covenants set forth in Article 4 (Patent License and Non-Assert); and (ii) the assigning party shall notify the third Person assignee that the assigned Motorola Patent or Freescale Patent, as applicable, shall remain subject to the applicable licenses and covenants set forth in Article 4 (Patent License and Non-Assert).

4.6 Sector Patent License. Notwithstanding anything to the contrary in this Article 4 (Patent License and Non-Assert), each member of the Freescale Group only has the applicable licenses set forth on Supplement B1 – Supplement B6, for the applicable Motorola Sector Patents, if any.

4.7 Term of Patent Licenses and Covenants. Except as expressly set forth above, the term of the licenses and covenants granted under this Article 4 (Patent License and Non-Assert), are for the lives of the applicable Patents unless earlier terminated in accordance with this Agreement.

4.8 Motorola Restricted Technology. Notwithstanding anything to the contrary in this Article 4 (Patent License and Non-Assert), no member of the Freescale Group has any right or license under this Agreement with respect to any Patents related to the Motorola Restricted Technology except if and to the extent such right or license is expressly set forth in Supplement B1 – Supplement B6.

4.9 Non-Exhaustion of Patents.

(a) For the avoidance of doubt, Freescale agrees that the covenants not to sue of Section 4.3(d) (Covenant Not to Assert — Wireless Semiconductor Product) and Section 4.4 (Motorola Customer Patent Covenants): (i) extend only to the members of the Freescale Group and their respective distributors; (ii) do not constitute a license; and (iii) do not constitute an unconditional sale or a consent to an unconditional sale by Freescale that would exhaust Motorola’s patent rights as to third parties with respect to any Motorola Patent that is incorporated into, or would otherwise be infringed by the use of Wireless Semiconductor Products. In the event that, despite the parties’ intent, under the laws of any jurisdiction covenants not to sue of the nature provided in Section 4.3(d) (Covenant Not to Assert — Wireless Semiconductor Product) or Section 4.4 (Motorola Customer Patent Covenants) would exhaust Motorola’s patent rights in any country, then Motorola and Freescale agree to meet promptly to negotiate in good faith a mutually acceptable substitute provision for such jurisdictions.

(b) For the avoidance of doubt, Motorola agrees that the covenants not to sue of Section 4.1(c) (Covenant Not to Assert) and Section 4.2 (Freescale Supplier Patent Covenants): (ii) extend only to the members of the Motorola Group and their respective customers or distributors; (ii) do not constitute a license; and (iii) do not constitute an unconditional sale or a consent to an unconditional sale by Motorola that would exhaust Freescale’s patent rights as to third parties with respect to any Freescale Patent that is incorporated into, or would otherwise be infringed by the manufacture or sale of Semiconductor Products or any other product. In the event that, despite the parties’ intent, under the laws of any jurisdiction covenants not to sue of the nature provided in Section 4.1(c) (Covenant Not to Assert) or Section 4.2 (Freescale Supplier Patent Covenants) would exhaust Freescale’s patent rights in any country, then Freescale and Motorola agree to meet promptly to negotiate in good faith a mutually acceptable substitute provision for such jurisdictions.

5.	RETENTION, MAINTENANCE AND DEFENSE OF RIGHTS

5.1 Retained Rights. Neither party grants any license (or makes any covenant not to assert) other than as expressly set forth in Article 3 (Technology License Terms), Article 4 (Patent License and Non-Assert) and Supplements B1 thought Supplement B6. Subject only to such licenses and covenants, each party retains all right, title and interest (including all Patents and Non-Patent Intellectual Property Rights), in and to its respective Technology, Patents and Non-Patent Intellectual Property Rights. Without limiting the foregoing, the party granting the license or non-assert with respect to certain Technology or Patents will have the sole right (but not the obligation) to file for, prosecute and maintain any applications, registrations or recordation thereof and to bring any action to enforce or otherwise seek to abate any infringement thereof.

5.2 No Representations or Warranties.

(a) FREESCALE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE FREESCALE GROUP) ACKNOWLEDGES AND AGREES THAT: (i) NO MEMBER OF THE MOTOROLA GROUP IS MAKING IN THIS AGREEMENT (OR ANY OTHER AGREEMENT CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE) ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, QUALITY, MERCHANTABILITY OR FITNESS OF ANY LICENSED INTELLECTUAL PROPERTY OR LICENSED MOTOROLA TECHNOLOGY; (ii) ALL SUCH LICENSED INTELLECTUAL PROPERTY OR LICENSED MOTOROLA TECHNOLOGY SHALL BE LICENSED ON AN “AS IS,” “WHERE IS” BASIS; AND (iii) FREESCALE AND ITS AFFILIATES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY LICENSE OR NON-ASSERT SHALL PROVE TO BE INSUFFICIENT TO VEST IN IT THE RIGHTS AND LICENSES PURPORTED TO BE GRANTED HEREUNDER.

(b) MOTOROLA (ON BEHALF OF ITSELF AND EACH MEMBER OF THE MOTOROLA GROUP) ACKNOWLEDGES AND AGREES THAT: (i) NO MEMBER OF THE FREESCALE GROUP IS MAKING IN THIS AGREEMENT (OR ANY OTHER AGREEMENT CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE) ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, QUALITY, MERCHANTABILITY OR FITNESS OF ANY LICENSED INTELLECTUAL PROPERTY OR LICENSED FREESCALE TECHNOLOGY; (ii) ALL SUCH LICENSED INTELLECTUAL PROPERTY OR LICENSED FREESCALE TECHNOLOGY SHALL BE LICENSED ON AN “AS IS,” “WHERE IS” BASIS; AND (iii) MOTOROLA AND ITS AFFILIATES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY LICENSE OR NON-ASSERT SHALL PROVE TO BE INSUFFICIENT TO VEST IN IT THE RIGHTS AND LICENSES PURPORTED TO BE GRANTED HEREUNDER.

5.3 Freescale Indemnified Products.

(a) Obligation to Defend - Subject to the limitations and exclusions stated below, Freescale and each member of the Freescale Group will defend, at Freescale’s expense, any Claim against Motorola (which, for purposes of this Section 5.3 (Freescale Indemnified Products) also includes “Motorola Indemnified Parties” as defined in the Master Separation and Distribution Agreement), and will indemnify and hold Motorola harmless from all Damages awarded in the Suit or resulting from settlement of the Suit or any Claim. “Suit” means a lawsuit based on a Claim. For purposes of this Section, “Claim” means a claim that a product:

(i) furnished by the Semiconductor Products Sector to Motorola prior to the Effective Date (“Intra-Company Product”); or

(ii) furnished by the Semiconductor Products Sector to a third Person prior to the Effective Date or by Freescale to a third Person (including, without limitation, pursuant to Article 6 (Trademark Transition) on or after the Effective Date ((i) and (ii), collectively, “Freescale Indemnified Products”);

infringes a Patent or Non-Patent Intellectual Property Right anywhere in the world.

(b) Indemnification Procedure – In connection with any Claim or Suit, Motorola shall:

(i) promptly notify Freescale in writing as soon as reasonably practicable after Motorola first becomes aware of the Claim, and

(ii) gives Freescale sole control of the Claim and all requested assistance for resolving the Claim or defending the Suit.

Freescale will not be liable for the settlement of a Claim made without Freescale’s prior written consent unless Freescale breaches its duty to defend hereunder. If any suit against Motorola involves a Claim as well as other claims against Motorola, Freescale shall nonetheless be fully responsible for defending, indemnifying and holding Motorola harmless from the Claim(s), and shall provide reasonable cooperation to Motorola’s counsel with respect to the other claims asserted in such suit.

(c) Exclusions - Freescale will have no obligation to defend, indemnify or hold Motorola harmless to the extent:

(i) Motorola or any third Person has altered the Intra-Company Product, and the alleged infringement would not have occurred but for this alteration;

(ii) Motorola or any third Person has combined the Intra-Company Product with any other products or elements not furnished by Freescale, and the alleged infringement would not have occurred but for this combination;

(iii) the Intra-Company Products were designed or manufactured in accordance with Motorola’s designs, specifications, or instructions (other than those of the Semiconductor Products Sector), and the alleged infringement would not have occurred but for these designs, specifications or instructions; or

(iv) the Intra-Company Product infringes Essential Patent Claims for which Freescale does not have pass-through license rights that if extended to Motorola would avoid such infringement.

(d) Remedies - If the use or permitted resale of any Freescale Indemnified Product is enjoined as a result of a Suit or in Freescale’s reasonable belief is likely to be enjoined, Freescale, at Freescale’s option, and at no expense to Motorola, will: (i) obtain for Motorola the right to use or sell the Freescale Indemnified Product; (ii) modify the Freescale Indemnified Product to make it non-infringing without degrading it, (iii) substitute an equivalent non-infringing product(s) reasonably acceptable to Motorola and extend this indemnity to that product(s); or (iv) accept the return of the Freescale Indemnified Product and refund Motorola the purchase price paid for the Intra-Company Product, less a reasonable charge for prior use, if any.

(e) Limitations on Payable Damages -

(i) Except as expressly set forth in (ii) below, Freescale’s total liability for damages under this Section 5.3 (Freescale Indemnified Products), with respect to any Suit or Claim with respect to an Intra-Company Product will not exceed fifty percent (50%) of the net sales to Motorola of the applicable Intra-Company Product (as recorded in Motorola’s audited financial statements), plus attorneys’ fees and costs related to such Claim.

(ii) Freescale’s total liability under this Section 5.3 (Freescale Indemnified Products) will be unlimited with respect to: (A) all products other than Intra-Company Products, and (B) any Suit or Claim with respect to Intra-Company Products where such Suit or Claim is brought as part of a retaliatory action.

(iii) For purposes of the foregoing, a “retaliatory action” means a third Person claim against any member of the Motorola Group: (A) alleging that a Freescale Intra-Company Product infringes such third Person’s Patent or Non-Patent Intellectual Property Rights anywhere in the world; and (B) that is asserted against Motorola within six (6) months after any member of the Freescale Group has first asserted a claim or action against such third Person.

(f) ENTIRE LIABILITY - THIS SECTION CONTAINS (I) FREESCALE’S ENTIRE LIABILITY AND ALL OBLIGATIONS RELATED TO INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION FOR FREESCALE INDEMNIFIED PRODUCTS, AND (II) MOTOROLA’S EXCLUSIVE REMEDIES AGAINST FREESCALE FOR INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION OF FREESCALE INDEMNIFIED PRODUCTS. THESE REMEDIES ARE PROVIDED IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

(g) WITHOUT LIMITATION OF FREESCALE’S OBLIGATIONS UNDER THIS SECTION 5.3 (FREESCALE INDEMNIFIED PRODUCTS) WITH REGARD TO THIRD PARTY CLAIMS AGAINST MOTOROLA INDEMNIFIED PARTIES, IN NO EVENT WILL FREESCALE OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY OTHER SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OF MOTOROLA OR ITS AFFILIATES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES UNDER THIS SECTION 5.3 (FREESCALE INDEMNIFIED PRODUCTS).

6.	TRADEMARK TRANSITION

6.1 Transitional Trademark License.

(a) Trademark License Grant – Motorola grants Freescale a worldwide royalty-free, personal, non-transferable, non-exclusive license to continue to use the Motorola Trademarks in connection with the manufacture, repair, maintenance, support, marketing, promotion, distribution and sale of Semiconductor Products that have been manufactured or masked out prior to or are being manufactured or masked out as of the IPO Effective Date (a “Trademark Transition Product”) for a period of eighteen (18) months after the IPO Effective Date, except as otherwise specified below (the “Trademark License Period”). For purposes of this Article 6 (Trademark Transition), a “Motorola Trademark” means a Trademark of Motorola that, as of the Effective Date, is used on or connection with a Trademark Transition Product.

(b) Quality Standards – Without limiting anything set forth in this Article 6 (Trademark Transition), Freescale may only: (i) use the Motorola Trademarks on or in connection with Transition Trademark Products that meet the same product specifications and the general standards of quality (including performance parameters) applicable to the fabrication, performance, design, use, provision, and support of such products (or products substantially similar thereto) by Motorola prior to the IPO Effective Date; and (ii) use the Trademark Transition Products in compliance with the Motorola’s general trademark usage guidelines and standards applicable to the manner in which Motorola Trademarks may be used on marketing, advertising, and promotion materials.

(c) Quality Control – As necessary to enable Motorola to maintain its rights in and to the Motorola Trademarks and the goodwill represented thereby, Freescale shall at regular periodic intervals and as otherwise reasonably requested by Motorola, submit to Motorola samples of its Transition Trademark Products and usage of the Motorola Trademarks to enable Motorola to verify compliance with the foregoing. All new usage of the Motorola Trademarks (e.g., on new packaging, advertisements and other material) is subject to Motorola’s prior written consent.

6.2 Trademark Transition Efforts. As soon as practicable following the Effective Date, Freescale shall cease use of all Motorola Trademarks by: (a) removing, changing or covering external signage, building flags and vehicle markings bearing or incorporating Motorola Trademarks not later than six (6) months after the IPO Effective Date, except that Freescale shall remove and make no further use of the sixty (60) foot neon cube bearing the ‘M’ logo on its building in Kuala Lumpur, Malaysia no later than eighteen (18) months after the IPO Effective Date; (b) removing, changing or covering internal signage incorporating Motorola Trademarks not later than eighteen (18) months after the IPO Effective Date; (c) ceasing production of promotional or advertising material bearing or incorporating Motorola Trademarks in whatever medium not later than eighteen (18) months after the IPO Effective Date; (d) changing stationery and business cards bearing or incorporating Motorola Trademarks not later than six (6) months after the IPO Effective Date; and (e) ceasing use of Motorola Trademarks in Freescale’s corporate, partnership, doing business as, and fictitious name no later than the Distribution Date, except that Freescale may continue to use the Motorola name, or similar reference approved by Motorola in writing, in connection with a statement indicating that

Freescale is a former Motorola company for up to three (3) years after the IPO Effective Date. The parties acknowledge that the laws of certain foreign jurisdictions may be such that Freescale may not be able to meet its obligations under this Section 6.2 (Trademark Transition Efforts) as of the dates specified therein. In these circumstances, such dates will be adjusted accordingly so that Freescale ceases its use as soon as commercially possible in accordance with the relevant laws.

6.3 Inventory and Stock Exhaustion. Subject to Freescale’s compliance with the foregoing, Freescale may use its inventory, stock or supply (“Freescale Inventory”) of:

(a) Finished Goods – goods fully assembled, manufactured, marked and bearing Motorola Trademarks (the “Finished Goods”) until the earlier of: (i) sixty (60) months after the IPO Effective Date; or (ii) the date on which Freescale’s supply of such Finished Goods in inventory as of the IPO Effective Date is depleted; unless required otherwise by applicable State or Federal laws or the laws of the relevant foreign jurisdiction.

(b) Reticles and Internal Material –masks and reticles, tools, dies, equipment, engineering/manufacturing drawings, archived collateral and literature, manuals, work sheets, operating procedures, other written materials which include or contain any Motorola Trademarks for the life of such materials; provided, however, that: (i) such matter may only be used for Freescale’s internal purposes (except that with respect to archived collateral and literature, Freescale may provide access to and grant the right to Freescale customers to copy in electronic or other form); and (ii) all stock of the foregoing is replaced in the ordinary course and such replacements do not include or contain any Motorola Trademarks.

For purposes of this Section 6.3 (Inventory and Stock Exhaustion), “Freescale Inventory” includes inventory owned by Freescale but maintained at its customer facilities. Notwithstanding anything in this Article 6 (Trademark Transition), Freescale will not be obligated to retract or remark any packaging or inserts bearing Motorola Trademarks that are otherwise already included in inventories of Freescale or Freescale’s customers upon the expiration of the Trademark License Period.

6.4 Restrictions and Limitations.

(a) Retained Ownership –Motorola will retain all right, title and interest in and to Motorola Trademarks including, without limitation, the right to use and license others to use such Motorola Trademarks in connection with the marketing, offer or provision of any product or service, including any product or service which competes with Freescale products and services. All use of Motorola Trademarks, including all goodwill accrued thereby, will inure to the benefit of Motorola.

(b) Rights Not Granted – Freescale may not use Motorola Trademarks in connection with any product or service except as expressly set forth in this Article 6 (Trademark Transition). Without limiting the generality of the foregoing, Freescale may not use the Motorola Trademarks on any new stationery, new business cards, new building signage, new building flags, new employee badges or new vehicle markings after the Effective Date or to affix or use Motorola Trademarks on or in connection with products other than Trademark Transition Products.

(c) Change to Motorola Trademarks – Freescale may not alter the placement or appearance of the Motorola Trademarks on the Freescale Inventory, except to obliterate or to cover the mark with a Freescale label. Notwithstanding the foregoing, if as a result of governmental regulation or court order Motorola must modify or discontinue the use of any of the Motorola Trademarks, Freescale shall, within sixty (60) days of notice: (i) modify the Motorola Trademarks on the Freescale Inventory as necessary to comply with such regulation or order; or (ii) cease all use of the applicable Freescale Inventory.

(d) Third Party Trademarks – Without limiting the foregoing, Freescale is solely responsible for obtaining any required consent from third Persons to use any third Person Trademarks that may appear on the Freescale Inventory. In addition, Freescale may not add any third Person Trademarks to the Freescale Inventory without Motorola’s prior written consent.

7.	CONFIDENTIALITY

7.1 Confidential Information. Each party and the members of such party’s Group (collectively, the “Receiving Party”) expressly acknowledges that in connection with this Agreement (including, without limitation, the sector license terms set forth in Supplement B1 through Supplement B6) members of the party’s Group (collectively, the “Disclosing Party”) has disclosed or may disclose or make available information and material relating to the Disclosing Party’s business or Technology which is confidential or proprietary in nature (including, without limitation, information that embodies or relates to Technology, any other technical, business, financial, customer information, product development plans, supplier information, forecasts, strategies and other confidential information) which to the extent disclosed to the Receiving Party is hereinafter referred to as “Confidential Information” of the Disclosing Party provided such information: (a) is disclosed in writing and conspicuously marked “CONFIDENTIAL” or with words of similar effect; (b) is disclosed orally after the Effective Date and is identified as confidential information at the time of disclosure and, within thirty (30) days of such disclosure, is summarized in a writing by the Disclosing Party that is submitted to the Receiving Party and that confirms the confidential nature of such information; or (c) was disclosed orally prior to the Effective Date and specifically identified in any of Supplement B1 through Supplement B6 as confidential information.

7.2 Treatment of Confidential Information. The Receiving Party will: (a) take commercially reasonable precautions to protect such Confidential Information consistent with all precautions the Receiving Party usually employs with respect to its own comparable confidential materials; (b) except as expressly provided in this Agreement, not disclose any such Confidential Information to any third Person, except under terms and conditions (including confidentiality, use, and disclosure restrictions) normally used by the Receiving Party to protect its own confidential or proprietary information of a similar nature; and (c) not use or disclose such Confidential Information except as necessary to exercise its rights and perform its obligations under this Agreement (including, without limitation, the sector license terms set forth in

Supplement B1 through Supplement B6) in accordance with any applicable restrictions or obligations with respect thereto. Subject to the limitations and requirements set forth in this Article 7 (Confidentiality) and elsewhere in this Agreement (including, without limitation Section 3.3 (Procurement Rights)) the Receiving Party may disclose Technology of the Disclosing Party to a customer, supplier, prospective supplier or third Person joint developer of the Receiving Party except as set forth in any of Supplement B1 through Supplement B6.

7.3 Exclusions. Without granting any right or license, the Disclosing Party agrees that Section 7.2 (Treatment of Confidential Information) will not apply with respect to any information that the Receiving Party can document: (a) is or becomes generally available to the public through no improper action or inaction by the Receiving Party or any of its Affiliates, agents, consultants or employees; or (b) was properly in the Receiving Party’s possession or known by it prior to receipt from the Disclosing Party; or (c) was rightfully disclosed to the Receiving Party by a third Person provided the Receiving Party complies with restrictions imposed by the third Person. The Receiving Party, with prior written notice to the Disclosing Party, may disclose such Confidential Information to the minimum extent possible that is required to be disclosed to a governmental entity or agency, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to guard against further disclosure (including without limitation, seeking appropriate confidential treatment or a protective order, or assisting the Disclosing Party to do so) and has allowed the Disclosing Party to participate in any proceeding that requires the disclosure.

8.	CONSIDERATION

Except as expressly set forth in any of Supplement B1 through Supplement B6, the parties to this Agreement acknowledge and agree that the licenses, rights and obligations exchanged hereunder by the parties are of substantially equal value, and accordingly, unless otherwise expressly set forth in this Agreement (including any Supplements to this Agreement), no payments or royalties will be due from or to any party under this Agreement.

9.	TERMINATION

9.1 Group Member Termination. If a Person ceases to be an Affiliate of a party (i.e., ceases to be a member of such party’s Group), then notwithstanding anything in this Agreement to the contrary (including the Supplements hereto): (a) all rights and license granted with respect to such Person under this Agreement will automatically terminate on the date such Person ceases to be an Affiliate (except, however, as to product units already sold by such Person as of such date); (b) all of the licenses and rights granted by such Person with respect to the other parties hereunder with respect to Patents of such Person for which applications were filed prior to the date such Person ceases to be an Affiliate will not be affected by such cessation; and (c) such Person’s obligations under Section 2.2 (Export Control) and Article 7 (Confidentiality) will survive, together with all other obligations under this Agreement that arose prior to the date such Person ceases to be an Affiliate.

9.2 Corporate Change.

(a) If a party remains a separate identifiable business after a Change of Control, the Patent licenses and Patent-related rights granted to that party or the members of its Group hereunder will continue in accordance with the terms thereof with respect to such party. If a party does not remain as a separate identifiable business after a Change of Control, the Patent licenses and Patent-related rights granted to that party hereunder will extend only to those products that such party has offered for sale prior to such Change of Control and, except as otherwise set forth in this Agreement, all other rights and licenses will automatically terminate. Except as expressly set forth above, in no event will the Patent licenses and Patent-related rights granted to a party hereunder be extended to any other Person involved in such Change of Control, without the prior written consent of the party whose Patents are being licensed, which consent may be withheld in its sole and absolute discretion.

(b) In the event that either party (the “Acquiring Party”) hereto acquires any Person, then all Patent licenses and Patent-related rights granted to the Acquiring Party hereunder: (i) may be sublicensed to the acquired Person subject to the terms of this Agreement, if such Person is not merged into the Acquiring Party; or (ii) may be extended to all products and services manufactured by the portion of the business previously operated by the acquired Person, if such Person is merged into the Acquiring Party, provided that:

(i) if the non-Acquiring Party is Motorola, that Motorola is licensed under all Patents owned or controlled by the acquired Person at the time of the acquisition for which applications were filed prior to the one (1) year anniversary of the Effective Date under the same terms and conditions as apply to Freescale Patents, and

(ii) if the non-Acquiring Party is Freescale, that Freescale is licensed under all Patents owned or controlled by the acquired Person at the time of the acquisition for which applications were filed prior to the one (1) year anniversary of the Effective Date under the same terms and conditions as apply to Motorola Patents.

(c) Notwithstanding the foregoing, in the event of a Change of Control of a party, the Technology licenses granted hereunder will continue in accordance with the terms thereof whether or not such party remains a separate identifiable business after a Change of Control.

9.3 Material Breach. No party may unilaterally terminate this Agreement, or any licenses granted hereunder, for a material breach of this Agreement by another party, provided, however, that each party will retain any remedies for such breach that it may be entitled to in a court of law or equity.

10.	MISCELLANEOUS

10.1 Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise).

10.2 Jurisdiction. If any Dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably): (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware; (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient; and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

10.3 Dispute Resolution.

(a) Amicable Resolution –

(i) Motorola and Freescale mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto or thereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any Motorola Group member and any Freescale Group member as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, will be referred for resolution to a steering committee established pursuant to this Section 10.3(a) (Amicable Resolution) (the “Steering Committee”). The Steering Committee will have eight (8) members, four (4) of whom will be appointed by Motorola and four (4) of whom will be appointed by Freescale. Each of Motorola and Freescale will use its good faith efforts to avoid replacing the initial members of the Steering Committee for the first year after the Effective Date. Thereafter, Motorola and Freescale will, to the extent practicable, honor the other party’s reasonable objections to any replacements of Steering Committee members. While any person is serving as a member of the Steering Committee, such person may not designate any substitute or proxy for purposes of attending or voting at a Steering Committee meeting. Notwithstanding the foregoing, unless otherwise specifically agreed upon by the parties, the members comprising the steering committee established for purposes of resolving Disputes under the Master Separation and Distribution Agreement will constitute the Steering Committee for purposes of resolving Disputes under this Agreement. The Steering Committee will make a good faith effort to promptly resolve all Disputes referred to it. Steering Committee decisions made with the consent of at least three (3) Freescale members and at least three (3) Motorola members will be binding on Motorola and Freescale. If the Steering Committee does not agree to a resolution of a Dispute within thirty (30) days after the reference of the matter to it, each of Motorola and Freescale will be free to exercise the remedies available to it under applicable law, subject to Section 10.3(b) (Mediation and Alternate Dispute Resolution). Notwithstanding anything to the contrary in this Section 10 (Miscellaneous), any amendment to the terms of this Agreement may only be effected in accordance with Section 10.10 (Amendment).

(ii) Between the Effective Date and the first anniversary of the Effective Date, the Steering Committee will hold meetings every six (6) weeks on dates established at the organizational meeting of the Steering Committee, which will be held as promptly as practicable after the Effective Date. Such meeting dates may be rescheduled by the Steering Committee if it becomes reasonably impracticable to hold such a meeting. After the first anniversary of the Effective Date, the Steering Committee will hold regularly scheduled meetings as determined by the Steering Committee.

(b) Mediation and Alternate Dispute Resolution – In the event any Dispute cannot be resolved in a friendly manner as set forth in Section 10.3(a) (Amicable Resolution), the parties intend that such Dispute be resolved by an alternative dispute resolution process (“ADR”). If the Steering Committee is unable to resolve the Dispute as contemplated by Section 10.3(a) (Amicable Resolution), either Motorola or Freescale may demand mediation of the Dispute by written notice to the other in which case the two parties will select a mediator within ten (10) days after the demand. Neither party may unreasonably withhold consent to the selection of the mediator. The parties may agree to replace mediation with some other form of non-binding ADR such as neutral fact finding or mini-trial. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Each of Motorola and Freescale will bear its own costs of mediation or other form of ADR, but both parties will share the costs of the mediator or other arbiter equally.

(c) Non-Exclusive Remedy – Nothing in this Section 10.3 (Dispute Resolution) will prevent either Motorola or Freescale from commencing formal litigation proceedings or seeking injunctive or similar relief if: (i) the Dispute has not been resolved within forty-five (45) days after commencement of the applicable ADR process; or (ii) any delay resulting from efforts to mediate such Dispute could result in serious and irreparable injury to either Motorola, Freescale, or any member of either party’s Group.

(d) Commencement of Dispute Resolution Procedure – Notwithstanding anything to the contrary in this Agreement, Motorola and Freescale are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this Section 10.3 (Dispute Resolution) or otherwise, and each party will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 10.3(d).

10.4 Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 10.4 (Notices): (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 10.4 (Notices) and will be deemed given on the date that the intended addressee actually receives the notice.

If to Motorola:	with a copy to:

Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: Chief Financial Officer Facsimile: 847.576.1402	Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: General Counsel Facsimile: 847.576.3628

If to Freescale:	with a copy to:

Freescale Semiconductor, Inc. 6501 William Cannon Drive Austin, Texas 78737 Attention: Chief Financial Officer Facsimile: 512.895.8696	Freescale Semiconductor, Inc. 7700 West Parmer Lane Austin, Texas 78729 Attention: General Counsel Facsimile: 512.996.7697

10.5 Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and assigns, except that (other than as expressly provided in this Agreement, including Section 3.5 (Assignment of Technology Licenses) and Section 4.5 (Assignment of Patent Rights), or otherwise in connection with a Change of Control of a party, subject to Section 9.2 (Change of Control)), neither party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other party which consent may be withheld in its sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, Motorola may assign this Agreement in connection with a merger transaction in which Motorola is not the surviving entity or the sale of all or substantially all of its assets.

10.6 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

10.7 Entire Agreement. This Agreement, together with the Ancillary Agreements and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained in this Agreement are superseded by this Agreement. In event of any conflict between (a) any provision in the Master Separation and Distribution Agreement or any Contribution Agreement (as defined in the Separation and Distribution Agreement) on the one hand, and (b) any specific provision of this Agreement, on the other hand, pertaining to the subject matter of this Agreement, the specific provisions of this Agreement will control over the provisions in the Master Separation and Distribution Agreement or such Contribution Agreement, as applicable.

10.8 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of both parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

10.9 Expenses. Except as otherwise provided in this Agreement, any of the other Ancillary Agreements or any other agreement between the parties contemplated hereby, all costs, fees and expenses of either party in connection with the transactions contemplated by this Agreement will be paid by the party that incurs such costs and expenses.

10.10 Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

10.11 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

10.12 Authority. Each of the parties hereto represents to the other that: (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it and its Affiliates in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

10.13 Construction of Agreement.

(a) Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

(b) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) This Agreement is for the sole benefit of the parties and the respective Group members of the parties hereto (and their respective customers as specifically provided in this Agreement) and, except for the indemnification rights of the Motorola Indemnified Parties under Section 5.3 (Freescale Indemnified Products) of this Agreement, does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of Motorola or Freescale) other than the parties signing this Agreement and their respective Group members.

(d) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(e) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date, the SPS Business will be deemed to be the business of Freescale and the Freescale Group, and all references made in this Agreement to Freescale as a party which operates as of a time following the Effective Date, will be deemed to refer to all members of the Freescale Group as a single party, where appropriate.

(f) Unless otherwise expressly specified, all references in this Agreement or any Ancillary Agreement to “dollars” or “$” means United States Dollars. If any payment required to be made hereunder is denominated in a currency other than United States Dollars, such payment will be made in United States Dollars and the amount thereof will be computed using Motorola’s P&L rate for the current month.

(g) Any reference in this Agreement to a “member” of a Group means a party to this Agreement or another Person referred to in the definition of Freescale Group or Motorola Group, as applicable.

(h) Any reference in this Agreement to the products of a party (e.g., a “Motorola product” or “Freescale Wireless Semiconductor Product”) includes products of any member of such party’s Group and any reference in this Agreement to the Patent or Non-Patent Intellectual Property Rights of a party means the Patent or Non-Patent Intellectual Property Rights of any member of such party’s Group.

10.14 Performance. Motorola shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Motorola Group. Freescale shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Freescale Group. Each party further agrees that it will cause its other Group members not to take any action or fail to take any action inconsistent with such party’s obligations under this Agreement or the transactions contemplated hereby. Without limiting the foregoing or anything else in this Agreement, the parties shall cause each member of their respective Group to: (a) comply with all applicable limitations and restrictions with respect to the licenses, rights and covenants granted by, to or on behalf of such member under this Agreement; and (b) make such license grants or covenants (or take such other action) as may be necessary to make effective the licenses, covenants and other rights granted by the parties under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the day and year first above written.

MOTOROLA, INC.

By:	/s/ Jonathan P. Meyer
Name:	Jonathan P. Meyer
Title:	Senior Vice President and Director, Patents, Trademarks and Licensing

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Ray Burgess
Name:	Ray Burgess
Title:	Corporate Vice President, Director of Strategy

INTELLECTUAL PROPERTY LICENSE AGREEMENT

TABLE OF SUPPLEMENTS

Supplement A	Motorola Restricted Technology

Supplement B1	Sector License Terms - Broadband Communications Sector

Supplement B2	Sector License Terms - Commercial, Government & Industrial Solutions Sector

Supplement B3	Sector License Terms - Global Telecom Solutions Sector/iDEN

Supplement B4	Sector License Terms - Integrated Electronic Systems Sector

Supplement B5	Sector License Terms - Personal Communications Sector

Supplement B6	Sector License Terms - Motorola Laboratories and Software

Supplement C	Glossary of Technical Elements

INTELLECTUAL PROPERTY LICENSE AGREEMENT

SUPPLEMENT A MOTOROLA RESTRICTED TECHNOLOGY

“Celestri Satellite Technology” means all confidential and proprietary Technology owned or licensable by any member of the Motorola Group that relates to: (a) system concepts or designs developed by Motorola for any combined GEO/LEO satellite broadband data transmission system, concepts, together with any systems, concepts, studies, or research from any predecessor programs to such combined GEO/LEO satellite broadband data transmission system; and (b) the number and arrangement of satellites, capacity enhancement strategies, network transport protocols, network topologies, network routing and operation concepts, network control, system control, and methods of hand-off.

“Iridium Satellite Technology” means all confidential and proprietary Technology owned or licensable by any member of the Motorola Group that relates to: (a) system concepts or designs developed by Motorola for any primarily voice, narrowband satellite-based telecommunications system, concepts, or studies; and (b) the number and arrangement of satellites, capacity enhancement strategies, network transport protocols, network topologies, network routing and operation concepts, network control, system control and methods of hand-off.

“Teledesic Satellite Technology” means all confidential and proprietary Technology owned or licensable by any member of the Motorola Group that relates to: (a) system concepts or designs developed by Motorola for a satellite-based broadband system for the transmission of communications and data, such system including satellites; ground-based sites, equipment, and facilities to operate and manage the satellites and the communications links of the system; one or more network control systems; and ground-based equipment and Software which is used by subscribers for sending and receiving communications through the system; and (b) the number and arrangement of satellites, capacity enhancement strategies, network transport protocols, network topologies, network routing and operation concepts, network control, system control, and methods of hand-off.

“iDEN Technology” means all confidential and proprietary Technology (other than Freescale Technology embedded in or used for the design of Semiconductor Products), patented or otherwise, owned or licensable by any member of the Motorola Group that relates to products, systems, concepts or designs developed by/for Motorola with respect to a wireless communications technology commonly referred to as Integrated Digital Enhanced Network (iDEN) Technology that: (a) supports voice, circuit data, packet date, short messaging and dispatch radio (two way radio) functionality in a single mobile phone device; (b) is based on digital TDMA (Time Division Multiple Access); and (c) uses QAM (Quadrature Amplitude Modulation) techniques. iDEN Technology includes all enhancements and improvements to such Technology including, but not limited to, WiDEN.

A-1	Motorola Restricted Technology

“CGISS Communication Technology” means all confidential and proprietary Technology (other than Freescale Technology embedded in or used for the design of Semiconductor Products), patented or otherwise, owned or licensable by any member of the Motorola Group that relates to products, systems, concepts or designs developed by/for Motorola with respect to:

(a)	the following standards formulated by the European Telecommunications Standard Institute (ETSI): (i) Terrestrial Trunked Radio (TETRA) Standard for mobile radio devices with two-way radio, cellular, paging and data functionality; (ii) Low Tier Digital (LTD) Standard; and (iii) Digital Mobile Radio (DMR) Standard; and

(b)	the standards formulated in connection with following projects of the Telecommunications Industry Association (TIA) in the TR-8 Committee: (i) Project 25; (ii) Project 34; (iii) the Scalable Adaptive Modulation (SAM) Project, also referred to as the TIA 902 series; and (iv) the Broadband Standard for Public Safety Interoperability in the 4.9 GHz spectrum band. For clarity, the standard formulated in connection with Project 25 (i.e., the “APCO Project 25 Standard”) is the system described in the family of TIA/EIA documents in the 102 series starting with document TSB102-A, entitled “APCO Project 25 System and Standards Definition”. Products developed with respect to the APCO Project 25 Standard include, without limitation, products sold by Motorola through its Commercial, Governmental & Industrial Solutions Sector (CGISS) and identified as of the Effective date as “ASTRO” products and its predecessors.

A-2	Motorola Restricted Technology

INTELLECTUAL PROPERTY LICENSE AGREEMENT

SUPPLEMENT B1 SECTOR LICENSE TERMS

BROADBAND COMMUNICATIONS SECTOR

These BCS Sector License Terms (these “BCS Sector Terms”) set forth the terms and conditions pursuant to which certain Technology, Patents and Non-Patent Intellectual Property Rights relating to certain products of General Instrument Corporation dba the Broadband Communications Sector of Motorola, Inc. (BCS) are licensed to Freescale. In particular, these BCS Sector Terms are intended to reflect certain arrangements between Motorola’s Semiconductor Products Sector (SPS) and BCS immediately prior to the Effective Date.

Except as expressly set forth below, the terms and conditions otherwise set forth in the Agreement shall apply with respect to Technology, Patents and Non-Patent Intellectual Property Rights developed or otherwise acquired solely or jointly by or for Freescale and BCS. In addition, all terms not defined in these BCS Sector Terms shall have the meaning set forth in the Agreement.

1.	DEFINITIONS

1.1 “AMS CableCARD” means Motorola’s next generation cable card integrated circuit that, as of the Effective Date, is under development and identified as the “AMS CableCARD”.

1.2 “Custom Products” means the MCSC, MC2.7, MC2.0, MC2.1, MC1.7, MCSC2.0 and AMS CableCARD.

1.3 “Freescale Technology” means Freescale’s MCU (micro-controller unit) core Technology known as “ColdFire”, Freescale proprietary embedded poly fuse Technology (comprising an analog block design with current source programming and differential sense circuit), Freescale proprietary Secana engine analog blocks and Freescale Embedded Technology.

1.4 “Freescale Embedded Technology” means, with respect to a Custom Product, Freescale’s standard cell libraries, input/output structures, packaging technology and other Freescale Technology embedded in such product.

1.5 “Licensed Technology” means the Custom Products.

1.6 “MCSC” means Motorola’s MediaCipher Smart Card integrated circuit die identified as of the Effective Date as the “MCSC” or “SCWF65000” integrated circuit die and having Motorola Part nos. 482516-00x.

1.7 “MC1.7” means Motorola’s set top box conditional access integrated circuit identified as of the Effective Date as the “MC1.7” integrated circuit and having Motorola part nos. 420061-00x-xx.

B-1-1	Sector License Terms –
Broadband Communications Sector

1.8 “MC2.0” means Motorola’s infrastructure conditional access integrated circuit identified as of the Effective Date as the “MC2.0” integrated circuit having Motorola part nos. 469126-00x-xx.

1.9 “MC2.1” means Motorola’s multi-stream conditional access integrated circuits identified as of the Effective Date as the “MC2.1” integrated circuit and having Motorola Part nos. 502977-00x-xx.

1.10 “MC2.7” means Motorola’s next generation set-top box conditional access integrated circuit identified as of the Effective Date as the “MC2.7” integrated circuit and having Motorola part nos. 506473-001-xx.

1.11 “MCSC2.0” means Motorola’s second generation SmartCard device that, as of the Effective Date, is under development and identified as the “MCSC2.0”.

1.12 “Motorola Sector Technology” means, solely for purposes of these BCS Sector Terms, all Motorola Technology relating to Custom Products (excluding any Freescale Embedded Technology incorporated in any of the foregoing).

2.	LICENSES GRANTED

2.1 Embedded Technology License. Freescale grants to Motorola and each member of the Motorola Group the license set forth in Section 3.1 of the Agreement with respect to the Freescale Embedded Technology.

2.2 Custom Products License. Subject to the terms and conditions of these BCS Sector Terms, Motorola hereby grants to each member of the Freescale Group under the Motorola Non-Patent Intellectual Property Rights and Motorola IC Patent Claims in the Custom Products a personal, worldwide, non-exclusive, non-transferable, royalty free, paid up right and license to: (a) use, import and make the Custom Products and to sell and offer to sell the Custom Products so made solely to members of the Motorola Group; and (b) reproduce, display, perform and distribute the Motorola Sector Technology embodied in the Custom Products solely as necessary and for the purpose of the foregoing. No right or license is granted under this Section 2.2 (Custom Products License) to: (i) sublicense any of the foregoing rights to third Persons; or (ii) create or otherwise dispose of any Derivative of the Custom Products.

2.3 Retained Rights. Each member of the Motorola Group and the Freescale Group hereby reserve all of their respective Patent and Non-Patent Intellectual Property Rights not expressly granted herein. Without limiting the generality of the foregoing: (a) each member of the Motorola Group shall retain ownership of all Motorola Patent and Motorola Non-Patent Intellectual Property Rights in and to the Motorola Sector Technology; and (b) each member of the Freescale Group shall retain ownership of all Freescale Patent and Freescale Non-Patent Intellectual Property Rights in and to the Freescale Embedded Technology. Notwithstanding the foregoing, nothing in these BCS Sector Terms shall be construed as a transfer or assignment by

B1-2	Sector License Terms –
Broadband Communications Sector

any member of the Freescale Group of any Freescale Technology embodied in or used to develop the Custom Products, if any.

2.4 No Transfer. Except as expressly provided herein, nothing in these BCS Sector Terms obligates either party to deliver to the other party any Technology that is already in the other party’s possession as of the Effective Date.

2.5 Third Party Technology Rights. No right or license is granted hereunder with respect to any third Person Technology, if any, that may be incorporated or embodied in or necessary to use or make the Licensed Technology or that may be necessary to practice any of the Patents licensed under these BCS Sector Terms.

3.	OTHER RIGHTS AND OBLIGATIONS

3.1 Supply of Custom Products. The unit pricing and other terms and conditions with respect to the purchase by BCS of Custom Products from Freescale shall be as set forth in the Master Semiconductor Purchase Agreement to be entered into by Motorola and Freescale following the Effective Date (in connection with the transactions contemplated by the Master Separation and Distribution Agreement) to the extent such products are expressly referenced in such agreement.

3.2 Restrictions.

(a) Legal Notices and Source Code Disclosure – Except as expressly set forth herein, or as Motorola otherwise expressly approves in writing: (i) each member of a party’s Group shall reproduce and include on all copies and media for the License Technology of the other party (and any Derivatives thereof) the product identification, copyright notice and any legal legend that appears on such Licensed Technology as originally provided by the other party; (ii) no member of the either party’s Group shall (and no member of the either party’s Group shall authorize, encourage or facilitate any third Person to): (A) remove alter or obscure any product identification, copyright notice and any legal legend required to be included on the Licensed Technology of the other party as set forth above; or (B) distribute, disclose or otherwise make available to any third Person the Source Code for any Licensed Technology.

(b) Reverse Engineering – Except as expressly set forth herein, or as otherwise expressly agreed upon in writing, no member of the either party’s Group shall authorize, encourage or facilitate any sublicensee or other third Person to decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any Source Code or underlying ideas or algorithms of all or any portion of the Licensed Technology of the other party or any Derivatives thereof by any means whatsoever except solely to the extent (and for such purposes as) permitted under applicable law notwithstanding the foregoing prohibition.

B1-3	Sector License Terms –
Broadband Communications Sector

INTELLECTUAL PROPERTY LICENSE AGREEMENT

SUPPLEMENT B2 SECTOR LICENSE TERMS

COMMERCIAL, GOVERNMENT & INDUSTRIAL SOLUTIONS SECTOR

These CGISS Sector License Terms (these “CGISS Sector Terms”) set forth the terms and conditions pursuant to which certain Technology, Patents and Non-Patent Intellectual Property Rights of Motorola’s Commercial Government & Industrial Solutions Sector (“CGISS”) are licensed to Freescale and certain related Technology, Patents and Non-Patent Intellectual Property Rights of Freescale are licensed to Motorola as well as certain commercial arrangements between CGISS and Freescale with respect thereto. In particular, these CGISS Sector Terms are intended to reflect certain arrangements between Motorola’s Semiconductor Products Sector (“SPS”) and CGISS immediately prior to the Effective Date with respect to such Technology, Patents and Non-Patent Intellectual Property.

Except as expressly set forth below, the terms and conditions otherwise set forth in the Agreement shall apply with respect to such Technology, Patents and Non-Patent Intellectual Property developed or otherwise acquired solely or jointly by or for Freescale and CGISS. In addition, all terms not defined in these CGISS Sector Terms shall have the meaning set forth in the Agreement.

1.	DEFINITIONS

1.1 “AFP99” means Motorola’s audio integrated circuit identified as of the Effective Date as the “AFP99” integrated circuit and including, but not limited to, the “AFP99” integrated circuit having part nos. including, but not limited to, 5185164C01.

1.2 “Alternate Source Products” means the ASFIC CMP, LV FRACN, VCO BUFFER IC and HALF LIFE.

1.3 “ASFIC CMP” means Motorola’s audio processing integrated circuit identified as of the Effective Date as the “ASFIC CMP” and “ASFIC IC” integrated circuit and including, but not limited to, the “ASFIC CMP” and “ASFIC IC” integrated circuit having part nos. including, but not limited to, 5185130C53 and 510585U45.

1.4 “BGA Package” means a housing for an Integrated Circuit Structure(s) in which such Integrated Circuit Structure(s) are mounted on one side of a substrate of printed circuit board material or the like and are wire bonded to the substrate, plastic overlies the Integrated Circuit Structure(s) and pads for receiving solder balls or the like and providing electrical contacts to the integrated circuit device are mounted on the substrate on the side opposite to that on which the Integrated Circuit Structure(s) are mounted. Some BGA Packages may have some pads that are not electrically connected to the Integrated Circuit Structure(s).

B2-1	Sector License Terms –
Commercial, Gov’t & Industrial Solutions Sector

1.5 “BGA Patent” means those Patents identified in Schedule A to this Supplement B2.

1.6 “BRAVO” means Motorola’s digital signal processor and microcontroller integrated circuit identified as of the Effective Date as the “BRAVO” integrated circuit and including, but not limited to, the “BRAVO” integrated circuit having part nos. including, but not limited to, 5185956E51.

1.7 “CGISS Product(s)” means the TOMAHAWK, HALF LIFE, SONATA, LVZIF, LV FRACN, VCO BUFFER IC, ASFIC CMP, ESCORT, POWER IC, RFP99, AFP99, DFP BUFFER 99, WIPC and BRAVO.

1.8 “CGISS Product Design Information” means the layout database, schematic design database and design RTL (register transfer level) Software code, if any, for the CGISS Products.

1.9 “DFP BUFFER 99” means Motorola’s microcontroller and digital integrated circuit identified as of the Effective Date as the “DFP BUFFER 99” integrated circuit and including, but not limited to, the “DFP BUFFER 99” integrated circuit having part nos. including, but not limited to, 5185353D60.

1.10 “Derivative Technology” means any Derivative of the Licensed Technology.

1.11 “EOL Date” means, with respect to a CGISS Product the date on which Freescale has notified CGISS that such that such product has been placed on “End of Life” status which notice shall be as provided as set forth in the Master Semiconductor Purchase Agreement with respect to CGISS Products expressly referenced in such agreement.

1.12 “ESCORT” means Motorola’s direct launch transmitter integrated circuit identified as of the Effective Date as the “ESCORT” integrated circuit and including, but not limited to, the “ESCORT” integrated circuit having part nos. including, but not limited to, 515185368C18.

1.13 “Frac-N Patent” means, as applicable: (a) a Motorola Patent set forth in Schedule B to this Supplement B2; or (b) a Freescale Patent forth in Schedule C to this Supplement B2.

1.14 “Freescale Embedded Technology” means, with respect to a Semiconductor Product, Freescale’s standard cell libraries, input/output structures, packaging technology and other Freescale Technology embedded in such product.

1.15 “Freescale Sector Technology” means, solely with respect to these CGISS Sector Terms, all: (a) CGISS Product Design Information; and (b) Freescale Embedded Technology incorporated in the CGISS Products.

B2-2	Sector License Terms –
Commercial, Gov’t & Industrial Solutions Sector

1.16 “HALF LIFE” means Motorola’s RF front end integrated circuit identified as of the Effective Date as the “HALF LIFE” integrated circuit and including, but not limited to, the “HALF LIFE” integrated circuit having part nos. including, but not limited to, 5187512V01.

1.17 “Licensed Technology” means the CGISS Products and the CGISS Product Design Information.

1.18 “LV ZIF” means Motorola’s Zero IF integrated circuit identified as of the Effective Date as the “LV ZIF” integrated circuit and including, but not limited to, the “LV ZIF” integrated circuit having part nos. including, but not limited to, 5102464J01 and 510963D83.

1.19 “LV FRACN” means Motorola’s fractional synthesizer integrated circuit identified as of the Effective Date as the “LV FRACN” integrated circuit and including, but not limited to, the “LV FRACN” integrated circuit having part nos. including, but not limited to, 5185963A27 and 5105835U92.

1.20 “Motorola Sector Technology” means, solely with respect to these CGISS Sector Terms, all Motorola Technology relating to the CGISS Products (including the Technology embodied in the detailed technical specifications for such products) excluding any Freescale Embedded Technology incorporated in the CGISS Products.

1.21 “Master Semiconductor Purchase Agreement” means the Master Semiconductor Purchase Agreement to be entered into by Motorola and Freescale following the Effective Date (in connection with the transactions contemplated by the Master Separation and Distribution Agreement).

1.22 “POWER IC” means Motorola’s power control integrated circuit identified as of the Effective Date as the “POWER IC” integrated circuit and including, but not limited to, the “POWER IC” integrated circuit having part nos. including, but not limited to, 5185765B26.

1.23 “RFP99” means Motorola’s direct conversion RF integrated circuit identified as of the Effective Date as the “RFP99” integrated circuit and including, but not limited to, the “RFP99” integrated circuit having part nos. including, but not limited to, 5185163C06.

1.24 “Sole Source Products” means all CGISS Products other than the Alternate Source Products.

1.25 “SONATA” means Motorola’s receiver and dual conversion integrated circuit identified as of the Effective Date as the “SONATA” integrated circuit and including, but not limited to, the “SONATA” integrated circuit having part nos. including, but not limited to, 5185353D15.

1.26 “TOMAHAWK” means Motorola’s synthesizer receiver and transmitter integrated circuit identified as of the Effective Date as the “TOMAHAWK” integrated circuit and including, but not limited to, the “TOMAHAWK” integrated circuit having part nos. including, but not limited to, 5185143E02, 5185956E44, and 5185956E33.

B2-3	Sector License Terms –
Commercial, Gov’t & Industrial Solutions Sector

1.27 “VCO BUFFER IC” means Motorola’s voltage control oscillator buffer integrated circuit identified as of the Effective Date as the “VCO” integrated circuit and including, but not limited to, the “VCO” integrated circuit having part nos. including, but not limited to, 5105750U54.

1.28 “WIPC” means Motorola’s direct conversion and synthesizer integrated circuit identified as of the Effective Date as the “WIPC” integrated circuit and including, but not limited to, the “WIPC” integrated circuit having part nos. including, but not limited to, 5185368C21.

2.	LICENSES GRANTED

2.1 Frac-N Patent Cross-License. Subject to the terms and conditions set forth in these CGISS Sector Terms:

(a) Motorola hereby grants to each member of the Freescale Group, under the Motorola Frac-N Patents, an irrevocable, personal, worldwide, non-exclusive, royalty-free, paid-up right and license to, make and have made, sell, offer to sell, import and dispose of Semiconductor Products or Software; no right or license is granted under this Section 2.1(a) to sublicense any of the foregoing rights to third Persons; and

(b) Freescale hereby grants to each member of the Motorola Group, under the Freescale Frac-N Patents, an irrevocable, personal, worldwide, non-exclusive, royalty-free, paid-up right and license to: (i) use and have made Semiconductor Products; (ii) use, make and have made Software; and (iii) sell, offer to sell, import and dispose of any equipment offered for sale by a member of the Motorola Group that incorporates a Semiconductor Product and/or Software so made; no right or license is granted under this Section 2.1(b) to sublicense any of the foregoing rights to third Persons.

2.2 BGA Patent License. Subject to the terms and conditions set forth in these CGISS Sector Terms, Freescale hereby grants to each member of the Motorola Group, under the BGA Patents, an irrevocable, personal, worldwide, non-exclusive, royalty-free, paid-up right and license to: (a) use and have made Semiconductor Products that employ BGA Packaging; and (b) sell, offer to sell, import and dispose of any equipment offered for sale by any member of the Motorola Group that incorporates a Semiconductor Product so made that employs BGA Packaging. No right or license is granted under this Section 2.2 (BGA Patent License) to sublicense any of the foregoing rights to third Persons.

2.3 Alternate Source Product License. Subject to the terms and conditions of these CGISS Sector Terms, Freescale hereby grants each member of the Motorola Group a perpetual, irrevocable, personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license, under Freescale’s IC Patent Claims and Non-Patent Intellectual Property Rights in the CGISS Product Design Information for each Alternate Source Product, to: (a) use and modify the CGISS Product Design Information to create Derivatives of the Alternate Source Product (the “Alternate Source Product Derivatives”); (b) use, have made, sell, offer to sell, import and otherwise dispose of such Alternate Source Product and Alternate Source Product Derivatives;

B2-4	Sector License Terms –
Commercial, Gov’t & Industrial Solutions Sector

(c) reproduce, display, perform and distribute the CGISS Product Design Information in such Alternate Source Products solely as necessary and for the purpose of the foregoing; and (d) sublicense any of the foregoing rights to third Persons other than the right to create Alternate Source Derivatives. Notwithstanding the foregoing, nothing in this Section 2.3 (Alternate Source Product License) obligates Freescale to deliver to Motorola any CGISS Product Design Information already in Motorola’s possession as of the Effective Date with respect to any Alternate Source Product.

2.4 End of Life License. Subject to the terms and conditions of these CGISS Sector Terms, Freescale hereby grants each member of the Motorola Group a perpetual, irrevocable, personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license, under Freescale’s IC Patent Claims and Non-Patent Intellectual Property Rights in the CGISS Product Design Information for each Sole Source Product, to: (a) use and modify the CGISS Product Design Information to create Derivatives of the Sole Source Product after the EOL Date for such product (the “Sole Source Product Derivatives”); (b) use, have made, sell, offer to sell, import and otherwise dispose of such Sole Source Product and Sole Source Product Derivatives after the EOL Date for such product; (c) reproduce, display, perform and distribute the CGISS Product Design Information in such Sole Source Products after the EOL Date for such product solely as necessary and for the purpose of the foregoing; and (d) sublicense any of the foregoing rights to third Persons other than the right to create Sole Source Product Derivatives.

2.5 Resale License. Subject to the terms and conditions of these CGISS Sector Terms, Motorola hereby grants to each member of the Freescale Group a perpetual, irrevocable, personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license under the Motorola Non-Patent Intellectual Property Rights and Motorola IC Patent Claims in the CGISS Products, to: (a) reproduce, display and perform such CGISS Products and distribute such CGISS Products directly or indirectly to its customers; and (b) use, make, have made, sell, offer to sell, import and otherwise dispose of such CGISS Products directly or indirectly to its customers. No right or license is granted under this Section 2.5 (Resale License) to: (i) sublicense any of the foregoing rights to third Persons; or (ii) create or otherwise dispose of any Derivative of the CGISS Products.

2.6 No Transfer. Except as expressly provided herein, nothing in these CGISS Sector Terms obligates either party to deliver to the other party any Technology that is already in the other party’s possession as of the Effective Date.

3.	RESTRICTIONS AND RETAINED RIGHTS

3.1 Retained Rights. Each member of the Motorola Group and the Freescale Group reserve all of their respective Patent and Non-Patent Intellectual Property Rights not expressly granted herein. Without limiting the generality of the foregoing: (i) each member of the Motorola Group shall retain ownership of all Motorola Patent and Motorola Non-Patent Intellectual Property Rights in and to the Motorola Frac-N Patents and Motorola Sector Technology; and (ii) each member of the Freescale Group shall retain ownership of all Freescale Patent and Freescale Non-Patent Intellectual Property Rights in and to the BGA Patents, Freescale Frac-N Patents and Freescale Sector Technology. Notwithstanding the foregoing,

B2-5	Sector License Terms –
Commercial, Gov’t & Industrial Solutions Sector

nothing in these CGISS Sector Terms shall be construed as a transfer or assignment by: (A) any member of the Freescale Group of any Freescale Technology embodied in or used to develop the CGISS Products, if any; (B) any member of the Freescale Group of any Freescale Technology necessary to practice the Freescale Frac-N Patents or BGA Patents, if any; or (C) any member of the Motorola Group of any Motorola Technology necessary to practice the Motorola Frac-N Patents, if any.

3.2 Derivative Technology Rights. The right to create Derivative Technology granted above shall not be construed to confer any Patent rights with respect to such Derivative Technology except, and solely to the extent, such Patent rights are granted with respect to the underlying Licensed Technology.

3.3 Third Party Technology Rights. No right or license is granted hereunder with respect to any third Person Technology incorporated or embodied in or necessary to use or make the Licensed Technology or to practice any of the BGA Patents or Frac-N Patents.

3.4 Confidentiality. The parties acknowledge and agree that all information and material comprising the marketing requirements documents and detailed technical specifications for TOMAHAWK IC constitutes the Confidential Information of Motorola. Notwithstanding anything to the contrary in the Agreement or this Supplement B2, no member of the Freescale Group may disclose such Confidential Information to any third Person without Motorola’s prior written consent except that Freescale may disclose such Confidential Information without Motorola’s prior written consent, subject to Article 7 of the Agreement (Confidentiality), to contractors of Freescale for use in their performance of design, manufacturing and testing services for Freescale.

3.5 Restrictions.

(a) Legal Notices and Source Code Disclosure – Except as expressly set forth herein, or as the applicable party otherwise expressly approves in writing: (i) each member of a party’s Group shall reproduce and include on all copies and media for the Licensed Technology of the other party (and any Derivatives thereof) the product identification, copyright notice and any legal legend that appears on such Licensed Technology as originally provided by the other party; (ii) no member of the either party’s Group shall (and no member of the either party’s Group shall authorize, encourage or facilitate any third Person to): (A) remove alter or obscure any product identification, copyright notice and any legal legend required to be included on the Licensed Technology of the other party as set forth above; or (B) distribute, disclose or otherwise make available to any third Person the Source Code for any Licensed Technology of the other party.

(b) Reverse Engineering – Except as expressly set forth herein, or as otherwise expressly agreed upon in writing, no member of the either party’s Group shall authorize, encourage or facilitate any sublicensee or other third Person to decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any Source Code or underlying ideas or algorithms of all or any portion of the Licensed Technology of the other

B2-6	Sector License Terms –
Commercial, Gov’t & Industrial Solutions Sector

party or any Derivatives thereof by any means whatsoever except solely to the extent (and for such purposes as) permitted under applicable law notwithstanding the foregoing prohibition.

4.	OTHER RIGHTS AND OBLIGATIONS

4.1 Supply of CGISS Products. The unit pricing and other terms and conditions with respect to the purchase by Motorola of CGISS Products from Freescale shall be as set forth in the Master Semiconductor Purchase Agreement to the extent such products are expressly referenced in such agreement.

4.2 End Of Life Transfers and Notices. With respect to each Sole Source Product, Freescale shall: (a) provide Motorola notice of the “End of Life” status of such Sole Source Product (i) in accordance with the terms of the Master Semiconductor Purchase Agreement with respect to Sole Source Products expressly referenced in such agreement, and (ii) with respect to all other Sole Source Products, within thirty (30) days after Freescale has internally designated such product as being on “End of Life” status; and (b) within thirty (30) days after the EOL Date for such Sole Source Product, a copy of the applicable CGISS Product Design Information then in Freescale’s possession or otherwise permit designated Motorola personnel to access and copy such CGISS Product Design Information (at a mutually agreed upon place, time and schedule). If Motorola exercises its right under Section 2.4 (End of Life License) to have any Sole Source Product or Sole Source Product Derivative manufactured for Motorola, Motorola shall provide Freescale with written notice of identity and location of the applicable foundry.

4.3 BGA Revenue Share.

(a) During the period commencing on the Effective Date and continuing through December 31, 2004 (the “Revenue Share Period”), Freescale shall pay to Motorola sixty percent (60%) of the gross revenues accrued to any member of the Freescale Group in connection with the licensing of any BGA Patent during the Revenue Share Period (the “CGISS Revenue Share”).

(b) At the end of each calendar quarter during the Revenue Share Period, Freescale shall submit to Motorola: (i) a reasonably detailed written report with respect to the revenues accrued to any member of the Freescale Group during such quarter in connection with the licensing of any BGA Patents by any member of the Freescale Group; and (ii) in accordance with the revenues indicated on such report, the applicable CGISS Revenue Share for such quarter.

(c) Freescale shall keep complete and accurate books and records with respect to revenues accrued to any member of the Freescale Group in connection with the licensing of any BGA Patents during the Revenue Share Period. Motorola may engage a certified public accountant (a “CPA”) reasonably acceptable to Freescale to inspect and audit such books and records to determine Freescale’s compliance with the requirements of this Section 4.3. Motorola acknowledges and agrees that such audit: (i) may be conducted no more than once in any twelve (12) month period; (ii) is subject to execution by CPA of a non-disclosure agreement with respect to the books and records reviewed; and (iii) shall be conducted only on at least ten (10) days prior written notice and only in a manner that does not unduly interfere with the normal business operations of Freescale. Motorola shall bear the cost of such audit unless such audit reveals an under payment of seven percent (7%) or more in which case such costs shall be borne by Freescale.

B2-7	Sector License Terms –
Commercial, Gov’t & Industrial Solutions Sector

INTELLECTUAL PROPERTY LICENSE AGREEMENT

SUPPLEMENT B3 SECTOR LICENSE TERMS

GLOBAL TELECOM SOLUTIONS SECTOR/iDEN

These GTSS-iDEN Sector License Terms (these “iDEN Sector Terms”) set forth the terms and conditions pursuant to which certain Technology, Patents and Non-Patent Intellectual Property Rights relating to certain products of Motorola’s Global Telecom Solutions Sector – iDEN (“iDEN”) are licensed to Freescale as well as certain commercial arrangements between iDEN and Freescale with respect to such products. In particular, these iDEN Sector Terms are intended to reflect certain arrangements between Motorola’s Semiconductor Products Sector (“SPS”) and iDEN immediately prior to the Effective Date with respect to such Technology, Patents and Non-Patent Intellectual Property Rights.

Except as expressly set forth below, the terms and conditions otherwise set forth in the Agreement shall apply with respect to such Technology, Patents and Non-Patent Intellectual Property Rights developed or otherwise acquired solely or jointly by or for Freescale and iDEN. In addition, all terms not defined in these iDEN Sector Terms shall have the meaning set forth in the Agreement.

1.	DEFINITIONS

1.1. “Air Interface Compliant Product” means any Semiconductor Product or System that is substantially compliant with the iDEN Air Interface Protocol.

1.2. “Custom Modules” means (a) digital signal processor and microprocessor program code, instructions and fixed tables, which are supplied from Motorola through iDEN or developed by Freescale for use in Custom Products, (b) other code and instructions supplied from iDEN to Freescale to be written into the ROM sections of integrated circuits, and (c) Motorola’s Cartesian Feedback Linearization System.

1.3. “Custom Products” means the Classic IC, ODCT IC, Patriot Bravo IC, Patriot CDR3 IC, Patriot HIP6W IC, Patriot Indy IC, Redcap2 IC, Redcap IC, Roadrunner IC, Sledgehammer IC, Tomahawk IC, WPIC IC and Zeus IC.

1.4. “Freescale Embedded Technology” means, with respect to a Semiconductor Product, standard cell libraries, input/output structures, packaging technology and other Freescale Technology embedded in the Custom Products.

1.5. “Freescale Sector Technology” means the Freescale Embedded Technology and the Level 2 and Level 3 Specifications for the Zeus IC.

1.6. “Freescale Wireless Semiconductor Product” means a Wireless Semiconductor Product manufactured and sold by Freescale.

B3-1	Sector License Terms –
Global Telecom Solutions Sector/iDEN

1.7. “iDEN Air Interface Protocol” means the wireless air interface protocol that is based on the iDEN Technology and is used by a communication device to communicate with an iDEN network.

1.8. “iDEN Sector Patents” means those claims of a Motorola Patent that would be infringed by the iDEN Air Interface Protocol.

1.9. “IPC Software” means Motorola’s proprietary Inter-Processor Communications (IPC) Software that directs communication between logic cores within an integrated circuit or between two or more integrated circuits, in a form to be mutually agreed by the parties.

1.10. “IPC Derivatives” means a Derivative of the IPC Software or any portion thereof.

1.11. “Level 2 Specification” means, with respect to a Motorola integrated circuit, the device architectural block diagram and sub-system specifications which (i) describe in technical terms at a high level, the various modules within the device that constitute the IC, (ii) define how the modules in the device will operate together, and the architectural requirements necessary for each module to meet the goals of the device, and (iii) discuss the various sub-systems of the device and how they will operate. These concepts are defined via text, block diagrams, and the basic theory of operation.

1.12. “Level 3 Specification” means, with respect to a Motorola integrated circuit, the device detailed technical specifications which (i) provide a detailed description of every module/circuit block in the device and (ii) include specifications for each module, suggested implementations, detailed description of modes of operation, programming model, and current/power drain analysis.

1.13. “Licensed Technology” means the technology comprising or embodied in the Custom Products, Leveraged Technology Products, Motorola Design Specifications and IPC Software.

1.14. “Motorola’s Cartesian Feedback Linearization System” means a Motorola patented system that reduces the non-linearity of a radio frequency power amplifier and thereby reduces the spectral regrowth and emissions of a transmitter.

1.15. “Motorola Design Specifications” means the Level 2 and Level 3 Specifications for the Custom Products (other than the Zeus IC).

1.16. “Motorola Reserved Technology” means the Custom Modules.

1.17. “Motorola Sector Technology” means all Motorola Technology relating to the Custom Modules, the Motorola Design Specifications, as well as the system level technical embodiments of such specifications (excluding any Freescale Embedded Technology incorporated in any of the foregoing) and the IPC Software.

1.18. “ODCT IC” means Motorola’s radio frequency integrated circuit having part no. 5185963A90 and 5105457W87.

B3-2	Sector License Terms –
Global Telecom Solutions Sector/iDEN

1.19. “Patriot Bravo IC” means Motorola’s baseband integrated circuit having part no. 5185594F01 and 5185594F03.

1.20. “Patriot CDR3 IC” means Motorola’s baseband integrated circuit having part no. 5195015D303.

1.21. “Patriot HIP6W/IC” means Motorola’s baseband integrated circuit having part no. 5195016D02.

1.22. “Patriot Indy IC” means Motorola’s baseband integrated circuit having part no. 51950117D05 and 5195017D06.

1.23. “Phoenix Platform Program” means the joint development program between Motorola and Freescale to create the Sledgehammer IC, Roadrunner IC and Zeus IC.

1.24. “Redcap2 IC” means Motorola’s integrated circuit having part no. 518130C40/SP29703VFR2.

1.25. “Roadrunner IC” means Motorola’s audio power management integrated circuit currently under development for Motorola by Freescale as part of the Phoenix Platform Program.

1.26. “Sledgehammer IC” means Motorola’s transceiver radio frequency integrated circuit currently under development as part of the Phoenix Platform Program.

1.27. “Tomahawk IC” means Motorola’s radio frequency integrated circuit having part nos. 5185956E44, 5185143E02 and 5185956E33-die/wafer.

1.28. “WPIC IC” means Motorola’s radio frequency integrated circuit having part no. 5185143E37, 5185368C21 and 5185127C02.

1.29. “Zeus IC” means a baseband integrated circuit currently under development as part of the Phoenix Platform Program.

2.	LICENSES GRANTED

2.1. Embedded Technology License. Freescale grants to Motorola and each member of the Motorola Group the license set forth in Section 3.1 of the Agreement with respect to the Freescale Embedded Technology.

2.2. Custom Products License. Subject to the terms and conditions of these iDEN Sector Terms, Motorola hereby grants to each member of the Freescale Group under the Motorola Non-Patent Intellectual Property Rights and Motorola IC Patent Claims in the Custom Products a personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license to: (i) use, import, make, and have made the Custom Products and to sell and offer to sell the Custom Products made solely to Motorola and its Affiliates; and (ii) reproduce, display, perform and distribute the Motorola Technology embodied in the Custom Products solely as necessary and for the purpose of the foregoing.

B3-3	Sector License Terms –
Global Telecom Solutions Sector/iDEN

2.3. IPC License. Subject to the terms and conditions of these iDEN Sector Terms, Motorola hereby grants to each member of the Freescale Group a personal, perpetual, irrevocable, worldwide, non-exclusive, non-transferable, royalty-free paid-up right and license under the Motorola Non-Patent Intellectual Property Rights in the IPC Software to: (a) prepare and have prepared IPC Software Derivatives; (b) reproduce the IPC Software and IPC Derivatives solely for use in connection with a Freescale Wireless Semiconductor Product; (c) use IPC Software and IPC Derivatives solely for use in connection with a Freescale Wireless Semiconductor Products; and (d) distribute the IPC Software and IPC Derivatives in object code form only for use in connection with a Freescale Wireless Semiconductor Product. Motorola will deliver the IPC Software to Freescale in source code and object code form on a date to be mutually agreed by the parties.

2.4. Leveraged Technology License.

(a) Subject to the terms and conditions of these iDEN Sector Terms, Motorola hereby grants to each member of the Freescale Group a personal, perpetual, irrevocable, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license under Motorola’s Non-Patent Intellectual Property Rights in the Zeus IC to: (1) prepare and have prepared Derivatives of such integrated circuit that do not contain any Motorola Reserved Technology (the “Leveraged Zeus Products”); and (2) reproduce, display, perform and distribute such Leveraged Zeus Products.

(b) Subject to the terms and conditions of these iDEN Sector Terms, Motorola hereby grants to each member of the Freescale Group a personal, perpetual, irrevocable, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license under the Motorola’s Non-Patent Intellectual Property Rights in the Motorola Design Specifications (excluding any specifications for Custom Modules) to: (1) prepare and have prepared Derivatives of such Specifications to develop integrated circuits that do not contain any Motorola Reserved Technology (the “Leveraged Derivative Products”); and (2) reproduce, display, perform and distribute such Leveraged Derivative Products.

2.5. Sublicense. No right is granted to sublicense any of the rights granted in this Article 2 (Licenses Granted) to any third Person, except as expressly provided herein.

2.6. No Transfer. Except as expressly provided herein, nothing in these iDEN Sector Terms obligates either party to deliver to the other party any Technology that is already in the other party’s possession as of the Effective Date.

3.	RESTRICTIONS AND RETAINED RIGHTS

3.1. Motorola Retained Rights. Each member of the Motorola Group hereby expressly reserves all rights in and to all Motorola Patent and Non-Patent Intellectual Property Rights not expressly granted herein. Without limiting the generality of the foregoing, each member of the Motorola Group shall retain ownership of all Motorola Patent and Motorola Non-Patent Intellectual Property Rights in and to the Motorola Sector Technology. Notwithstanding the foregoing: (a) nothing in these iDEN Sector Terms shall be construed as a transfer or assignment

B3-4	Sector License Terms –
Global Telecom Solutions Sector/iDEN

by any member of the Freescale Group of any Freescale Technology embodied in or used to develop or manufacture the Motorola Sector Technology; and (b) except for the license set forth in Section 2.2 (Custom Products License) no rights are granted under the Agreement (including this Supplement B3) in and to any Motorola Reserved Technology.

3.2. Air Interface Network. Notwithstanding anything herein or in the Agreement to the contrary, no right or license is granted to any member of the Freescale Group under any iDEN Sector Patents.

3.3. Freescale Retained Rights. Each member of the Freescale Group hereby expressly reserves all rights in and to all Freescale Patent and Non-Patent Intellectual Property Rights not expressly granted herein. Without limiting the generality of the foregoing, each member of the Freescale Group shall retain ownership of all Freescale Patent and Freescale Non-Patent Intellectual Property Rights in and to the Freescale Sector Technology. Notwithstanding the foregoing, nothing herein shall be construed as a transfer or assignment by any member of the Motorola Group of any Motorola Technology that is embodied in or used to develop or manufacture the Freescale Sector Technology.

3.4. Derivative Technology Rights. The right to create Derivative Technology otherwise granted above shall not be construed to confer any Patent rights with respect to such Derivative Technology except, and solely to the extent, such Patent rights are granted with respect to the underlying Licensed Technology.

3.5. Third Party Technology Rights. No right or license is granted hereunder with respect to any third Person Technology, if any, that may be incorporated or embodied in or necessary to use or make the Licensed Technology or that may be necessary to practice any of the Patents licensed under these iDEN Sector Terms.

3.6. Restrictions.

(a) Legal Notices and Source Code Disclosure – Except as expressly set forth herein, or as the applicable party otherwise expressly approves in writing: (i) each member of a party’s Group shall reproduce and include on all copies and media for the License Technology of the other party (and any Derivatives thereof) the product identification, copyright notice and any legal legend that appears on such Licensed Technology as originally provided by the other party; (ii) no member of the either party’s Group shall (and no member of the either party’s Group shall authorize, encourage or facilitate any third Person to): (A) remove alter or obscure any product identification, copyright notice and any legal legend required to be included on the Licensed Technology of the other party as set forth above; or (B) distribute, disclose or otherwise make available to any third Person the Source Code for any Licensed Technology.

(b) Reverse Engineering – Except as expressly set forth herein, or as otherwise expressly agreed upon in writing, no member of the either party’s Group shall authorize, encourage or facilitate any sublicensee or other third Person to decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any Source Code or underlying ideas or algorithms of all or any portion of the Licensed Technology of the other party or any Derivatives thereof by any means whatsoever except solely to the extent (and for such purposes as) permitted under applicable law notwithstanding the foregoing prohibition.

B3-5	Sector License Terms –
Global Telecom Solutions Sector/iDEN

INTELLECTUAL PROPERTY LICENSE AGREEMENT

SUPPLEMENT B4 SECTOR LICENSE TERMS

INTEGRATED ELECTRONIC SYSTEMS SECTOR

These IESS Sector License Terms (these “IESS Sector Terms”) set forth the terms and conditions pursuant to which certain Technology, Patents and Non-Patent Intellectual Property Rights relating to certain products of Motorola’s Integrated Electronic Systems Sector (IESS) are licensed to Freescale as well as certain commercial arrangements between Motorola and Freescale with respect to such products.

These IESS Sector Terms are intended to reflect certain arrangements between Motorola’s Semiconductor Products Sector (SPS) and IESS immediately prior to the Effective Date including certain of the arrangements described under: (a) the Memorandum of Understanding between ACES, GPS Products Group and SPS DART regarding the Sale and Support of Motorola GPS Products; (b) Commercial Agreement between AIEG and SPS Regarding the Sale of ProSAK IC; and (c) Memorandum of Understanding between Motorola SPS Driver Information Systems (DIS) Operation and IESS Telematics Communications Group (TCG) regarding the distribution sale of Motorola GPS chipset products, Oncore chipset pricing and PowerStrike GPS royalty.

Except as expressly set forth below, the terms and conditions otherwise set forth in the Agreement shall apply with respect to Technology, Patents and Non-Patent Intellectual Property Rights developed or otherwise acquired solely or jointly by or for Freescale and IESS. In addition, all terms not defined in these IESS Sector Terms shall have the meaning set forth in the Agreement.

1.	DEFINITIONS

1.1 “AICE IC” means Motorola’s first generation family of engine control module input conditioning integrated circuits identified as of the Effective Date as the “AICE” integrated circuit and including, but not limited to, the “AICE” integrated circuits having Motorola part nos. 5142492Uxx (U01 & U02) and 5142500Uxx (U01 & U02).

1.2 “ATLANTIC IC” means Motorola’s engine control input conditioning integrated circuit identified as of the Effective Date as the “ATLANTIC” integrated circuit and including, but not limited to, the “ATLANTIC” integrated circuit having part nos. including, but not limited to SC370752FNR2 & SC370719FNR2.

1.3 “ATLAS IC” means Motorola’s engine control input signal processing integrated circuit identified as of the Effective Date as the “ATLAS” integrated circuits having Motorola part nos. 5144732 U01 / U02.

B4-1	Sector License Terms –
Integrated Electronic Systems Sector

1.4 “BOB IC” means Motorola’s power supply integrated circuit for passenger vehicles identified as of the Effective Date as the “BOB” integrated circuit and including, but not limited to, the “BOB” integrated circuit having Motorola part no. 5144733U01.

1.5 “Custom Products” means individually the ORION IC, ISKRA IC, AICE IC, TREX1.x IC, MIST IC, PAN IC, ATLAS IC, MOTION IC, TORC IC and GIN IC.

1.6 “Derivative Technology” means any Derivative of the Licensed Technology.

1.7 “Filter Conversion Tool” means a Matlab-based software tool for the conversion of the Intersil integrated circuit knock parameters (“Harris IC parameters”) to ProSAK format owned by Motorola and developed by IESS.

1.8 “Freescale Embedded Technology” means, with respect to a Semiconductor Product, Freescale’s standard cell libraries, input/output structures, packaging technology and other Freescale Technology embedded in such product.

1.9 “Freescale Sector Technology” means, solely for purposes of these IESS Sector Terms, (a) the Freescale TSI Transition Technology, (b) the Freescale Embedded Technology with respect to the Custom Products, Resale Integrated Circuits, Resale GPS Products, BOB IC, HEAPS IC and TORC IC (c) the PowerStrike IC, but not including the 12-channel GPS correlator design block and the embedded ROM software instantiated in the PowerStrike IC and (d) the Roadrunner IC, but not including the 8-channel GPS correlator design block and the embedded ROM software, if any, instantiated in the Roadrunner IC.

1.10 “Freescale TSI Transition Technology” means, solely for purposes of these IESS Sector Terms, the RTL files for the PSC Controller, BDLC J1850 Controller, MSCAN Controller and FlexCAN Controller modules and all Freescale Technology related thereto.

1.11 “GAM Patent” means any of the Motorola Patents set forth on Schedule A to this Supplement B4.

1.12 “GIN IC” means Motorola’s engine control input signal processing integrated circuit identified as of the Effective Date as the “GIN” integrated circuit and including, but not limited to, the “GIN” integrated circuit having Motorola part no. XC370720.

1.13 “HEAPS IC” means Motorola’s power supply integrated circuit for heavy vehicles identified as of the Effective Date as the “HEAPS” integrated circuit and including, but not limited to, the “HEAPS” integrated circuit having Motorola part no. 5140060Y01.

1.14 “IESS Tools” means, collectively and individually, the Filter Conversion Tool, Knock Calibration Tool and Sensor Placement Tool and any upgrades, upgrades and new releases thereof that Motorola provides to Freescale pursuant to Section 6.1 (Tool Upgrades and Delivery).

B4-2	Sector License Terms –
Integrated Electronic Systems Sector

1.15 “ISKRA IC” means Motorola’s 2nd generation ignition control integrated circuit identified as of the Effective Date as the “ISKRA” integrated circuit and including, but not limited to, the “ISKRA” integrated circuit having Motorola part no. 5140593Y01.

1.16 “Knock Calibration Tool” means MKICS (Motorola Knock IC Calibration System) calibration units manufactured by the Automotive Communications and Electronic Systems (“ACES”) group of IESS for use with the ProSAK IC.

1.17 “Licensed Technology” means the Technology comprising or embodied in the Custom Products, Resale Integrated Circuits, Resale GPS Products, BOB IC, HEAPS IC, VSP4 Software, Freescale TSI Transition Technology, Freescale Embedded Technology and IESS Tools.

1.18 “MIST IC” means Motorola’s 2nd generation engine control input signal processing integrated circuit identified as of the Effective Date as the “MIST” integrated circuit and including, but not limited to, the “MIST” integrated circuits having Motorola part nos. 5140151Yxx (Y01 thru Y06).

1.19 “MOTION IC” means Motorola’s ignition control integrated circuit identified as of the Effective Date as the “MOTION” integrated circuit and including, but not limited to, the “MOTION” integrated circuit having Motorola part no. XC370722.

1.20 “Motorola Reserved Technology” means the: (a) variable reluctance, Hall-effect circuit block instantiated in the TREX1.x IC; (b) eight (8) channel GPS correlator design block and the embedded ROM software, if any, instantiated in the ROADRUNNER IC; (c) twelve (12) channel GPS correlator design block and the embedded ROM software instantiated in the POWERSTRIKE IC; and (d) ionization detection circuit block instantiated in the ISKRA IC.

1.21 “Motorola Sector Technology” means, solely for purposes of these IESS Sector Terms, all Motorola Technology relating to Custom Products, Resale Integrated Circuits, BOB IC, HEAPS IC, Resale GPS Products, VSP4 Software and IESS Tools (excluding any Freescale Embedded Technology incorporated in any of the foregoing).

1.22 “Net Sales” means the actual gross selling price specified on the invoice for the sale of a product less all taxes, duties, shipping costs, insurance, returns and customary trade discounts.

1.23 “ORION IC” means Motorola’s 2nd generation ignition control integrated circuit identified as of the Effective Date as the “ORION” integrated circuit and including, but not limited to, the “ORION” integrated circuit having Motorola part no. 5140150Y01.

1.24 “PAN IC” means Motorola’s engine control input signal processing integrated circuit identified as of the Effective Date as the “PAN” integrated circuit and including, but not limited to, the “PAN” integrated circuit having Motorola part no. XC370712DW.

B4-3	Sector License Terms –
Integrated Electronic Systems Sector

1.25 “POWERSTRIKE IC” means the GPS integrated circuits identified as of the Effective Date as the “POWERSTRIKE” integrated circuits having Motorola part nos. 5143943U01/XC550007HCPV16A and 5187300J01/SC550007VPV16A.

1.26 “ProSAK IC” (Programmable Stand Alone Knock) means Motorola’s anti-knock integrated circuit identified as of the Effective Date as the “ProSAK” integrated circuit and including, but not limited to, the “ProSAK” integrated circuit having Motorola part no. 5144951U01.

1.27 “Resale Integrated Circuits” means the products identified as of the Effective Date as the ProSAK IC, PowerStrike IC (PowerStrike and PowerStrike Plus), Atlantic IC and Roadrunner IC.

1.28 “Resale GPS Products” means the Global Positioning System (GPS) integrated circuits and GPS integrated circuit modules that Freescale purchases from any member of the Motorola Group and which, as of the Effective Date, are sold under the product family names: (a) Instant GPS IC (and having part nos. PG 4100 (sample) and MG 4100 (Production)); and (b) FS Oncore Module (and having part designations PFS Oncore (sample) and FS Oncore (production)).

1.29 “ROADRUNNER IC” means the GPS integrated circuits identified as of the Effective Date as the “ROADRUNNER” integrated circuits having Motorola part nos. 5143909U01/SS38140EF05C.

1.30 “Sensor Placement Tool” means the sensor placement tool manufactured by AIEG for use with the ProSAK IC.

1.31 “Sensor Product” means a Semiconductor Product the function of which is to sense a physical property and generate an electrical signal in response to the sensed physical property.

1.32 “TORC IC” means Motorola’s Twin Output Regulated Current integrated circuit for transmission solenoid constant current control identified as of the Effective Date as the “TORC” integrated circuit and including, but not limited to, the “TORC” integrated circuits having Motorola part no. 5144700U01.

1.33 “Standard Supply Terms” means Motorola’s then standard terms and conditions with respect to the purchase and supply of hardware and software tools relating to the ProSAK IC.

1.34 “TREX1.x IC” means Motorola’s first generation transmission regulator integrated circuits identified as of the Effective Date as the “TREX1.x” integrated circuits and including, but not limited to, the “TREX1.x” integrated circuits having Motorola part nos. 5140349Yxx (Y01 & Y02).

B4-4	Sector License Terms –
Integrated Electronic Systems Sector

1.35 “TSI Transition Technology Product” means a Semiconductor Product that: (a) is a single Packaged Device; (b) contains a parallel host interface (address, data, chip select); (c) contains at least one of a PSC Controller, BDLC J1850 Controller, MSCAN Controller or FlexCAN controller; (d) contains at least one of a DSP acceleration block, a serial data conversion block, a MOST vehicle bus data buffering block, a DMA controller, a serial communications block, a timers/counters/PWMs, digital I/O, analog I/O, Real Time Clock, Analog to Digital converter or a RAM; and (e) does not contain a general purpose programmable processing element. An individual TSI Transition Technology Product also includes any succeeding version of such product provided such succeeding version differs from the original TSI Transition Technology Product only in the correction of defects or design errors.

1.36 “VSP4 Patent Claims” means the claims of those Motorola Patents set forth on Schedule B to this Supplement B4.

1.37 “VSP4 Software” means Motorola’s proprietary hands-free vehicular speakerphone Software for the automotive market in the form such Software exists as of the Effective Date.

2.	LICENSES GRANTED

2.1 Embedded Technology License. Freescale grants to Motorola and each member of the Motorola Group the license set forth in Section 3.1 of the Agreement with respect to the Freescale Embedded Technology.

2.2 TSI License. Subject to the terms and conditions of these IESS Sector Terms, Freescale hereby grants to each member of the Motorola Group under Freescale’s Patent and Non-Patent Intellectual Property Rights in the Freescale TSI Transition Technology a perpetual, irrevocable, personal, worldwide, non-exclusive, non-transferable, royalty-free, fee bearing right and license to: (a) make Derivatives of the Freescale TSI Transition Technology (the “Freescale TSI Derivatives”); (b) reproduce, display, perform and distribute such Freescale TSI Transition Technology and Freescale TSI Derivatives; and (c) use, make, have made, and import up to two (2) TSI Transition Technology Products incorporating all or part of the Freescale TSI Transition Technology or Freescale TSI Derivatives; and (d) to sell and offer to sell up to two (2) TSI Transition Technology Products directly or indirectly to its customers when embedded in Motorola telematics systems. Motorola’s TSI Transition Technology Products shipped to customers in production volumes aggregating less than one thousand (1,000) units will not count against the limitation of two (2) TSI Transition Technology Products.

2.3 Custom Products License. Subject to the terms and conditions of these IESS Sector Terms, Motorola hereby grants to each member of the Freescale Group under the Motorola Non-Patent Intellectual Property Rights and Motorola IC Patent Claims in the Custom Products a personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license to: (a) use, import, make, and have made the Custom Products and to sell and offer to sell the Custom Products made solely to members of the Motorola Group; and (b) reproduce, display, perform and distribute the Motorola Technology embodied in the Custom Products

B4-5	Sector License Terms –
Integrated Electronic Systems Sector

solely as necessary and for the purpose of the foregoing. No right or license is granted under this Section 2.3 (Custom Products License) to create or otherwise dispose of any Derivative of the Custom Products.

2.4 VSP4 License. Subject to the terms and conditions of these IESS Sector Terms, Motorola hereby grants to each member of the Freescale Group a perpetual, irrevocable, personal, worldwide, non-exclusive, non-transferable, royalty-bearing right and license under the Motorola Non-Patent Intellectual Property Rights, VSP4 Patent Claims and Motorola IC Patent Claims in the VSP4 Software to: (a) make Derivatives of the VSP4 Software (the “VSP4 Derivatives”); (b) reproduce, display, perform and distribute such VSP4 Software and VSP4 Derivatives; and (c) use, make, have made, sell, offer to sell and import the VSP4 Software and VSP4 Derivatives directly or indirectly to its customers.

2.5 Resale Integrated Circuits License. Subject to the terms and conditions of these IESS Sector Terms, Motorola hereby grants to each member of the Freescale Group a perpetual, irrevocable, personal, worldwide, non-exclusive, non-transferable, royalty-bearing (except as set forth below) right and license under the Motorola Non-Patent Intellectual Property Rights and Motorola IC Patent Claims in the Resale Integrated Circuits to: (a) reproduce, display and perform such Resale Integrated Circuits and distribute such Resale Integrated Circuits direct or indirectly to its customers; and (b) use, make, have made, sell, offer to sell and import the Resale Integrated Circuits directly or indirectly to its customers. No right or license is granted under this Section 2.5 (Resale Integrated Circuits License) to create or otherwise dispose of any Derivative of the Resale Integrated Circuits.

2.6 Leveraged Technology License. Subject to the terms and conditions of these IESS Sector Terms, Motorola hereby grants to each member of the Freescale Group a perpetual, irrevocable, personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license under the Motorola Non-Patent Intellectual Property Rights embedded in the TORC IC, ISKRA IC and TREX1.x IC to: (a) prepare and have prepared Derivatives of such integrated circuits that do not contain any Motorola Reserved Technology or otherwise include the same feature set as the TORC IC (the “Leveraged Derivative Products”); (b) reproduce, display, perform and distribute such Leveraged Derivative Products; and (c) use, make, have made, sell, offer to sell and import the Leveraged Derivative Products directly or indirectly to its customers.

2.7 IESS Tools. Subject to the terms and conditions of these IESS Sector Terms, Motorola hereby grants to each member of the Freescale Group a perpetual, irrevocable, personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license under the Motorola Non-Patent Intellectual Property Rights in the IESS Tools to: (a) use, sell and offer to sell IESS Tools acquired by Freescale as set forth in these IESS Sector Terms; and (b) sublicense Freescale’s customers to use the software comprising the IESS Tools (in object code only) solely pursuant to an end user license agreement.

2.8 Licensed Motorola Technology. Subject to the terms and conditions of these IESS Sector Terms, Motorola hereby grants to each member of the Freescale Group the license set forth in Section 3.2 of the Agreement with respect to the Licensed Motorola Technology incorporated in the BOB IC and the HEAPS IC.

B4-6	Sector License Terms –
Integrated Electronic Systems Sector

2.9 Freescale Sensor Product License. Subject to the terms and conditions of these IESS Sector Terms, Freescale hereby grants to each member of the Motorola Group a perpetual, irrevocable, personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license under the Freescale Patents to use, make, have made, sell, offer to sell, import and otherwise dispose of Motorola Sensor Products.

2.10 Sublicense. Except as expressly provided herein, no right is granted under these IESS Sector Terms to sublicense any of the rights granted in this Article 2 (Licenses Granted) to any third Person.

2.11 No Transfer. Except as expressly provided herein, nothing in these IESS Sector Terms obligates either party to deliver to the other party any Technology that is already in the other party’s possession as of the Effective Date.

3.	RESTRICTIONS AND RETAINED RIGHTS

3.1 Motorola Retained Rights. Each member of the Motorola Group hereby expressly reserves all rights in and to all Motorola Patent and Non-Patent Intellectual Property Rights not expressly granted herein. Without limiting the generality of the foregoing, each member of the Motorola Group shall retain ownership of all Motorola Patent and Motorola Non-Patent Intellectual Property Rights in and to the Motorola Sector Technology. Notwithstanding the foregoing: (a) nothing in these IESS Sector Terms shall be construed as a transfer or assignment by any member of the Freescale Group of any Freescale Technology embodied in or used to develop or manufacture the Motorola Sector Technology; (b) except for the license set forth in Section 2.3 (Custom Products License) no rights are granted under the Agreement (including this Supplement B4) in and to any Motorola Reserved Technology; and (c) no rights are granted under the Agreement (including this Supplement B4) under any GAM Patent.

3.2 Freescale Retained Rights. Each member of the Freescale Group hereby expressly reserves all rights in and to all Freescale Patent and Non-Patent Intellectual Property Rights not expressly granted herein. Without limiting the generality of the foregoing, each member of the Freescale Group shall retain ownership of all Freescale Patent and Freescale Non-Patent Intellectual Property Rights in and to the Freescale Sector Technology. Notwithstanding the foregoing, nothing herein shall be construed as a transfer or assignment by any member of the Motorola Group of any Motorola Technology that is embodied in or used to develop or manufacture the Freescale Sector Technology.

3.3 Derivative Technology Rights. The right to create Derivative Technology granted above shall not be construed to confer any Patent rights with respect to such Derivative Technology except, and solely to the extent, such Patent rights are granted with respect to the underlying Licensed Technology.

3.4 Third Party Technology Rights. No right or license is granted hereunder with respect to any third Person Technology, if any, that may be incorporated or embodied in or

B4-7	Sector License Terms –
Integrated Electronic Systems Sector

necessary to use or make the Licensed Technology or that may be necessary to practice any of the Patents licensed under these IESS Sector Terms.

3.5 Restrictions.

(a) Legal Notices and Source Code Disclosure – Except as expressly set forth herein, or as the applicable party otherwise expressly approves in writing: (i) each member of a party’s Group shall reproduce and include on all copies and media for the Licensed Technology of the other party (and any Derivatives thereof) the product identification, copyright notice and any legal legend that appears on such Licensed Technology as originally provided by the other party; (ii) no member of the either party’s Group shall (and no member of the either party’s Group shall authorize, encourage or facilitate any third Person to): (A) remove alter or obscure any product identification, copyright notice and any legal legend required to be included on the Licensed Technology of the other party as set forth above; or (B) distribute, disclose or otherwise make available to any third Person the Source Code for any Licensed Technology.

(b) Reverse Engineering – Except as expressly set forth herein, or as otherwise expressly agreed upon in writing, no member of the either party’s Group shall authorize, encourage or facilitate any sublicensee or other third Person to decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any Source Code or underlying ideas or algorithms of all or any portion of the Licensed Technology of the other party or any Derivatives thereof by any means whatsoever except solely to the extent (and for such purposes as) permitted under applicable law notwithstanding the foregoing prohibition.

4.	ROYALTIES, SERVICE FEES AND PAYMENTS

4.1 TSI License Fee. If Motorola or any other member of the Motorola Group elects to incorporate any Freescale TSI Transition Technology or Freescale TSI Derivative into any product to be made available to its customers then, in consideration of such rights as granted herein, Motorola shall promptly notify Freescale thereof in writing (such notice, a “Election Notice”) and, together with such notice, shall pay Freescale:

(a) a one-time payment of fifteen thousand dollars ($15,000.00) for the PSC Controller upon submission of Motorola’s Election Notice for the same;

(b) a one-time payment of fifteen thousand dollars ($15,000.00) for the BDLC J1850 Controller upon submission of Motorola’s Election Notice for the same;

(c) a one-time payment of fifteen thousand dollars ($15,000.00) for the MSCAN Controller upon submission of Motorola’s Election Notice for the same; and

(d) a one-time payment of fifteen thousand dollars ($15,000.00) for the FlexCAN Controller upon submission of Motorola’s Election Notice for the same.

B4-8	Sector License Terms –
Integrated Electronic Systems Sector

4.2 Supply of Custom Products. The unit pricing and other terms and condition with respect to the purchase by members of the Motorola Group of Custom Products from Freescale shall be as set forth in the Master Semiconductor Purchase Agreement to be entered into by Motorola and Freescale following the Effective Date (in connection with the transactions contemplated by the Master Separation and Distribution Agreement).

4.3 VSP4 Royalty. In consideration of the license granted under these IESS Sector Terms with respect to the VSP4 Software, Freescale shall pay Motorola a royalty for each copy of the VSP4 Software or VSP4 Derivatives distributed to customers of any member of the Freescale Group (other than members of the Motorola Group) as follows:

Volume Step	Cumulative Volume	Royalty (per copy)
First 250,000 copies	250,000 copies	$1.00
Next 750,000 units	1,000,000 copies	$0.60
Over 1,000,000 copies	1,000,001 + copies	$0.40

4.4 Resale IC Royalty. In consideration of the license granted under these IESS Sector Terms with respect to the Resale Integrated Circuits, Freescale shall pay Motorola:

(a) ProSAK ICs — (i) no royalty for ProSAK ICs sold to members of the Motorola Group; and (ii) a royalty equal to ten percent (10%) of the Net Sales of all ProSAK ICs sold to all other Freescale customers regardless of the volume or pricing to such customers;

(b) Atlantic ICs – a royalty equal to (i) seven percent (7%) of the Net Sales of all Atlantic ICs sold directly to Ford Motor Company, Inc. or Visteon Corporation regardless of volume or customer pricing; and (ii) ten percent (10%) of the Net Sales of all Atlantic ICs sold to all other customers of Freescale regardless of volume or customer pricing.

Notwithstanding the foregoing, the parties acknowledge and agree that the licenses granted herein with respect to the PowersStrike IC, RoadRunner IC and Bob IC are royalty-free and paid-up for all sales after the Effective Date.

4.5 ProSAK Tool Pricing.

(a) Filter Calibration Tool – For each Filter Conversion Tool licensed by a member of the Freescale Group to its customers, Freescale shall pay Motorola the greater of: (i) ninety percent (90%) of the final license price obtained by such member of the Freescale Group; or (ii) Twenty Thousand Dollars ($20,000.00).

(b) Knock Calibration Tool — Motorola shall sell the Knock Calibration Tool to members of the Freescale Group pursuant to Section 6.3 for Eighteen Thousand Dollars ($18,000.00) per unit.

(c) Sensor Placement Tool — Motorola shall sell the Sensor Placement Tool to members of the Freescale Group pursuant to Section 6.3 for Ten Thousand Dollars ($10,000.00) per unit.

B4-9	Sector License Terms –
Integrated Electronic Systems Sector

4.6 Records and Inspection. Each party and members of their respective Group shall keep complete and accurate books and records with respect to their payment obligations arising in connection with these IESS Sector Terms. Either party (the “Auditor”) may engage a certified public accountant (a “CPA”) reasonably acceptable to the other party (the “Audited Party”) to inspect and audit such books and records to determine the Audited Party’s compliance with the payment requirements of this Section 4 and the accuracy of the reports submitted under these IESS Sector Terms. The Auditor acknowledges and agrees that such audit: (a) may be conducted no more than once in any twelve (12) month period; (b) is subject to execution by CPA of a non-disclosure agreement with respect to the books and records reviewed; and (b) shall be conducted only on at least ten (10) days prior written notice and only in a manner that does not unduly interfere with the normal business operations of the Audited Party. The Auditor shall bear the cost of such audit unless such audit reveals an overpayment by the Auditor of seven percent (7%) or more as a result of a reporting misstatement in which case such costs shall be borne by the Audited Party.

5.	INSTANT GPS RESELLER AGREEMENT

Promptly following the Effective Date, Motorola and Freescale agree to enter into a mutually agreed reseller agreement pursuant to which Freescale will act as a Motorola reseller with respect to the Resale GPS Products and undertake certain related activities on behalf of Motorola with respect to the Resale GPS Products (the “GPS Reseller Agreement”).

6.	PROSAK OBLIGATIONS AND SERVICES

6.1 Tool Upgrades and Delivery. Motorola shall make available to members of the Freescale Group upgrades, updates and new versions of the Filter Conversion Tool that Motorola, in its discretion, deems suitable for commercial distribution under these IESS Sector Terms. Subject to the provisions in these IESS Sector Terms, order, shipping and delivery of the IESS Tools shall be subject to the then current Standard Supply Terms.

6.2 Filter Conversion Tool. Motorola shall provide general technical information support with respect to the Filter Conversion tool directly to members of the Freescale Group. Motorola shall name a technical contact for such support, which contact Motorola may change from time upon written notice to Freescale. As of the Effective Date such contact is Steve Rober. Freescale shall be responsible for direct customer support of the Filter Conversion Tool.

6.3 Calibration and Placement Tools.

(a) Members of the Freescale Group shall be responsible for quoting and delivering the Knock Calibration Tools and Sensor Placement Tools to customers of members of the Freescale Group; members of the Freescale Group may, in their sole discretion, establish the price of such tools to its customers.

B4-10	Sector License Terms –
Integrated Electronic Systems Sector

(b) Motorola shall manufacture, test and deliver to Freescale Knock Calibration Tools and Sensor Placement Tools.

(c) Motorola shall designate in writing contacts for support of Knock Calibration Tools and Sensor Placement Tools, including the repair of damaged or defective units, which contact Motorola may change from time upon written notice to Freescale.

(d) At Freescale’s request, Motorola shall deliver to Freescale a MKICS tool specification and a Sensor Placement Tools specification.

6.4 IESS Tool Training. If Motorola offers direct customer training and support for the IESS Tools, Motorola will quote its prices for such training and support to Freescale customers upon request. Training will typically be quoted for one a (1) week training program and specified as on-site or at an IESS facility. All training will be quoted on a customer-by-customer basis. Due to limited capacity for this function, Motorola customers shall receive first priority for such training services.

6.5 ProSAK Post Sales Support. Freescale customer service will be the point of contact for all Freescale customer problems with respect to the ProSAK IC and IESS Tools. In addition: (a) Freescale will provide applications engineering support for such products; and (b) Motorola will support its customers, and Freescale, for circuit tools and system level tools for such product.

6.6 Warranties and Recalls. Motorola warrants to Freescale that the IESS Tools will perform in accordance with their specifications for one (1) year after delivery. Except for this express warranty, provision of the IESS Tools to Freescale is otherwise subject to Section 5.2 of the Agreement. Freescale’s then current standard terms and conditions regarding the warranty of ProSAK IC and IESS Tools will be followed with respect to warranties offered by Freescale for ProSAK ICs and IESS Tools to Freescale customers. Freescale will manage all customer interactions involving the ProSAK IC and IESS Tools. Motorola will be responsible for supporting resolution of any design related issues with the ProSAK IC and IESS Tools.

6.7 Technical Support. Upon written request by Freescale during the five (5) year period following the Effective Date, and provided IESS maintains associated technical competence (and subject to the availability of such resources), IESS agrees to provide a quote in response to Freescale’s request, specifying the cost for and availability and scope of reasonable technical support related to the ProSAK IC and to the IESS Tools at a rate not to exceed two thousand dollars ($2000) per engineer day. Motorola will invoice Freescale for any such support on a monthly basis with payment net forty-five (45) days from receipt of invoice.

B4-11	Sector License Terms –
Integrated Electronic Systems Sector

INTELLECTUAL PROPERTY LICENSE AGREEMENT

SUPPLEMENT B5 SECTOR LICENSE TERMS

PERSONAL COMMUNICATIONS SECTOR

These PCS Sector License Terms (these “PCS Sector Terms”) set forth the terms and conditions pursuant to which certain Technology and Intellectual Property Rights relating to certain products of Motorola’s Personal Communications Sector (“PCS”) are licensed to Freescale as well as certain commercial arrangements between PCS and Freescale with respect to such products. In particular, these PCS Sector Terms are intended to reflect certain arrangements between Motorola’s Semiconductor Products Sector (“SPS”) and PCS immediately prior to the Effective Date.

Except as expressly set forth below, the terms and conditions otherwise set forth in the Agreement shall apply with respect to Technology, Patents and Non-Patent Intellectual Property Rights developed or otherwise acquired solely or jointly by or for Freescale and PCS. In addition, all terms not defined in these PCS Sector Terms shall have the meaning set forth in the Agreement (including Supplement C (Glossary of Technical Elements)).

1.	DEFINITIONS

1.1 “Application Framework” means a software structure that enables Applications and Application Middleware/Supporting Services to run. The Application Framework runs on top of layers 1, 2 and 3 of the protocol stack.

1.2 “Application Middleware/Supporting Services” means software or hardware needed for certain Applications to run. For example, Application Middleware/Supporting Services include the “MMI-NS” on which a user interface Application runs, the imaging codec on which a camera Application runs and a VR codec on which a voice recognition Application runs.

1.3 “Applications” means, in the case of mobile phones, basic applications such as the phone book and SMS as well as more differentiated applications such as camera, video, MP3, UI, browser, etc.

1.4 “Authorized Sublicensee” means a third Person that has acquired a license from a member of the Freescale Group with respect to any PCS Phone Deliverable pursuant to and in accordance with Section 2.7 (PCS Sublicense) that is: (a) an original equipment manufacturer (OEM) or original design manufacturer (ODM) customer of a member of the Freescale Group purchasing the Freescale Wireless Component with which it will use the PCS Phone Deliverable; (b) an independent design house that will use the PCS Phone Deliverable to design products that use the Freescale Wireless Component; (c) a third Person engaged by a member of the Freescale Group as an agent to develop and deliver to Freescale Derivatives of PCS Phone Deliverables on behalf of a member of the Freescale Group; or (d) a third Person partner engaged by a member of

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the Freescale Group to develop Derivatives of PCS Phone Deliverables for use with the Freescale Wireless Component.

1.5 “Collaboration” means the undertakings of the parties under Schedule J of this Supplement B5.

1.6 “Complete Build” means those PCS Phone Deliverables that constitute all documentation, Hardware Specifications and Source Code associated with a particular Motorola mobile phone product used by PCS in that product’s development and commercialization. Complete Build includes, without limitation, PCS Protocol Stack, PCS System Tools, PCS Documentation, Application Frameworks, Application Middleware/Supporting Services and Applications.

1.7 “Hardware Specifications” means the specifications for the antenna connection, RF front end, baseband processor and PC board layout.

1.8 “Conformance Stability” means, with respect to Software, the condition in which Motorola has designated such Software as having achieved “Conformance Stability” in accordance with Motorola’s then current quality assurance protocol. Conformance Stability includes successful completion of conformance test suites CRTC/CRTU and Anite campaign, system simulator test cases and STEP (host based simulator for the stack) in accordance with Motorola’s GSM Stack Regression Test Policy.

1.9 “Final Type Approval” means, with respect to Software, the condition in which Motorola has designated such Software as having achieved “Final Type Approval” in accordance with Motorola’s then current quality assurance protocol. Final Type Approval includes official certification that the Software conforms to the GSM/GPRS standards as issued by a recognized certification authority.

1.10 “Freescale Java Deliverables” means the Java deliverables described in Schedule F to this Supplement B5. For clarity, Freescale Java Deliverables excludes the Metrowerks Java Software development kit and tools that Motorola currently licenses from Metrowerks.

1.11 “Freescale Wireless Component” means any Freescale proprietary baseband processor that: (a) is designed by or for a member of the Freescale Group; and (b) is designed to execute the instructions of the PCS Protocol Software to perform operations that support air interface functions substantially standardized in the Wireless Standards.

1.12 “Functional Stability” means, with respect to Software, the condition in which Motorola has designated such Software as having achieved “Functional Stability” in accordance with Motorola’s then current quality assurance protocol. Functional Stability includes successful completion of a live/lab stability test plan (GSM call establishment/stability and GPRS stability) and conformance stability subset (51.010) on all bands in accordance with Motorola’s GSM Stack Component Regression Test Plan.

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1.13 “Legacy GSM/GPRS Software” has the meaning set forth on Schedule B of this Supplement B5.

1.14 “Next-Gen EDGE Software” means the Software described as the “Next-Gen EDGE Software” on Schedule J of this Supplement B5.

1.15 “Next-Gen GSM/GPRS Software” means the Software described as the “Next-Gen GSM/GPRS Software” on Schedule J of this Supplement B5.

1.16 “Object Code” means computer programs in machine-readable form that is substantially or entirely in binary form or otherwise directly executable by a computer after processing or linking.

1.17 “Other PCS Deliverables” means the Multimedia and Codec deliverables described in Schedule G to this Supplement B5.

1.18 “PCS Documentation” means those PCS Phone Deliverables constituting all or part of user’s guides, compilation instructions, requirements documents, manuals and files regarding the installation, use, operation, functionality, troubleshooting, specifications, 3rd party lists (e.g., non-Freescale IC manufacturers list), bills of materials, schematics, test procedures and plans, test results and other technical information for each PCS Protocol Stack and the PCS System Tools existing as of the date of delivery of each PCS Protocol Stack (as set forth on Schedule A, Schedule B and Schedule C to this Supplement B5). For clarity, such documentation includes the Hardware Specifications.

1.19 “PCS Phone Deliverables” means, collectively, the: (a) PCS UMTS Deliverables defined in Schedule A to this Supplement B5; (b) PCS GSM/GPRS Deliverables defined in Schedule B to this Supplement B5; and (c) PCS EDGE Deliverables defined in Schedule C to this Supplement B5.

1.20 “PCS Protocol Software” means the PCS Protocol Stack, the PCS Protocol Stack Derivatives, the PCS Software Interface and/or all other software of the PCS Phone Deliverables that is not PCS System Tools.

1.21 “PCS Protocol Stack” means those PCS Phone Deliverables that constitute all or part of a layered set of protocol instructions in Software form which, when executed by a processor, work together to support air interface functions substantially standardized in the Wireless Standards. For clarity, the PCS Protocol Stack includes layers 1, 2, and 3 of the mobile phone modem software and the software controlling the digital signal processor, which are the services that control the modem hardware that the Application Framework can draw upon to make a phone call; and the PCS Protocol Stack does not include any other Software products including any Application Middleware/Supporting Services, Application Framework or Applications.

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1.22 “PCS Protocol Stack Derivatives” means a Derivative of the PCS Protocol Stack, the PCS Software Interface, other software of the PCS Phone Deliverables that is not PCS System Tools, or any portion thereof.

1.23 “PCS Software Interface” means the PCS Phone Deliverables that constitute a refined API to the PCS Protocol Stack as described in Schedule J of this Supplement B5.

1.24 “PCS System Tools” means all or part of any or all PCS Phone Deliverables that constitute software tools associated with the PCS Protocol Stack.

1.25 “Project Deliverables” means, collectively and individually, the PCS Phone Deliverables, the Other PCS Deliverables and Freescale Java Deliverables.

1.26 “Project Derivative” means any Derivative developed in connection with these PCS Sector Terms of any Project Deliverable (including any portion or components thereof).

1.27 “Source Code” means computer programs in a form that is human readable and does not constitute Object Code.

1.28 “SUAPI” means a programming interface through which an Application Framework can access layers 1, 2 and 3 of a protocol stack.

1.29 “TAPI” means a programming interface used by an adjunct or applications processor to access the modem hardware.

1.30 “Third Person Restricted Software” means, collectively: (a) third Person Software, components and content incorporated in, or provided with, the PCS Phone Deliverables (including the Software, components and content set forth in Schedule E to this Supplement B5); and (b) Motorola Software subject to third Person restrictions (e.g., operator restrictions) incorporated in, or provided with, the PCS Phone Deliverables.

1.31 “Tier 1 OEM” means a third Person mobile phone OEM that has at any time attained at least a ten percent (10%) market share for mobile phones in any of GSM, CDMA 2000 (Narrowband CDMA) or UMTS markets for such phones.

1.32 “Time-To-Market Advantage” means, with respect to a PCS Protocol Stack to be delivered to Freescale, a period of one hundred thirty-five (135) days after the date that such PCS Protocol Stack has attained Functional Stability. For the avoidance of doubt, Time-to-Market Advantage will not be applicable to: (a) any Complete Build already in the possession of Freescale as of the Effective Date; or (b) the Strategic Customer Design Wins under Schedule I.

1.33 “Wireless Platform” means a Freescale Wireless Component in combination with the PCS Protocol Software, and may also include other Semiconductor Products.

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1.34 “VOB Database” means Motorola’s electronic exchange medium that Motorola uses in the internal development of its own mobile phone products and that is known as of the Effective Date as the “VOB”.

1.35 “Wireless Reference Designs” means those wireless reference design materials downloadable as of the Effective Date from the “Semiconductors” web page of the Motorola web site (http://e-www.motorola.com/webapp/sps/site/overview.jsp?nodeId=0MFB28t0GR).

2.	PCS PROTOCOL SOFTWARE DELIVERY AND LICENSE

2.1 PCS Technology Deliveries.

(a) PCS Phone Deliverables– Motorola will deliver to Freescale the PCS Phone Deliverables, including the PCS Protocol Stacks, in accordance with the delivery schedules and other applicable provisions of Schedule A, Schedule B, and Schedule C of this Supplement B5. For clarity, Software of PCS Phone Deliverables will be provided in Source Code form unless otherwise expressly identified in the foregoing schedules as to be delivered to Freescale in Object Code only.

(b) Third Party Content –

(i) Freescale will be solely responsible for timely obtaining (and shall use commercially reasonable efforts to timely obtain) licenses and consents to Third Person Restricted Software and, aside from providing Freescale with reasonable assistance in obtaining such licenses, Motorola shall have no obligation or liability to the Freescale Group if for any reason Freescale is unable to do so. Motorola shall make a good-faith effort to ensure that Schedule E to this Supplement B5 is complete and, to the extent necessary, periodically update such Schedule E from time to time.

(ii) Freescale and each member of the Freescale Group will, at its expense: (A) defend Motorola (which, for purposes of this Section 2.1(b) (Third Party Content), includes the “Motorola Indemnified Parties” as defined in the Master Separation and Distribution Agreement) against any claim arising out of or in connection with the use or distribution of the Third Person Restricted Software by Freescale or its customers (each, a “Claim”); and (B) indemnify and hold harmless Motorola from and against all Damages incurred by Motorola with respect to such Claim or otherwise in connection with the use or distribution of such Third Person Restricted Software by Freescale or its customers.

(iii) Motorola shall promptly provide Freescale notice of any Claim for which indemnification is sought under this Section 2.1(b) (Third Party Content) (a “Claim Notice”). Following receipt of any Claim Notice by Freescale, Freescale shall take all steps reasonably necessary to mitigate any Damages with respect to such Claim and, without limiting the foregoing, shall at Motorola’s request: (A) promptly discontinue the sublicensing and distribution of the applicable Third Person Restricted Software; and (B) meet with Motorola to discuss other appropriate remedial measures. Notwithstanding anything to the contrary in this

B5-5

Agreement, in the event of any Damage or Claim subject to indemnification under this Section 2.1(b) (Third Party Content), Motorola shall have the right (in its discretion) to control and conduct the defense and settlement of such Damage or Claim including, without limitation, by negotiating appropriates licenses or consents for Freescale’s continued use of the applicable Third Person Restricted Software as contemplated under this Supplement B5.

(c) Disclaimer – Motorola provides all PCS Phone Deliverables and Other PCS Deliverables “AS IS”. Motorola will have no obligation to modify or attempt to modify the PCS Phone Deliverables to meet the needs of Freescale. Freescale acknowledges that the PCS Phone Deliverables are not commercial grade products and may have errors and omissions.

2.2 PCS Protocol Stack License. Subject to the terms and conditions of these PCS Sector Terms, and except as otherwise qualified in any of Schedules A, Schedule B or Schedule C to this Supplement B5, Motorola hereby grants to each member of the Freescale Group a perpetual, irrevocable, worldwide, non-exclusive, non-transferable, royalty-free license under the Motorola Group’s Non-Patent Intellectual Property Rights in the PCS Protocol Software to:

(a) prepare and have prepared PCS Protocol Stack Derivatives;

(b) reproduce the PCS Protocol Software solely for use in connection with the Freescale Wireless Component;

(c) use PCS Protocol Software solely in connection with the Freescale Wireless Component; and

(d) after expiration of any applicable Time-to-Market Advantage, distribute the PCS Protocol Software to third Persons solely for use in connection with the Freescale Wireless Component.

2.3 PCS System Tools License. Subject to the terms and conditions of these PCS Sector Terms, Motorola hereby grants to each member of the Freescale Group a perpetual, irrevocable, worldwide, non-exclusive, non-transferable, royalty-free license under the Motorola Group’s Non-Patent Intellectual Property Rights in the PCS System Tools to: (a) prepare and have prepared Derivatives of the PCS System Tools; (b) reproduce and use the PCS System Tools and Derivatives of the PCS System Tools solely for use in connection with the Freescale Wireless Platform and Freescale Wireless Component; and (c) distribute and sublicense the PCS System Tools solely as set forth in Section 2.7 (PCS Sublicense) and solely for use in connection with the Freescale Wireless Platform and Freescale Wireless Component.

2.4 PCS Documentation License. Subject to the terms and conditions of these PCS Sector Terms, Motorola grants to each member of the Freescale Group, a perpetual, irrevocable, worldwide, non-exclusive, royalty-free, non-transferable license under the Motorola Group’s Non-Patent Intellectual Property Rights in the PCS Documentation to: (a) use, display, distribute, reproduce, and create Derivatives of the PCS Documentation; (b) incorporate any such material into written materials produced by any member of the Freescale Group; and (c) use such

B5-6

material to further Freescale’s support maintenance, development and distribution efforts in connection with the PCS Protocol Software.

2.5 Other PCS Deliverables. From time to time, Freescale may request delivery of and a license for any or all of the deliverables set forth on Schedule G to this Supplement B5 which request shall not be unreasonably denied. Such delivery and license shall be subject to terms and conditions to be agreed upon by the parties in writing (including any applicable royalties).

2.6 Wireless Reference Designs Licenses. Subject to the terms and conditions of these PCS Sector Terms, Motorola hereby grants to each member of the Freescale Group a perpetual, irrevocable, worldwide, non-exclusive, non-transferable, royalty-free license under Motorola Non-Patent Intellectual Property Rights in the Wireless Reference Designs to: (a) prepare and have prepared Derivatives of the Wireless Reference Designs (the “Reference Design Derivatives”); and (b) use, reproduce, display and distribute such Wireless Reference Designs solely for use in connection with a Freescale Semiconductor Product; and (c) sublicense the foregoing rights solely pursuant to an agreement that reasonably protects Motorola and its interest in the Wireless Reference Designs and solely to the extent necessary for Freescale customers to (i) incorporate the Wireless Reference Designs and Reference Design Derivatives into Freescale customer equipment, or (ii) use Wireless Reference Designs and Reference Design Derivatives in connection with Freescale customer equipment. With respect to the Motorola Source Code provided by Freescale to Freescale’s customers for use in connection with the Wireless Reference Designs; the foregoing license includes the right to distribute such Source Code to third Persons and to sublicense such Source Code to third Persons for use in connection with a Freescale Semiconductor Product.

2.7 PCS Sublicense.

(a) Subject to the terms and conditions of these PCS Sector Terms, Motorola hereby grants to each member of the Freescale Group a perpetual, irrevocable, worldwide, non-exclusive, non-transferable, royalty-free license under the Motorola Group’s Non-Patent Intellectual Property Rights in the PCS Phone Deliverables to sublicense the rights set forth in Section 2.2 (PCS Protocol Stack License), Section 2.3 (PCS System Tools License) and Section 2.4 (PCS Documentation License) solely to Authorized Sublicensees without the right to grant further sublicense of such rights; provided, however that all such sublicensees have executed a written, enforceable sublicense agreement that (to the extent permitted by applicable mandatory law): (i) contains at least the license limitations and contractual restrictions set forth herein with respect to the PCS Protocol Software and PCS System Tools; (ii) where the agreement covers the Wireless Platform and/or PCS Protocol Software for UMTS, contains the patent covenant not to sue set forth in Schedule H (Section 2) to this Supplement B5; and (iii) is otherwise at least as protective of Motorola (and Motorola’s interests in the PCS Protocol Software) as these PCS Sector Terms.

(b) Subject to any restrictions set forth in Schedule A, Schedule B and Schedule C of this Supplement B5, the sublicense right of Section 2.7 above further includes the right to sublicense Source Code of the PCS Protocol Software and the PCS System Tools to

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Authorized Sublicensees who are Tier 1 OEMs; provided, however, that: (i) such Authorized Sublicensees may not further distribute the PCS Protocol Software except in Object Code form and solely for use in connection with a Freescale Wireless Component; (ii) the applicable Freescale Group member uses good faith efforts to disclose such Source Code to such Authorized Sublicensees only in a manner, and on such terms, as are reasonably calculated to maintain the confidentiality and secrecy of such Source Code; and (iii) the sublicense agreement described in Section 2.7(a) above further includes a patent covenant not to sue substantially in the form set forth in Schedule H (Section 1) to this Supplement B5.

2.8 Motorola Delivered Software Covenant.

(a) Motorola hereby grants a worldwide, non-exclusive, non-transferable, royalty-free covenant that, during the five (5) year period following the Effective Date, no member of the Motorola Group will assert Non-Essential Patent Claims against a third Person purchasing the Freescale Wireless Component from any member of the Freescale Group or its distributors for direct infringement of such Non-Essential Patent Claims by the PCS Protocol Stack (as delivered by Motorola under these PCS Sector Terms) that are licensed for use as part of a Freescale Wireless Platform (“Motorola Delivered Software”) and incorporated by such third Person into its Wireless Equipment.

(b) The covenant set forth in Section 2.8(a) does not preclude any member of the Motorola Group from asserting Non-Essential Patent Claims against third Person Wireless Equipment that uses alternative Software provided by suppliers that are not members of the Freescale Group, or that do not incorporate any Motorola Delivered Software. In addition, the covenant set forth in Section 2.8(a) does not apply where:

(i) the third Person has a written agreement with any member of the Motorola Group in which such third Person has licensed the Non-Essential Patent Claims or in which such third Person may elect to receive a license to Non-Essential Patent Claims; or

(ii) the asserted infringement is based on the combination of the Motorola Delivered Software with any hardware, Software, or other matter that is either not provided by Motorola to Freescale under these PCS Sector Terms, or that is not in the form provided by Motorola to Freescale under these PCS Sector Terms (including, without limitation, components of the Freescale Wireless Component and Freescale Wireless Platform that constitute PCS Derivatives or that are otherwise not provided by Motorola under these PCS Sector Terms).

(c) Without limiting anything in this Section 2.8 (Motorola Delivered Software Covenant) the covenants set forth in Section 2.8(a) shall automatically terminate with respect to a third Person in response to such third Person’s: (i) claim or demand that a license is required under any of its Patents; or (ii) seeking a declaratory judgment of invalidity or non-infringement with respect to any Patent of any member of the Motorola Group. For clarification, a third Person’s assertion of a claim or demand of a Patent against a member of the Motorola Group in response to a member of the Motorola Group first asserting Essential Patent Claims against such third Person will not cause the covenants in Section 2.8(a) to terminate, unless and

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until such third Person asserts in litigation a claim of patent infringement against any member of the Motorola Group.

(d) If any member of the Motorola Group or Freescale Group, respectively, assigns to a third Person any Motorola Patent that is otherwise subject to any of the covenants set forth in Section 2.8(a) then: (i) notwithstanding such assignment, such assigned Motorola Patent shall remain subject to the applicable covenants set forth in Section 2.8(a); and (ii) the assigning party shall notify the third Person assignee that the assigned Motorola Patent shall remain subject to the applicable covenants set forth in Section 2.8(a).

3.	JAVA SOFTWARE DELIVERY AND LICENSE

3.1 Java Technology Deliveries. To the extent that Motorola does not have possession of the Freescale Java Deliverables, Freescale shall promptly following the Effective Date deliver and otherwise make available to Motorola the Freescale Java Deliverables. To the extent that Freescale is not already in possession of the Freescale Java Deliverables as of the Effective Date, Motorola shall, promptly following the Effective Date, deliver and otherwise make available to Freescale the Freescale Java Deliverables. Notwithstanding the foregoing, Freescale acknowledges and agrees that Motorola’s delivery obligation under this Section 3.1 (Java Technology Deliveries) as well as the rights and licenses granted below with respect to the Freescale Java Deliverables are: (a) subject to the terms and conditions of the then current Java license agreement between Motorola and Sun Microsystems, Inc.; and (b) subject to and contingent upon Freescale timely obtaining its own appropriate Java license from Sun Microsystems, Inc.

3.2 Java Deliverables License. Subject to the terms and conditions of these PCS Sector Terms, Motorola hereby grants to each member of the Freescale Group a perpetual, irrevocable, worldwide, non-exclusive, non-transferable, royalty-free license under Motorola Non-Patent Intellectual Property Rights in the Freescale Java Deliverables to: (a) prepare and have prepared Derivatives of the Freescale Java Deliverables (the “Freescale Java Derivatives”); and (b) use, reproduce, display and distribute such Freescale Java Deliverables and Freescale Java Derivatives solely for use in connection with a Freescale Semiconductor Product (except as expressly identified in Schedule F).

3.3 Java Deliverables Sublicense. Subject to the terms and conditions of these PCS Sector Terms, Motorola hereby grants to each member of the Freescale Group a perpetual, irrevocable, worldwide, non-exclusive, non-transferable, royalty-free license under Motorola Non-Patent Intellectual Property Rights in the Freescale Java Deliverables to sublicense the rights set forth in Section 3.2(b) (Java Deliverables License), including but not limited to sublicensing the Source Code of Freescale Java Deliverables and Freescale Java Deliverables, to third Persons solely to the extent necessary for Freescale customers to: (a) either (i) incorporate Freescale Java Deliverables and Freescale Java Derivatives into Freescale customer equipment or (ii) use Freescale Java Deliverables and Freescale Java Derivatives in connection with Freescale customer equipment; and (b) distribute in object code form only such Freescale Java

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Deliverables and Freescale Java Derivatives as incorporated in, or used in connection with, such Freescale customer equipment.

3.4 MotoJUIX. In the event any member of the Motorola Group makes commercially available licenses to all or part of the MotoJUIX platform, such member of the Motorola Group will offer such licenses to members of the Freescale Group under commercially reasonable terms and conditions that are no less favorable than those offered to any other similarly situated licensee.

4.	GENERAL RESTRICTIONS AND RETAINED RIGHTS

4.1 Restrictions.

(a) Legal Notices and Source Code Disclosure – Except as expressly set forth herein, or as Motorola otherwise expressly approves in writing: (i) each member of the Freescale Group shall reproduce and include on all copies and media for the Project Deliverables and Project Derivatives the product identification, copyright notice and any legal legend that appears on the Project Deliverables as originally provided by Motorola hereunder; (ii) no member of the Freescale Group shall (and no member of the Freescale Group shall authorize, encourage or facilitate any third Person to): (A) remove alter or obscure any product identification, copyright notice or any legal legend required to be included on the Project Deliverables and Project Derivatives as set forth above; or (B) distribute, disclose or otherwise make available to any third Person the Source Code for any Project Deliverable.

(b) Confidentiality – Without limiting the foregoing, the parties acknowledge and agree that all information and material exchanged in connection with these PCS Sector Terms are subject to the confidentiality provisions set forth in Section 7 (Confidentiality) of the Agreement.

(c) Reverse Engineering – Except as expressly set forth herein, or as Motorola otherwise expressly approves in writing, no member of the Freescale Group shall authorize, encourage or facilitate any sublicensee or other third Person to decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any Source Code or underlying ideas or algorithms of all or any portion of the PCS Protocol Software or PCS System Tools or any Derivatives thereof by any means whatsoever, except solely to the extent (and for such purposes as) permitted under applicable law notwithstanding the foregoing prohibition.

(d) Freescale Wireless Platforms – No license or right is granted hereunder to use, distribute or sublicense the PCS Protocol Software or PCS System Tools (or any Derivatives of the foregoing) for use in connection with any processor other than the Freescale Wireless Component. Accordingly, Freescale acknowledges and agrees that: (i) no member of the Freescale Group shall (and no member of the Freescale Group shall authorize, encourage or enable any third Person to) use, distribute or sublicense the PCS Protocol Software or PCS System Tools (or any Derivatives of the foregoing) for use in connection with any processor other than the Freescale Wireless Component; and (ii) without limiting any other right or remedy

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available to Motorola hereunder, any violation of the terms and conditions of Section 2 (PCS Protocol Software Delivery and License) of this Supplement B5 constitutes both a breach of these PCS Sector Terms as well as an infringement of Motorola’s Non-Patent Intellectual Property Rights.

4.2 Retained Rights.

(a) General Ownership – Motorola hereby expressly reserves all rights in and to all copies and portions of the Project Deliverables (including, without limitation, PCS Protocol Stack Object Code and Source Code) including all Patent and Non-Patent Intellectual Property Rights therein and thereto that are not expressly granted in Section 2.2 (PCS Protocol Stack License), Section 2.3 (PCS Systems Tools License), Section 2.4 (PCS Documentation License), Section 2.6 (Wireless Reference Designs Licenses), Section 2.7 (PCS Sublicense), Section 2.8 (Motorola Delivered Software Covenant) or Section 3.2 (Java Deliverables License). Without limiting the foregoing, except as expressly set forth in Section 2.8 (Motorola Delivered Software Covenant) no right or interest with respect to any Motorola Patents are granted under Section 2 (PCS Protocol Software Delivery and License) or Section 3 (Java Software Delivery and License) and the parties acknowledge and agree that such rights are granted with respect to the Project Deliverables and Project Derivatives, if at all, pursuant to Section 4 of the Agreement (Patent License and Non-Assert). Notwithstanding the foregoing, nothing in these PCS Sector Terms shall be construed as a transfer or assignment by Freescale of any Freescale Technology embodied in or used to develop or manufacture the PCS Phone Deliverables.

(b) Ownership of Derivatives – The parties acknowledge and agree that: (i) Motorola shall retain all rights in and to the underlying PCS Protocol Stack (which shall remain unaffected by the creation of such PCS Protocol Stack Derivatives); and (ii) Freescale shall retain all right in and to the specific modifications, adaptations, etc., comprising Derivative portions of the PCS Protocol Stack Derivative (which shall remain subject to Motorola’s underlying rights in and to the PCS Protocol Stack Derivative); and (iii) in addition to the Derivative portions of the PCS Protocol Stack Derivative, Freescale shall retain all rights in and to all other Project Derivatives made by the Freescale Group (which Derivatives shall remain subject to Motorola’s underlying rights in and to the Project Deliverables).

(c) Patent Rights to Derivative Technology – The right to create Derivatives granted above shall not be construed to confer any Patent rights with respect to such Derivatives except, and solely to the extent, such Patent rights are granted hereunder with respect to the underlying Technology in the Project Deliverables as delivered hereunder.

5.	MANAGEMENT, SUPPORT, SOURCING AND COLLABORATION

5.1 Project Managers. Each party shall appoint an individual with overall responsibility for its respective activities under these PCS Sector Terms (a “Project Manager”). The initial Project Manager for Freescale is Franz Fink; the initial Project Manager for Motorola is Rob Shaddock. Either party may change or substitute their Project Manager from time to time by providing written notice to the other party.

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5.2 Technical Support and Training. Motorola shall have no obligation to provide technical assistance or other support (including any upgrades, updates or new releases) with respect to any of the Technology licensed under these PCS Sector Terms. Such excluded services may be provided under a separate written agreement on such terms and conditions as the parties agree upon in writing.

5.3 Collaboration.

(a) Strategic Customer Design Wins – Each party agrees to use commercially reasonable efforts to fulfill the objectives under Schedule I.

(b) Motorola and Freescale Software Collaboration – Each party agrees to use commercially reasonable efforts to perform its obligations under Schedule J.

6.	PCS RIGHTS ENFORCEMENT

6.1 Notification. Freescale will use reasonable, good-faith efforts to give Motorola prompt written notice of any suspected infringement or misappropriation of any of Motorola’s Non-Patent Intellectual Property Rights in the Project Deliverables or Project Derivatives of which Freescale becomes aware.

6.2 Assistance Conditions. Freescale shall be entitled to Motorola’s assistance pursuant to Section 6.3 (Enforcement Assistance) with regard to legal actions that Freescale brings against third Persons for infringement or misappropriation of Freescale’s Non-Patent Intellectual Property Rights in Project Derivatives if: (a) at least thirty (30) days before bringing an action, Freescale provides Motorola with a written analysis of the factual and legal grounds for the infringement claims that is sufficient to demonstrate a reasonable likelihood of success of the legal action without undue risks to Motorola’s rights or interests (“Analysis”); (b) Motorola fails to give reasonable assurances to Freescale that Motorola itself will pursue the infringement claim within thirty (30) days of Motorola’s receipt of the Analysis and any additional information reasonably requested by Motorola; (c) Freescale reimburses Motorola on a monthly basis (within thirty (30) days of Freescale’s receipt of Motorola’s invoices) for any out-of-pocket costs and time expenditure of one outside legal counsel reasonably acceptable to Motorola that Motorola incurs in the process of providing assistance in accordance with Freescale’s requests; (d) Freescale refrains from pursuing, settling or otherwise resolving or attempting the action in any manner that creates an unreasonable risk of preventing Motorola from continuing its business as then conducted or otherwise adversely affecting Motorola’s rights or interests (including, without limitation, an unreasonable risk of successful counterclaims for patent or claim invalidity or to narrow claim construction); and (e) Freescale keeps Motorola reasonably informed of the progress of such actions (including, as requested, providing notice and copies of significant dates, appearances and filings) and provides Motorola or its designee with a reasonable opportunity to consult and advise with respect to such actions.

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6.3 Enforcement Assistance. If and so long as the conditions set forth in Section 6.2 (Assistance Conditions) are met, Motorola shall:

(a) Legal Assistance – take one or more of the following actions that are necessary to confer standing to sue and entitlement to all available remedies on Freescale in the jurisdiction(s) where Freescale reasonably requests to bring a lawsuit provided that Motorola may decide, at its sole discretion, which actions to take if more than one approach is available: (i) consent to Freescale’s lawsuit, (ii) authorize Freescale to bring suit, apply for injunctions, settle the claim, and collect on a settlement or judgment in Motorola’s name, (iii) join Freescale’s lawsuit as a party, (iv) assign to Freescale damages claims for past infringements or misappropriation, or (v) grant Freescale other necessary rights that do not adversely affect Motorola’s interests, subject to an agreement negotiated between the parties in good faith; and

(b) Procedural Support – make reasonable efforts to provide access to information and witnesses that are available to Motorola, that Motorola can make available without adversely affecting its own rights and interests, and that Freescale needs to justify and prove the infringement or misappropriation claims, subject to the condition that Freescale and its counsel work cooperatively with Motorola and its counsel and take all steps that are reasonably requested by Motorola or necessary to maximize Motorola’s retention of all privileges, including without limitation, trade secret protection and the attorney-client and work-product privileges.

If Freescale brings an action for infringement or misappropriation of its Non-Patent Intellectual Property Rights in the Project Derivatives and the conditions in Section 6.2 (Assistance Conditions) are not met, Motorola shall nonetheless provide Freescale reasonable cooperation in connection with such lawsuit as Motorola may determine, which may include some or all of the assistance called for in Subsection (a) above. If Motorola elects to bring an action under Section 6.2(b) in lieu of providing Enforcement Assistance, Freescale shall provide reasonable cooperation to Motorola in connection with the enforcement of such action.

6.4 Expiration of Assistance Obligations. Three (3) years after the Effective Date, Freescale’s entitlement to Motorola’s assistance provided in Section 6.3 (Enforcement Assistance) shall expire provided that Section 6.2 (Assistance Conditions) shall continue to apply for one (1) year with regard to any lawsuits that Freescale has filed against third Person infringers in a court of competent jurisdiction prior to the end of said three (3) year-period in accordance with this Section 6 (PCS Rights Enforcement).

7.	TERMINATION

7.1 Term and Renewal. The term of these PCS Sector Terms shall be for an initial period of five (5) years from the Effective Date (the “Initial Term”) and shall automatically renew for successive twelve (12) month periods (each a “Renewal Term”) unless either party notifies the other party at least sixty (60) days prior to the expiration of the then current Initial Term or Renewal Term (as applicable) of its desire not to renew these PCS Sector Terms.

7.2 Change of Control. If there is a Change of Control of Freescale, or if a third Person otherwise acquires all or substantially all of Freescale’s assets, then (subject to

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Section 3.5 (Assignment of Technology Licenses) and Section 9.2 (Change of Control) of the Agreement):

(a) If such Change of Control or acquisition occurs before the three (3) year anniversary of the Effective Date: (i) where the acquiring or controlling entity is a wireless communication device provider, Motorola shall have no further obligations under Section 2.8 (Motorola Delivered Software Covenant), Section 6 (PCS Rights Enforcement) or Section 5 (Management, Support, Sourcing and Collaboration); and (ii) where the acquiring or controlling entity is not a wireless communication device provider, Motorola shall have no further obligations or liability under Section 5 (Management, Support, Sourcing and Collaboration);

(b) If such Change of Control or acquisition occurs after the three (3) year anniversary of the Effective Date, Motorola shall have the right to terminate these PCS Sector Terms upon written notice to Freescale; and

(c) If Freescale does not remain a separate identifiable business after such Change of Control or acquisition (e.g., Freescale is merged with the acquiror of its stock or assets), Motorola shall have no further obligations under Section 2.8 (Motorola Delivered Software Covenant), Section 6 (PCS Rights Enforcement) or Section 5 (Management, Support, Sourcing and Collaboration).

7.3 Effect of Termination or Non-Renewal. Upon termination or non-renewal of these PCS Sector Terms, all rights and obligations under these PCS Sector Terms shall terminate, provided, however, that (subject to Section 9.2 (Change of Control) of the Agreement) the licenses and covenants not to assert in Section 2 (PCS Protocol Software Delivery and License) and Section 3 (Java Software Delivery and License) and the rights and restrictions set forth in Section 4 (General Restrictions and Retained Rights) shall survive in accordance with their terms. The parties agree that upon expiration of the covenant set forth in Section 2.8(a) no damages will accrue and members of the Motorola Group will not seek damages with respect to accused Wireless Equipment that incorporates Motorola Delivered Software and that is sold by such third Person prior to the expiration of such covenant.

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INTELLECTUAL PROPERTY LICENSE AGREEMENT

SUPPLEMENT B6 SECTOR LICENSE TERMS

MOTOROLA LABORATORIES AND SOFTWARE

These Motorola Laboratories and Software Sector License Terms (these “Mot-Lab Terms”) set forth the terms and conditions pursuant to which: (a) each party will license certain of its Technology, Patents and Non-Patent Intellectual Property Rights relating to the Motorola corporate laboratory projects listed in Schedule A below (each a “Mot-Lab Project”) to members of the other party’s Group; and (b) Motorola will license certain of its internal business management Software to members of the Freescale Group for use in connection with the administration and operation of the Freescale Business.

Except as expressly set forth below, the terms and conditions otherwise set forth in the Agreement shall apply with respect to Technology, Patents and Non-Patent Intellectual Property Rights developed or otherwise acquired solely or jointly by or for Freescale and/or the Motorola corporate laboratories (“Mot-Labs”). In addition, all terms not defined in these Mot-Lab Terms shall have the meaning set forth in the Agreement.

1.	DEFINITIONS

1.1 “Body of Knowledge Documents” means, with respect to a Mot-Lab Project, the project reports prepared by project engineers for such Mot-Lab Project, in the form such reports exist on the Effective Date.

1.2 “Continuation Project” has the meaning set forth in Article 4 (Continuation Project Rights).

1.3 “Continuation Technology” means Technology conceived, developed and reduced to practice solely or jointly by the parties as part of a Continuation Project during the period commencing on the Effective Date and ending December 31, 2004.

1.4 “Derivative Technology” means any Derivative of the Licensed Technology.

1.5 “DragonBall-MX Drivers” means the Software device driver for Motorola’s DragonBall-MX1 or DragonBall MXL solutions referenced in Addendum A dated January 1, 2003 to that certain Memorandum of Understanding for PPSM-GT and Baseline OS for DragonBall and DragonBall-MX1 between Motorola’s Global Software Group (GSG) China and Semiconductor Products Sector (SPS) Wireless Mobile Systems Group (WMSG).

1.6 “Freescale Laboratory Patent” means a Freescale Patent: (a) assigned to Freescale under the Intellectual Property Assignment Agreement and set forth on a schedule to this Supplement B6 that is identified in the Projects Table as a schedule of “Freescale Laboratory

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Patents”; and (b) based on an invention disclosure that is set forth on such schedule and that is filed before the one (1) year anniversary of the Effective Date.

1.7 “Freescale Laboratory Technology” means all Freescale Technology assigned to Freescale under the Intellectual Property Assignment Agreement that was developed in connection with a Mot-Lab Project for which “Freescale Laboratory Technology” is identified as the “Technology Licensed” in the Projects Table.

1.8 “Freescale Sector Patents” means, solely with respect to these Mot-Lab Terms, the Freescale Laboratory Patents as well as the Patents to be owned by Freescale pursuant to Section 4.2 (Continuation Patent Ownership and License).

1.9 “Freescale Sector Technology” means, solely with respect to these Mot-Lab Terms, the Freescale Laboratory Technology as well as the Continuation Technology to be owned by Freescale pursuant to Section 4.1 (Continuation Technology Ownership and License).

1.10 “General Laboratory Contact” has the meaning set forth in Section 6.3 (Technology Transfer Planning).

1.11 “GSG Software” means the DragonBall-MX Drivers, HDD Software, PPSM-GT Driver, RMA Software Tool, SIP Software, ISH Software, MMS Software, MicroBrowser Software and TRIO Software

1.12 “HDD Software” means the HDD reference system Software referenced in Addendum A of that certain Memorandum of Understanding dated November 15, 2003 between Motorola’s Global Software Group (GSG) India and Semiconductor Products Sector (SPS) Transportation and standard Products Group– Digital Audio, Radio and Telematics (TPSG-DART).

1.13 “ISH Software” means a flash memory management system referenced in Annex A to that certain Memorandum of Understanding between Semiconductor Products Sector (SPS) Wireless and Broadband Systems Group (WBSG) Hong Kong and Motorola’s Global Software Group (GSG) that: (a) was developed by Motorola’s Commercial, Governmental & Industrial Solutions Sector (CGISS); (b) emulates and is compatible with Intel FDI (Flash Data Integrator) 4.0 Software in terms of functionality and API interface; and (c) incorporates the changes to Intel FDI Software by Motorola’s Personal Communications Sector (PCS).

1.14 “Licensed Technology” means, as applicable, the Motorola Sector Technology and Freescale Sector Technology licensed under this Supplement B6.

1.15 “Intellectual Property Assignment Agreement” means that certain Intellectual Property Assignment Agreement entered into by Motorola and Freescale on or about the Effective Date.

1.16 “MicroBrowser Software” means the Motorola MicroBrowser, releases 1.2.x and 2.x, referenced in that certain Memorandum of Understanding dated August 20, 2002 between

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Motorola’s Global Software Group (GSG) and Semiconductor Process System (SPS) Wireless and Broadband Systems Group (WBSG).

1.17 “MMS Software” means the GSG Multimedia Messaging Service (MMS) client Software referenced in Appendix C to that certain Memorandum of Understanding dated August 20, 2002 between Motorola’s Global Software Group (GSG) and Semiconductor Process System (SPS) Wireless and Broadband Systems Group (WBSG).

1.18 “Motorola External Access Tool” means a Motorola Proprietary Tool that Freescale has been authorized by Motorola in writing (pursuant to Section 2.4(a)) to permit a customer, supplier or partner to access and use.

1.19 “Motorola Laboratory Patent” means a Motorola Patent: (a) set forth on a schedule to this Supplement B6 that is identified in the Projects Table as a schedule of “Motorola Laboratory Patents”; and (b) based on an invention disclosure that is set forth on such schedule and that is filed before the one (1) year anniversary of the Effective Date.

1.20 “Motorola Laboratory Technology” means all Motorola Technology that was developed in connection with a Mot-Lab Project for which “Motorola Laboratory Technology” is identified as the “Technology Licensed” in the Projects Table.

1.21 “Motorola Proprietary Tools” means Software that, as of the Effective Date, is: (a) owned by any member of the Motorola Group; and (b) used by or for the Semiconductor Product Sector for the administration and operation of the Freescale Business. For clarity, the Motorola Proprietary Tools do not include any Third Person Tools.

1.22 “Motorola Sector Patents” means, solely with respect to these Mot-Lab Terms, the Motorola Laboratory Patents as well as the Patents to be owned by Motorola pursuant to Section 4.2 (Continuation Patent Ownership and License).

1.23 “Motorola Sector Technology” means, solely with respect to these Mot-Lab Terms, the Motorola Laboratory Technology, Motorola Proprietary Tools, GSG Software, Zhanet Software as well as the Continuation Technology to be owned by Motorola pursuant to Section 4.1 (Continuation Technology Ownership and License).

1.24 “PPSM-GT Driver” means the Software device driver for Motorola’s Personal Portable System Manager (PPSM) Graphics Tools referenced in Addendum A dated January 1, 2003 to that certain Memorandum of Understanding for PPSM-GT and Baseline OS for DragonBall and DragonBall-MX1 between Motorola’s Global Software Group (GSG) China and Semiconductor Products Sector (SPS) Wireless Mobile Systems Group (WMSG).

1.25 “Project Specific Contact” means, with respect to a Mot-Lab Project, the applicable Motorola or Freescale contact identified by the General Laboratory Contacts pursuant to Section 6.3 (Technology Transfer Planning) as the parties respective contacts for facilitating the transfer of Motorola Laboratory Technology and/or Freescale Laboratory Technology pursuant to Article 5 (Laboratory Technology Transfer); provided, however, that each party may

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change or substitute their Project Specific Contact from time to time upon written notice to the other party.

1.26 “Projects Table” means the table of Mot-Lab Projects set forth in Schedule A (Mot-Lab Projects Table) to this Supplement B6.

1.27 “Project Technology Transfer Schedule” has the meaning set forth in Section 6.3 (Technology Transfer Planning).

1.28 “RMA Software Tool” means the Rate Monotonic Analysis Software Tool for the OSEK™ Real Time Operating System (OSEK RTOS) developed under that certain Memorandum of Understanding dated November 22, 2002 and amended by Addendum A thereto dated January 30, 2003 between Motorola’s Global Software Group (GSG) Russia and Metrowerks Transportation Industry Group (TIG).

1.29 “SIP Software” means the Session Initiation Protocol Software for VoIP Internet Adapter Device developed as part of the Multi-Service Adapter Project under that certain Memorandum of Understanding dated October 6, 2003 between Motorola’s Global Software Group (GSG) India and Semiconductor Products Sector (SPS) NCSG NCSD.

1.30 “Technology Transfer Projects” means a Mot-Lab Project for which a Technology Transfer is indicated in the Projects Table.

1.31 “Third Person Tools” means any Software or related documentation owned by or licensed from any third Person that has been used by the Semiconductor Product Sector for the administration and operation of the Freescale Business.

1.32 “TRIO Software” means the compressed audio compact-disc (CD) playback reference system software in that certain Memorandum of Understanding dated November 15, 2003 between Motorola’s Global Software Group (GSG) India and Semiconductor Products Sector (SPS) Transportation and standard Products Group – Digital Audio, Radio and Telematics (TPSG-DART).

1.33 “WLAN Projects” means the Motorola laboratory projects designated as of the Effective Date as the: (a) Wireless LAN QoS and VoIP project; (b) Wireless LAN Link Adaptation and Power Savings project; (c) Wireless LAN NIMO Technology and MAC Enhancements for 802.11n.

1.34 “Zhanet Technology” means: (a) Software that enables residential gateways to establish NAT-less connections between the privately-address domains they hide from the open internet; and (b) Technology comprising a bootable CD-ROM image that can be installed on a PC with multiple wireline and WLAN network interfaces and subsequently configured with minimal user intervention.

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2.	LABORATORY LICENSE GRANTS

2.1 Motorola Laboratory Patent License. Subject to the terms and conditions set forth in these Mot-Lab Terms, and in addition to any license granted in Section 4.3 of the Agreement under such Patents, Motorola hereby grants to each member of the Freescale Group, under the Motorola Laboratory Patents, a personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license to make and have made, sell, offer to sell, import and dispose of any Semiconductor Product. No right or license is granted under this Section 2.1 (Motorola Laboratory Patent License) to sublicense any of the foregoing rights to third Persons.

2.2 Freescale Laboratory Patent License. Subject to the terms and conditions set forth in these Mot-Lab Terms, and in addition to any license granted in Section 4.1 of the Agreement under such Patents, Freescale hereby grants to each member of the Motorola Group, under the Freescale Laboratory Patents, a personal, worldwide, non-exclusive, non-transferable, royalty-free, paid-up right and license to: (a) use and have made Semiconductor Products; and (b) sell, offer to sell, import and dispose of any equipment offered for sale by a member of the Motorola Group that incorporates a Semiconductor Product so made. No right or license is granted under this Section 2.2 (Freescale Laboratory Patent License) to sublicense any of the foregoing rights to third Persons.

2.3 Laboratory Technology Cross-License. Subject to the terms and conditions set forth in these Mot-Lab Terms and, as applicable, Article 3 of the Agreement (Technology License Terms):

(a) Freescale hereby grants to each member of the Motorola Group, under the Freescale Group’s Non-Patent Intellectual Property Rights in the Freescale Laboratory Technology, the license set forth in Section 3.1 of the Agreement (Licensed Freescale Technology Grant) with respect to such Freescale Laboratory Technology; and

(b) Motorola hereby grants to each member of the Freescale Group, under the Motorola’s Group’s Non-Patent Intellectual Property Rights in the Motorola Laboratory Technology and the Zhanet Technology, the license set forth in Section 3.2 of the Agreement (Licensed Motorola Technology Grant) with respect to such Motorola Laboratory Technology.

Notwithstanding the foregoing, the license in this Section 2.3 (Laboratory Technology Cross-License) shall only apply to: (i) Technology associated with Technology Transfer Projects; and (ii) Mot-Lab Projects for which “no Technology transfer” is indicated in the Project Tables if, and to the extent, that the applicable Technology is already in the possession of the licensed party as of the Effective Date.

2.4 Proprietary Tool Transfer and License.

(a) Freescale acknowledges and agrees that Motorola Proprietary Tools installed on Freescale servers and/or computers as of the Effective Date (or are otherwise reasonably accessible to Freescale) do not require further delivery by any member of the Motorola Group. Notwithstanding the foregoing, Motorola will also consider any reasonable

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request by Freescale prior to June 1, 2005 for the delivery of source code for specific Motorola Proprietary Tools. From time to time prior to June 1, 2005, Freescale may submit for Motorola’s approval a written request to permit a particular customer, supplier or partner access and use specific Motorola Proprietary Tool. If Motorola approves such request, Motorola may in its discretion either: (i) authorize Freescale to permit the applicable customer, supplier or partner to access and use the Motorola Proprietary Tool solely as set forth in Section 2.4(b); or (ii) directly license the Motorola Proprietary Tool to such customer, supplier or partner. Freescale may not permit any third Person to access or use the Motorola Proprietary Tools except with Motorola’s prior written approval as set forth in this Section 2.4(a).

(b) Subject to the terms and conditions of these Mot-Lab Terms, Motorola hereby grants to each member of the Freescale Group, under Motorola Non-Patent Intellectual Property Rights in the Motorola Proprietary Tools, a perpetual, irrevocable, personal, worldwide, non-exclusive, non-transferable, royalty-free right and license to: (i) prepare and have prepared Derivatives of the Motorola Proprietary Tools (the “Motorola Tool Derivatives”); (ii) reproduce and import such Motorola Proprietary Tools and such Motorola Tool Derivatives; and (iii) use, display, perform, and distribute such Motorola Proprietary Tools and such Motorola Tool Derivatives solely internally within the Freescale Group and solely for the internal administration and operation of the Freescale Business; provided, however, that members of the Freescale Group may permit their customers, suppliers and partners to access and use the Motorola External Access Tools (and Derivatives of such Tools created pursuant to this Section 2.4 (Proprietary Tool Transfer and License)) solely in connection with the internal administration and operation of the Freescale Business.

(c) No right or license is granted under these Mot-Lab Terms with respect to any Third Person Tools, regardless of whether such tools have been historically used by the Semiconductor Products Sector in connection with the Motorola Proprietary Tools or are otherwise necessary for the use of such Motorola Proprietary Tools. Freescale will be solely responsible for timely obtaining licenses to Third Person Tools and Motorola shall have no obligation or liability to the Freescale Group if for any reason Freescale is unable to do so.

3.	GSG SOFTWARE

3.1 GSG Software License. Subject to the terms and conditions of these Mot-Lab Terms, Motorola hereby grants to each member of the Freescale Group, under Motorola Non-Patent Intellectual Property Rights in the GSG Software, a perpetual, irrevocable, personal, worldwide, non-exclusive, non-transferable, royalty-bearing right and license to: (a) prepare and have prepared Derivatives of the GSG Software (the “GSG Software Derivatives”); (b) use, reproduce and import such GSG Software and such GSG Software Derivatives; and (c) display, perform and distribute such GSG Software and such GSG Software Derivatives: (i) in object code or source code form with respect to the GSG Software set forth on Schedule W and GSG Software Derivatives thereof; and (ii) only in object code form with respect to all other GSG Software and GSG Software Derivatives.

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3.2 GSG Software Fees. Freescale shall pay Motorola the applicable fees set forth in Schedule V to this Supplement B6 (the “GSG Software Fees”) for each applicable item of GSG Software. Within forty-five (45) days after the end of each calendar quarter, Freescale shall submit to Motorola a detailed written report (a “GSG Software Report”) setting forth for such quarter (and, on an aggregate basis, as of the end of such quarter): (a) unit sales of GSG Software for which any GSG Fees are due and payable by Freescale as set forth on Schedule V to this Supplement B6; (b) unit sales of Semiconductor Products or other Software with which the GSG Software is embodied or bundled and for which any GSG Fees are due and payable by Freescale as set forth on Schedule V to this Supplement B6; and (c) for each of the GSG Software, the total GSG Fees to be paid by Freescale for such calendar quarter. Within forty-five (45) days after the end of each quarter, Freescale shall submit to Motorola payment of all applicable GSG Software Fees due for such quarter in U.S. Dollars by wire transfer to an account designated from time to time by Motorola in writing.

3.3 Fee Discount. Notwithstanding the foregoing or anything else set forth in this Supplement B6, after Motorola has received GSG Fees with respect to HDD Software and the TRIO Software in the amount of Seven Hundred Seventy Eight Thousand Dollars ($778,000.00) then, if no ongoing development work continues, the GSG Fees payable with respect to the HDD Software and TRIO Software (as set forth on Schedule V to this Supplement B6), will be discounted by twenty percent (20%).

4.	CONTINUATION PROJECT RIGHTS

4.1 Continuation Technology Ownership and License. The parties acknowledge and agree that, after the Effective Date, the parties may continue their work under certain projects of the Motorola Laboratories (the “Continuation Projects”) and with respect to:

(a) the Continuation Projects identified on Schedule U of this Supplement B6, Freescale shall retain all Non-Patent Intellectual Property rights in and to the Continuation Technology developed in connection with such Continuation Projects and, subject to the terms and conditions set forth in these Mot-Lab Terms and, as applicable, Article 3 of the Agreement (Technology License Terms), Freescale hereby grants and agrees to grant each Member of the Motorola Group, under the Freescale Group’s Non-Patent Intellectual Property Rights in such Continuation Technology, the license set forth in Section 3.1 of the Agreement (Licensed Freescale Technology Grant) with respect to such Continuation Technology; and

(b) the WLAN Projects and all other Continuation Projects, Motorola shall retain all Non-Patent Intellectual Property rights in and to the Continuation Technology developed in connection with the WLAN Projects and such Continuation Projects and, subject to the terms and conditions set forth in these Mot-Lab Terms and, as applicable, Article 3 of the Agreement (Technology License Terms), Motorola hereby grants and agrees to grant each Member of the Freescale Group, under the Motorola Group’s Non-Patent Intellectual Property Rights in such Continuation Technology, the license set forth in Section 3.2 of the Agreement (Licensed Motorola Technology Grant) with respect to such Continuation Technology.

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4.2 Continuation Patent Ownership & License. With respect to any Continuation Project, the parties agree that with respect to inventions subject to Patent protection and conceived, developed and reduced to practice under such Continuation Projects prior to December 31, 2004:

(a) Motorola shall own all right title and interest in all Patents for such inventions that were conceived, developed and reduced to practice solely by employees and agents of any member of the Motorola Group and, subject to the terms and conditions set forth in these Mot-Lab Terms, and in addition to any license granted in Section 4.3 of the Agreement under such Patents, Motorola hereby grants and agrees to grant to each member of the Freescale Group, under such Patents, an irrevocable, worldwide, non-exclusive, royalty-free paid-up right and license to make and have made, sell, offer to sell, import and dispose of any Semiconductor Product. No right or license is granted under this Section 4.2(a) to sublicense any of the foregoing rights to third Persons;

(b) Freescale shall own all right title and interest in all Patents for such inventions that were conceived, developed and reduced to practice solely by employees and agents of any member of the Freescale Group and, subject to the terms and conditions set forth in these Mot-Lab Terms, and in addition to any license granted in Section 4.1 of the Agreement under such Patents, Freescale hereby grants and agrees to grant to each member of the Motorola Group, under such Patents, an irrevocable, worldwide, non-exclusive, royalty-free paid-up right and license to: (i) use and have made Semiconductor Products; and (i) sell, offer to sell, import and dispose of any equipment offered for sale by a member of the Motorola Group that incorporates a Semiconductor Product so made. No right or license is granted under this Section 4.2(b) to sublicense any of the foregoing rights to third Persons; and

(c) Motorola and Freescale shall jointly own all right title and interest in all Patents for inventions for which employees of both the Motorola Group and the Freescale Group are “joint inventors” under 35 U.S.C. §116 with each party having a transferable equal and undivided interest therein without an consent or any obligation to share or account to the other party for any royalties or other revenues received by any party therefore.

4.3 Intellectual Property Assignment. Where certain Intellectual Property Rights specified in Article 4 (Continuation Project Rights) do not automatically vest in the applicable party (the “Entitled Party”), the other party (the “Assignor”) hereby assigns, transfers and conveys (and agrees to assign, transfer and convey) to the Entitled Party all of Assignor’s right, title and interest in such Intellectual Property Rights. To the extent that such Intellectual Property Rights may not be assigned under applicable law, the Assignor hereby grants and agrees to grant to the Entitled Party an exclusive, worldwide, perpetual, irrevocable, royalty-free, paid up and unconditional license, or if such grant would be invalid or not fully enforceable under applicable law, such other right and license as the Entitled Party reasonably requests in order to acquire a legal position as close as possible to that contemplated by the parties under Article 4 (Continuation Project Rights).

4.4 Assignment Assistance. The Assignor shall provide, at the Entitled Party’s expense, all assistance reasonably required by the Entitled Party to consummate, record and

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perfect the foregoing assignment and to protect, enforce and defend its Intellectual Property Rights, including, but not limited to, signing all papers and documents necessary to register and/or record such assignment with the United States Patent & Trademark Office, United States Copyright Office, other state and federal agencies and all corresponding government agencies and departments in all other countries. Assignor hereby appoints the Entitled Party as its attorney-in-fact to act as Assignor to execute and file the papers and documents specified in this Section 4.4 (Assignment Assistance) if Assignor is unwilling or unable to comply with the foregoing sentence of this Section 4.4 (Assignment Assistance).

5.	RESERVED RIGHTS AND RESTRICTIONS

5.1 Term of Patent Licenses. Except as expressly set forth above, any license granted with respect to a party’s Patents under this Supplement B6 shall be for the lives of the applicable Patents unless earlier terminated in accordance with the Agreement.

5.2 Retained Rights. Notwithstanding anything in these Mot-Lab Terms, each member of the Motorola Group and the Freescale Group reserve all of their respective Patent and Non-Patent Intellectual Property Rights not expressly granted herein. Without limiting the generality of the foregoing: (a) each member of the Motorola Group shall retain ownership of all Motorola Patent and Motorola Patent and Motorola Non-Patent Intellectual Property Rights in and to the Motorola Sector Patents and Motorola Sector Technology; and (b) each member of the Freescale Group shall retain ownership of all Freescale Patent and Freescale Non-Patent Intellectual Property Rights in and to the Freescale Sector Patents and Freescale Sector Technology. Notwithstanding the foregoing, nothing in these Mot-Lab Terms shall be construed as a transfer or assignment by: (i) any member of the Freescale Group of any Freescale Technology embodied in or used to develop the Motorola Sector Technology or necessary to practice the Motorola Sector Patents, or (ii) any member of the Motorola Group of any Motorola Technology embodied in or used to develop the Freescale Sector Technology or necessary to practice the Freescale Sector Patents.

5.3 Derivative Technology. Notwithstanding anything in these Mot-Lab Terms, the right to create Derivative Technology granted above shall not be construed to confer any Patent rights with respect to such Derivative Technology except, and solely to the extent, such Patent rights are granted with respect to the underlying Licensed Technology.

5.4 Third Party Technology. No right or license is granted hereunder with respect to any third Person Technology incorporated or embodied in or necessary to use or make the Licensed Technology or to practice any of the Motorola Sector Patents or Freescale Sector Patents.

5.5 Legal Notices and Source Code Disclosure. Except as expressly set forth herein, or as otherwise expressly approved in writing: (a) each member of a party’s Group shall reproduce and include on all copies and media for the Licensed Technology of the other party (and any Derivatives thereof) the product identification, copyright notice and any legal legend that appears on such Licensed Technology as originally provided by a member of the Motorola

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Group hereunder; (b) no member of the either party’s Group shall (and no member of the either party’s Group shall authorize, encourage or facilitate any third Person to): (i) remove alter or obscure any product identification, copyright notice and any legal legend required to be included on the Licensed Technology of the other party as set forth above; or (ii) distribute, disclose or otherwise make available to any third Person the Source Code for any Licensed Technology.

5.6 Reverse Engineering. Except as expressly set forth herein, or as otherwise expressly agreed upon in writing, no member of the either party’s Group shall authorize, encourage or facilitate any sublicensee or other third Person to decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any Source Code or underlying ideas or algorithms of all or any portion of the Licensed Technology of the other party or any Derivatives thereof by any means whatsoever except solely to the extent (and for such purposes as) permitted under applicable law notwithstanding the foregoing prohibition.

6.	LABORATORY TECHNOLOGY TRANSFER

6.1 Laboratory Transfer Process. Notwithstanding anything to the contrary in Supplement C to the Agreement (Technology Transfer Plan), the parties shall coordinate and execute the transfer of Motorola Laboratory Technology and Freescale Laboratory Technology, as applicable, in accordance with this Article 6 (Laboratory Technology Transfer).

6.2 Body of Knowledge Documents. Within thirty (30) days after the Effective Date, the party licensing Technology under these Mot-Lab Terms with respect to a Mot-Lab Project shall provide the other Party with the applicable Body-of-Knowledge Documents for such Mot-Lab Project to the extent such documents are not already in the other party’s possession.

6.3 Technology Transfer Planning. Within sixty (60) days after the Effective Date the parties respective general laboratory contacts (each a “General Laboratory Contact”) shall meet to define a priority list and schedule for the appropriate disclosure and transfer of Technology with respect to the Technology Transfer Projects (the “Project Technology Transfer Schedule”) and, as part of such meeting, shall designate the parties respective Project Specific Contacts. As of the Effective Date, the General Laboratory Contact for Motorola shall be Morris Moore and the General Laboratory Contact for Freescale shall be Michael McClaughry. Each party may change or substitute their General Laboratory Contact from time to time upon written notice to the other party.

6.4 Technology Transfer Execution. For each Transferred Project, the parties shall execute the disclosure and transfer of applicable Motorola Laboratory Technology and/or Freescale Laboratory Technology, as applicable, in accordance with the Project Technology Transfer Schedule. The Project Specific Contacts for each Mot-Lab Project shall be responsible for coordinating and ensuring the timely transfer of Technology for such project. Without limiting the foregoing, after the development of the Project Technology Transfer Schedule, the parties respective Project Specific Contacts for a Mot-Lab Project shall meet at least quarterly (and otherwise as required by the Project Technology Transfer Schedule) to monitor, discuss and coordinate such transfer of Technology.

B6-10	Sector License Terms –
Motorola Laboratories and Software

7.	MOT-LAB PROJECTS TABLE

The Project Table sets forth for each specified Mot-Lab Project: (a) the project number and project title by which Motorola identified such Mot-Lab Projects as of the Effective Date; (b) the Schedule to this Supplement B6 under which certain Patents related to such Mot Lab Project are listed; and (c) whether such Patents are “Motorola Laboratory Patents” or “Freescale Laboratory Patents” for purposes of these Mot-Lab Terms; (d) whether the Technology licensed with respect to the project is “Motorola Laboratory Technology” or “Freescale Laboratory Technology”; (e) whether there will be transfer of Technology related to such Mot-Lab Project under Article 6 (Laboratory Technology Transfer); and (f) the applicable contacts Motorola and Freescale contacts for purposes of Article 6 (Laboratory Technology Transfer). The Parties acknowledge and agree that Motorola Patents and Freescale Patents that are related to a Mot-Lab Project but which are not listed on a schedule to this Supplement B6 are subject to Article 4 of the Agreement (Patent License and Non-Assert) including, as applicable, Section 4.8 (Motorola Restricted Technology) of the Agreement.

B6-11	Sector License Terms –
Motorola Laboratories and Software

INTELLECTUAL PROPERTY LICENSE AGREEMENT

SUPPLEMENT C GLOSSARY OF TECHNICAL ELEMENTS

As used in this Agreement, the following terms have the meanings set forth below:

“Circuit” means a plurality of active and/or passive elements for generating, receiving, transmitting, storing, transforming or acting in response to an electrical signal.

“Electrical Method” means a method or steps for using Circuits or Systems, whether or not combined with one or more active and/or passive elements, for performing electrical or electronic functions.

“Integrated Circuit Structure” means an integral unit consisting primarily of a plurality of active and/or passive circuit elements associated on, or in, a unitary body of Semiconductive Material for performing electrical or electronic functions.

“Packaged Device” means an integral unit consisting of one or more Semiconductor Elements and/or one or more Integrated Circuit Structures having a plurality of conductive leads, conductive traces, wire bonds, conductive bumps, or solder balls associated therewith.

“Manufacturing Apparatus” means an instrumentality or aggregate of instrumentalities primarily designed for use in the design, fabrication or testing of Semiconductor Products.

“Semiconductive Material” means any material whose conductivity is intermediate to that of metals and insulators at room temperature and whose conductivity, over some temperature range, increases with increases in temperature. Such material includes, but is not limited to refined products, reaction products, reduced products, mixtures and compounds.

“Semiconductor Element” means a device other than an Integrated Circuit Structure consisting primarily of a body of Semiconductive Material having a plurality of electrodes associated therewith, whether or not said body consists of a single Semiconductive Material or of a multiplicity of such materials, and whether or not said body includes one or more layers or other regions (constituting substantially less than the whole of said body) of a material or materials which are of a type other than Semiconductive Material.

“System” means one or more Circuits whether or not combined with one or more active and/or passive elements for performing electrical or electronic functions, whether or not a housing and/or supporting means for said circuitry is included.

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